Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

GSI GROUP INC.,

GSI GROUP CORPORATION,

JADAK, LLC,

JADAK TECHNOLOGIES, INC.,

ADVANCED DATA CAPTURE CORPORATION,

EACH OF THE SELLERS SET FORTH ON THE SIGNATURE PAGES HERETO

and

WITH RESPECT TO SECTIONS 2.2, 2.3 AND 2.5 AND ARTICLES VIII, X, XI AND XII

ONLY

MARK MCCARTHY,

AS THE EQUITYHOLDERS’ REPRESENTATIVE

Dated as of February 18, 2014

i

Exhibits

Exhibit A:	Sellers’ Ownership Interests in the Acquired Companies
Exhibit B:	Form of Escrow Agreement
Exhibit C:	Form of Purchaser Adjustment Statement
Exhibit D:	Terms of R&W Insurance Policy
Exhibit E:	Form of Flow of Funds Memorandum
Exhibit F:	Treasury Regulations Section 1.1445-2(b)(2)(iv) Certificate

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2014, by and among GSI Group Inc., a New Brunswick, Canada corporation (the “Parent”), GSI Group Corporation, a Michigan corporation that is a wholly owned subsidiary of Parent (“Purchaser”), JADAK, LLC, a New York limited liability company (the “LLC”), JADAK Technologies Inc., a New York corporation (the “Corporation”), Advanced Data Capture Corporation, a Massachusetts corporation (“ADCC” and together with the LLC and the Corporation, the “Acquired Companies”), the equity holders of the Acquired Companies set forth on the signature pages hereto (collectively, the “Sellers” and each individually, a “Seller”), and with respect to Sections 2.2, 2.3 and 2.5 and ARTICLES VIII, X, XI and XII only, Mark McCarthy, as the Equityholders’ Representative (as such term is defined in Section 12.2).

WHEREAS, the Acquired Companies are engaged in the business of developing, manufacturing and distributing Auto-ID, RFID, barcode reading and machine vision software and hardware products;

WHEREAS, the Sellers, ADCC and the Corporation are the record and beneficial owners of all of the issued and outstanding equity membership interests of the LLC (the “LLC Interests”), all of the issued and outstanding capital stock of the Corporation (the “Corporation Shares”), and all of the issued and outstanding capital stock of ADCC (the “ADCC Shares” and, together with the LLC Interests and the Corporation Shares, the “Equity Interests”), in the amounts and percentages that are set forth opposite each Seller’s name on Exhibit A attached hereto;

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell, transfer and deliver to Purchaser all of the Equity Interests.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accepted Adjustment Statement” has the meaning set forth in Section 2.3(f).

“Accountant” shall mean a certified public accountant at a nationally recognized accounting firm who is mutually agreeable to Purchaser and the Equityholders’ Representative.

“Accountant’s Report” has the meaning set forth in Section 2.3(e).

“Acquired Businesses” shall mean the businesses of the Acquired Companies and their Subsidiaries as are being conducted as of the date of this Agreement.

“Acquired Companies” has the meaning set forth in the Preamble.

“Acquired Company Employees” has the meaning set forth in Section 3.15(a).

“Acquired Company Fundamental Representations” has the meaning set forth in Section 10.1.

“Acquired Company IP” shall mean all Intellectual Property owned or purported to be owned by any of the Acquired Companies or any of their Subsidiaries, including the Scheduled Intellectual Property.

“Acquired Company Material Adverse Effect” shall mean any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Acquired Company Material Adverse Effect, (a) is or could reasonably be expected to be materially adverse to the business, operations, properties, results of operations, assets, liabilities or condition (including financial condition) of the Acquired Companies and their respective Subsidiaries, taken as a whole, or the Acquired Businesses, taken as a whole, or (b) prevents or could reasonably be expected to prevent the performance by any Acquired Company or any of its Subsidiaries or any of the Sellers of any of its obligations under this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby; provided, however, that a determination of an Acquired Company Material Adverse Effect shall exclude any Effect, resulting from (i) changes affecting the general economic, financial or political conditions, (ii) changes affecting the industry in which the Acquired Companies or their respective Subsidiaries operate, (iii) acts of terrorism, war or other force majeure events, (iv) changes in Applicable Law or GAAP (or any interpretation of GAAP) applicable to the Acquired Companies or their respective Subsidiaries, (v) the announcement, disclosure or pendency of the transactions contemplated by this Agreement (including, without limitation, (1) departure of employees of the Acquired Companies or their respective Subsidiaries, (2) loss of customers or suppliers of the Acquired Companies or their respective Subsidiaries and (3) termination or non-renewal, or notification of intent to terminate or not renew, by third parties of any Contract, in each case to the extent that any such departure, loss, termination or non-renewal can be reasonably directly attributed to the announcement or pendency of the transactions contemplated by this Agreement), (vi) failure of the Company to meet any internal projection or forecast (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Acquired Company Material Adverse Effect may be taken into account in determining whether there has been an Acquired Company Material Adverse Effect) or (vii) the treatment of the New Hancock Park Lease as a capital or financial lease instead of as an operating lease, but, in the case of each of clauses (i) through (iv) above only to the extent not disproportionately impacting the Acquired Companies or their respective Subsidiaries relative to other companies of similar size and scope in the same industry.

“Acquired Company Organizational Documents” has the meaning set forth in Section 3.1(b).

“Acquired Company Permits” has the meaning set forth in Section 3.17.

“Acquired Company Plans” has the meaning set forth in Section 3.15(a).

“Acquired Company Software Products” shall mean any and all Software distributed or otherwise provided, directly or indirectly, by the Acquired Companies or their Subsidiaries to their customers, including Software so distributed or otherwise provided by the Acquired Companies or their Subsidiaries that is embedded in hardware products sold by the Acquired Companies or their Subsidiaries or their customers.

“Actions” has the meaning set forth in Section 3.13.

“ADCC” has the meaning set forth in the Preamble.

“ADCC Shares” has the meaning set forth in the Recitals.

“ADCC Stock Agreement” has the meaning set forth in Section 7.11.

“Additional Closing Payoff Indebtedness Amount” shall mean the amount, if any, by which the Closing Payoff Indebtedness set forth in the Accepted Adjustment Statement exceeds the Estimated Payoff Indebtedness.

“Additional Closing Transaction Expenses Amount” shall mean the amount, if any, by which the Closing Transaction Expenses set forth in the Accepted Adjustment Statement exceed the Estimated Transaction Expenses.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 7.8.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.5(a).

“Ancillary Documents” shall mean, collectively, the Escrow Agreement, the Flow of Funds Memorandum, the Retention Agreements and any certificates delivered pursuant to ARTICLE IX.

“Antitrust Laws” has the meaning set forth in Section 7.2(b).

“Applicable Law” shall mean the applicable provisions of (a) all constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entities, including any building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, (b) any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, registration, clearance, declaration or filing with, or report or notice to, any Governmental Entity, and (c) all orders, decisions, directions, summons, rulings, demands, subpoenas, verdicts, writs, injunctions, judgments, awards (including the award of any arbitrator to the extent enforceable by a Governmental Entity) and decrees of or agreements with any Governmental Entity.

“Approved Indemnification Claim” has the meaning set forth in Section 10.6(b).

“Basket Amount” has the meaning set forth in Section 10.4(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Books and Records” shall mean all books and records, including all manuals, data, data models, reports, surveys, invoices, customer and supplier lists and reports, financial data and information, sales, distribution and purchase correspondence, repair logs and other notebooks and logbooks, all original and duplicate copies of the foregoing and computer Software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Business Facility” shall mean any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, (a) that is or at any time has been owned, operated, occupied, controlled or leased by any Acquired Company or any of its Subsidiaries or (b) upon which any of the Acquired Companies or any of their Subsidiaries currently performs or has at any time performed any work under any Government Contract.

“Caruso Change in Control Agreement” has the meaning set forth in Section 9.2(k).

“Caruso Severance Agreement” has the meaning set forth in Section 9.2(k).

“Cash On Hand” shall mean, as of the applicable time of measurement, the aggregate cash balance of the Acquired Companies and their Subsidiaries, whether positive or negative, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents (in each case determined in accordance with GAAP) in all accounts of any of the Acquired Companies and each of their Subsidiaries, but in all cases excluding any Restricted Cash.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payoff Indebtedness” has the meaning set forth in Section 2.3(a).

“Closing Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Closing Working Capital” shall mean, as of the applicable time of measurement, an amount equal to: (i) the Minimum Cash Amount, plus (ii) the consolidated current assets (excluding Cash On Hand, Restricted Cash and the current portion of any assets relating to current and deferred income Taxes) of the Acquired Companies and their Subsidiaries, minus (iii) the consolidated current liabilities (excluding all Payoff Indebtedness, Transaction Expenses and the current portion of any liabilities attributable to current and deferred income Taxes) of the Acquired Companies and their Subsidiaries, determined in each case in accordance with GAAP and in conformity with the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Acquired Companies in preparing the Company Financials. For the avoidance of doubt, the New Hancock Park Lease shall be treated as an operating lease for purposes of the definition of “Closing Working Capital” and the calculation of Closing Working Capital under Section 2.3.

“Closing Working Capital Shortfall” shall mean the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital set forth in the Accepted Adjustment Statement.

“Closing Working Capital Surplus” shall mean the amount, if any, by which the Closing Net Working Capital set forth in the Accepted Adjustment Statement exceeds the Target Net Working Capital.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” has the meaning set forth in Section 3.5.

“Company Customer” has the meaning set forth in Section 7.10(b).

“Company Financials” has the meaning set forth in Section 3.5.

“Company Interim Financials” has the meaning set forth in Section 3.5.

“Company Year-End Financials” has the meaning set forth in Section 3.5.

“Competing Transaction” has the meaning set forth in Section 7.12.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Continuing Employee” has the meaning set forth in Section 7.9(a).

“Contract” shall mean any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, expressed or implied.

“Controlled Group” has the meaning set forth in Section 3.15(d).

“Corporation” has the meaning set forth in the Preamble.

“Corporation Shares” has the meaning set forth in the Recitals.

“Covered Person” has the meaning set forth Section 7.4(a).

“D&O Insurance” has the meaning set forth in Section 7.4(c).

“Disclosure Schedule” has the meaning set forth in the preamble of ARTICLE III.

“Disposal Site” shall mean a landfill, disposal site, or any real property other than a Business Facility where Hazardous Materials used or generated by a Business Facility have been disposed of or otherwise released into the environment.

“Dispute Notice” has the meaning set forth in Section 10.6(b).

“Dispute Period” has the meaning set forth in Section 10.6(b).

“Dollars” or “$” shall mean United States Dollars.

“Effect” has the meaning set forth above in the definition of “Acquired Company Material Adverse Effect.”

“Environmental Laws” shall mean all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity that require or relate to the protection of human health, safety or the environment, including any of the foregoing which prohibit, regulate or control any Hazardous Materials or any Hazardous Materials Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, all as amended at any time.

“Environmental Permit” shall mean any Permit required to be obtained from any Governmental Entity with respect to any Hazardous Materials Activity, business or operation that is or was conducted by any Acquired Company or any of its Subsidiaries at any Business Facility.

“Equity Interests” has the meaning set forth in the Recitals.

“Equityholders’ Representative” has the meaning set forth in Section 12.2.

“ERISA” has the meaning set forth in Section 3.15(a).

“Escrow Agent” has the meaning set forth in Section 2.2(b).

“Escrow Agreement” has the meaning set forth in Section 2.2(b).

“Estimated Payoff Indebtedness” has the meaning set forth in Section 2.2(c).

“Estimated Payoff Indebtedness Schedule” has the meaning set forth in Section 2.2(c).

“Estimated Transaction Expense Schedule” has the meaning set forth in Section 2.2(d).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(d).

“FCPA” has the meaning set forth in Section 3.16(c).

“Final Purchase Price” has the meaning set forth in Section 2.2(a)(i).

“Flow of Funds Memorandum” has the meaning set forth in Section 9.2(j).

“Foreign Benefit Plans” has the meaning set forth in Section 3.15(b).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Bid” means any quotation, bid or proposal by any of the Acquired Companies or any of their Subsidiaries that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” shall mean any Contract, task or delivery order, blanket purchase agreement, basic agreement or binding obligation (whether performed or not) between any of the Acquired Companies or any of their Subsidiaries, on one hand, and a Governmental Entity (or a prime contractor of a Governmental Entity), on the other.

“Governmental Entity” shall mean any federal, state, provincial or local, U.S. or foreign government, court, arbitrational tribunal, administrative agency, department or commission or other governmental or regulatory authority, agency or instrumentality.

“Guarantee” shall mean (a) any guarantee of the payment or performance of any Indebtedness or other obligation of any other Person, including bonds and letters of credit provided in respect of an obligation of another Person, (b) any other arrangement whereby credit is extended to one obligor on the basis of any Contract of another Person (i) to pay the Indebtedness of such obligor, (ii) to purchase any Indebtedness owed by such obligor, or (iii) to maintain the capital, working capital, solvency or general financial condition of such obligor (including any agreement of one Person to maintain the solvency, net worth or financial condition of another Person), and (c) any liability as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture.

“Hazardous Material” shall mean any material, chemical, emission, substance, waste, toxic substance, hazardous substance, radioactive material, asbestos, petroleum and petroleum product and any other material which is regulated by any Governmental Entity as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “radioactive,” or poses a threat to worker safety, human health or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, handling, exposure to, sale, disposal, or distribution of any Hazardous Material or any product or waste containing any Hazardous Material at any Business Facility or, by or at the direction of any of the Acquired Companies or any of their Subsidiaries.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean: (a) indebtedness for borrowed money, whether secured or unsecured or for the extension of credit (including principal and interest thereon); (b) any deferred obligations for the purchase of property or services (other than ordinary course trade payables and accrued expenses); (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction securing obligations of a Person of a type described in clauses (a), (b), (c) and (d) above and clauses (f), (g) and (h) below, but only to the extent of the obligation secured; (f) all obligations to pay rent or other amounts under any lease of real or personal property, which obligations are or would be required to be classified and accounted for as capital or financial leases in accordance with GAAP, in an amount equal to the capitalized amount thereof determined in accordance with GAAP (other than any such obligations under the New Hancock Park Lease in the event that it should be treated as a capital or financial lease in accordance with GAAP); (g) all prepayment premiums and penalties, and any other fees, breakage charges, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any other item of Indebtedness; (h) the cash portion of the settlement of Contracts relating to any hedging, swap, derivative or other similar transactions; (i) all Guarantees of obligations of other Persons of the type referred to in clauses (a) through (h); (j) any compensation payments (including retention bonuses and severance) owed at the time of the Closing by any Acquired Company, on the one hand, to any current or former stockholder, equity holder, director, officer or employee of any Acquired Company, on the other hand, solely in connection with, or as a result of, the transactions contemplated by this Agreement; and (k) obligations under any foreign exchange contracts. Notwithstanding the foregoing, the term “Indebtedness” shall not include any intercompany liability or obligations owed by any Acquired Company or any Subsidiary of an Acquired Company to any other Acquired Company or Subsidiary of an Acquired Company. For purposes of clarification, the parties acknowledge and agree that the New Hancock Park Lease (and all obligations to pay rent or other amounts thereunder) shall not be considered indebtedness for purposes of this definition in the event that the New Hancock Park Lease is treated as a capital or financial lease and not as an operating lease.

“Indemnification Escrow Account” has the meaning set forth in Section 2.2(b).

“Indemnification Escrow Amount” has the meaning set forth in Section 2.2(b).

“Indemnified Party” has the meaning set forth in Section 10.6(a).

“Indemnifying Party” has the meaning set forth in Section 10.6(a).

“Initial Purchase Price” has the meaning set forth in Section 2.2(a)(i).

“Insurance Cap” has the meaning set forth in Section 7.4(c).

“Intellectual Property” shall mean any or all of the following and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: (a) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), inventions (whether or not patentable and whether or not reduced to practice), invention or patent disclosures and inventor’s certificates; (b) trade secrets, proprietary information and know-how, including methods, processes, designs, drawings, technical data and customer lists; (c) original works of authorship (whether copyrightable or not), copyrights, copyright registrations and copyright applications; (d) industrial designs and all registrations and applications thereof; (e) Marks; (f) Software; (g) moral and economic rights of authors and inventors, however denominated; and (h) all other intellectual property or industrial property rights.

“Inventory” shall mean all inventory to the extent used or held for use by the Acquired Businesses or produced in the operation or conduct of the Acquired Businesses, including raw materials, work-in-progress, finished goods and spare parts, each as determined in accordance with GAAP.

“Knowledge of the Acquired Companies” shall mean the actual knowledge of David Miller, Jeffery Pine, Kim Little, Peter Mott, Chris Daly and/or Dominick Caruso after (i) having made a reasonable effort to ascertain the fact in question by means of an inquiry directed to such managers, directors, officers, employees and advisors to any of the Acquired Companies or any of their Subsidiaries as would be reasonably likely to have information relating to the fact in question, and (ii) conducting a reasonable investigation of any relevant information received by David Miller, Jeffery Pine, Kim Little, Peter Mott, Chris Daly and/or Dominick Caruso from such inquiry if, but only if and to the extent that, it is reasonably prudent to conduct such investigation in light of any such relevant information.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Leases” has the meaning set forth in Section 3.9(b).

“Licensed IP” shall mean Intellectual Property licensed to the Acquired Companies or their Subsidiaries pursuant to any of the Material Contracts set forth on Section 3.12(a) of the Disclosure Schedule.

“Lien” shall mean any lien (including for Taxes), pledge, hypothecation, right of others, ownership interest of other Persons, charge, claim, mortgage, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including such as may arise under any Contract.

“LLC” has the meaning set forth in the Preamble.

“LLC Interests” has the meaning set forth in the Recitals.

“LLC Operating Agreement” has the meaning set forth in Section 7.11.

“Loss” and “Losses” have the meanings set forth in Section 10.2.

“Made Available” shall mean that the information referred to (a) has been actually delivered (whether by email transmission or hand delivery) to Purchaser or to its outside legal counsel or (b) has been posted in a “data room” (virtual or otherwise) established by the Acquired Companies and to which Purchaser has access, in each case, at least two (2) Business Days prior to the execution of this Agreement (or such other period prior to the execution of this Agreement as may be mutually agreed upon by the Purchaser and the Acquired Companies).

“Marks” shall mean any and all trademarks, service marks, certification marks, trade names, corporate names, domain names, logos, trade dress or other indicia of source or origin, including unregistered and common law rights in the foregoing, and all registrations of and applications to register the foregoing, in each case in any jurisdiction throughout the world.

“Material Contract” has the meaning set forth in Section 3.12(a).

“Material Customers” has the meaning set forth in Section 3.24(a).

“Material Suppliers” has the meaning set forth in Section 3.24(b).

“Minimum Cash Amount” shall mean $1,000,000 cash (other than Restricted Cash) held in one or more bank accounts of the Acquired Companies.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“New Hancock Park Lease” shall mean that certain Standard Property Lease, dated as of May 31, 2013, by and between the LLC and Hancock Park Development, LLC.

“New Plans” has the meaning set forth in Section 7.9(a).

“Objection Notice” has the meaning set forth in Section 2.3(b).

“Open Source Software” shall mean Software that is “open source” or “copyleft” as those terms are commonly understood in the software industry, including any Software that is: (a) distributed pursuant to a license or other agreement that requires licensees to disclose or otherwise make available the source code for any Software incorporating or using such licensed Software or developed using such licensed Software, or to distribute or make available such software on terms specified in such license or agreement; (b) subject to the GNU General Public License (GPL) or the GNU Lesser General Public License (LGPL) (in each case, any version thereof) or any license approved by the Open Source Initiative (as currently set forth at http://opensource.org/licenses/index.html); or (c) listed in the Free Software Directory maintained by the Free Software Foundation (in cooperation with the United Nations Education, Scientific and Cultural Organization (UNESCO)) (as currently set forth at http://directory.fsf.org/).

“Open Source Software License” shall mean a Contract pursuant to which any Open Source Software is licensed or distributed.

“Outside Time” has the meaning set forth in Section 11.1(b).

“Parent” has the meaning set forth in the Preamble.

“Payoff Indebtedness” shall mean (i) the Indebtedness of the Acquired Companies and their Subsidiaries described in clauses (a), (b), (c), (d), (g), (h) and (j) of the above definition of “Indebtedness” and (ii) amounts constituting intercompany accounts payable owing from the LLC to the Corporation, in each case, which shall be repaid in full and extinguished at or prior to the Closing.

“Per Diem Taxes” has the meaning set forth in Section 8.3(c).

“Permits” shall mean all licenses, permits, franchises, registrations, approvals, authorizations, certifications, permissions, directives, qualifications, consents, waivers, exemptions, releases, variances or orders of, or filings, notices or recordings with, or issued by, any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments and other charges of Governmental Entities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and an adequate reserve is included in the Company Financials, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Applicable Law if the underlying obligations are not delinquent and, if material, have been disclosed in writing to Purchaser, (c) with respect to the Leased Real Property (i) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which do not materially impair the continued use or operation of the Leased Real Property to which they relate in the Acquired Businesses as presently conducted and (ii) covenants, conditions, restrictions, rights-of-way, easements and other similar matters of record which do not materially impair the continued use or operation of the Leased Real Property to which they relate in the Acquired Businesses as presently conducted, (d) other than with respect to owned Real Property, Liens arising under original purchase conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (e) minor imperfections of title that do not materially impair the continued use or operation of the asset or property subject to any such minor imperfection of title.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“PPACA” has the meaning set forth in Section 3.15(n).

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a).

“Products” has the meaning set forth in Section 3.26(a).

“Purchase Price Adjustment Amount” shall mean an amount equal to the Additional Closing Payoff Indebtedness Amount, if any, plus the Additional Closing Transaction Expenses Amount, if any, plus the Closing Working Capital Shortfall, if any, or minus the Closing Working Capital Surplus, if any.

“Purchase Price Shortfall” shall mean the Purchase Price Adjustment Amount, if negative.

“Purchase Price Surplus” shall mean the Purchase Price Adjustment Amount, if positive.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Adjustment Statement” shall have the meaning set forth in Section 2.3(a).

“Purchaser Fundamental Representations” has the meaning set forth in Section 10.1.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.

“R&W Insurance Policy” has the meaning set forth in Section 7.14.

“R&W Insurance Premiums” has the meaning set forth in Section 7.14.

“Representatives” has the meaning set forth in Section 12.3.

“Restricted Cash” means any cash, commercial paper, certificates of deposit or other bank deposits, treasury bills, or any other cash equivalents, in each case, designated, separated or otherwise earmarked for a particular use, purpose or event and not available for general corporate use, including any deposits held to secure workers compensation liabilities.

“Retention Agreement” has the meaning set forth in Section 9.2(l).

“Scheduled Intellectual Property” has the meaning set forth in Section 3.11(a).

“Section 409A” has the meaning set forth in Section 3.15(j).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 10.1.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Seller’s Knowledge” shall mean the actual knowledge of such Seller after due inquiry and review of this Agreement and the Disclosure Schedule.

“Seller’s Proportionate Share” shall mean, with respect to each Seller, a percentage that is equal to the percentage set forth opposite such Seller’s name on Exhibit A under the heading “Seller’s Proportionate Share”.

“Services” has the meaning set forth in Section 3.26(a).

“Settlement Agreement” has the meaning set forth in Section 2.3(c).

“Special Customer Contracts Representations” has the meaning set forth in Section 10.1.

“Software” shall mean all software of any type (including programs, applications, middleware, interfaces, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases, associated data and related documentation, and all rights therein.

“Straddle Period” has the meaning set forth in Section 8.3(c).

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person (at any particular time), any other Person (other than an individual) of which (at such particular time), (a) if such other Person is a corporation or other business entity in which capital stock is issued, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other direct or indirect Subsidiaries of that Person or a combination thereof, or (b) if such other Person is a limited liability company, unlimited liability company, partnership, association, joint venture or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other direct or indirect Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons will be deemed to have a majority ownership interest in such a limited liability company, unlimited liability company, partnership, association, joint venture or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, unlimited liability company, partnership, association, joint venture or other business entity gains or losses or will be or control any managing director or general partner of such limited liability company, partnership, association, joint venture or other business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” shall mean an amount equal to (i) $11,500,000 less (ii) the Minimum Cash Amount.

“Tax” or “Taxes” shall mean: all taxes, however denominated, including any interest, penalties or additions to tax (including any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any tax return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, escheat and unclaimed property taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, Transfer Taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Tax Returns” has the meaning set forth in Section 3.8(a).

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Transaction Expenses” shall mean all fees, costs and expenses incurred by any of the Acquired Companies or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including fees payable to Governmental Entities, attorneys’, investment bankers’, accountants’ and brokers’ fees and expenses. For the avoidance of doubt, the Transaction Expenses shall include all such fees and expenses paid or payable to Bingham McCutchen LLP and Stifel, Nicolaus & Company, Incorporated in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” shall mean all foreign, federal, state and local sales, use, transfer, documentary transfer, excise, value-added, registration, recording, direct and indirect real estate transfer, stamp or documentation Taxes, and including any foreign non-resident stock sale Taxes, but excluding any Taxes based on or attributable to gains arising by reason of the transactions contemplated by this Agreement.

“WARN Act” has the meaning set forth in Section 3.18(d).

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms set forth in this Agreement, at the Closing, each Seller, severally and not jointly, shall sell, transfer and deliver, free and clear of any and all Liens other than restrictions on transfer arising under applicable securities laws, and Purchaser shall purchase, all of the Equity Interests of such Seller.

Section 2.2 Purchase Price.

(a) Initial Purchase Price.

(i) The aggregate consideration payable by Purchaser to the Sellers at the Closing for the purchase of the Equity Interests shall be an amount (the “Initial Purchase Price”) equal to (A) $93,500,000, minus (B) the aggregate amount of the Estimated Payoff Indebtedness as set forth on the Estimated Payoff Indebtedness Schedule, minus (C) the aggregate amount of the Estimated Transaction Expenses as set forth on the Estimated Transaction Expense Schedule, minus (D) the Indemnification Escrow Amount, minus (E) $240,000, representing a portion of the premium for the R&W Insurance Policy paid by Purchaser pursuant to Section 7.14. The sum of the Initial Purchase Price paid and the Indemnification Escrow Amount, as such sum may be adjusted in accordance with Section 2.3 and Section 10.8, is referred to herein as the “Final Purchase Price”.

(ii) At the Closing, Purchaser shall pay to each Seller an amount equal to such Seller’s Proportionate Share of the Initial Purchase Price, in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in advance by such Seller in writing and set forth on the Flow of Funds Memorandum.

(b) Escrow Deposits. At the Closing, the amount of $9,350,000 (the “Indemnification Escrow Amount”) shall be deposited by Purchaser with JPMorgan Chase Bank, N.A. (the “Escrow Agent”) to be held in an escrow account (the “Indemnification Escrow Account”) to satisfy any indemnity obligations of the Sellers payable out of the Indemnification Escrow Account pursuant to Section 8.3 or ARTICLE X and to satisfy any obligations of the Sellers payable out of the Indemnification Escrow Account pursuant to Section 2.3 to the extent provided therein, in each case, pursuant to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Indemnification Escrow Account established pursuant to the Escrow Agreement shall be released to the Sellers and/or to Purchaser, as the case may be, only in accordance with the terms of this Agreement and the Escrow Agreement.

(c) Estimated Payoff Indebtedness. No more than five (5), but at least two (2), Business Days prior to the Closing Date, the Equityholders’ Representative shall deliver to Purchaser a schedule (the “Estimated Payoff Indebtedness Schedule”) setting forth the Acquired Companies’ good faith estimate of the aggregate amount of Payoff Indebtedness of the Acquired Companies and their Subsidiaries that will be unpaid and outstanding as of immediately prior to the Closing and the portion thereof to be paid to each holder of such Payoff Indebtedness (the “Estimated Payoff Indebtedness”).

(d) Estimated Transaction Expenses. No more than five (5), but at least two (2), Business Days prior to the Closing Date, the Equityholders’ Representative shall deliver to Purchaser a schedule (the “Estimated Transaction Expense Schedule”) setting forth the Acquired Companies’ good faith estimate of the aggregate amount of all Transaction Expenses that will be unpaid and outstanding as of immediately prior to the Closing and the portion thereof to be paid to each recipient of such Transaction Expenses (the “Estimated Transaction Expenses”).

Section 2.3 Post-Closing Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser shall deliver to the Equityholders’ Representative a certificate of the Purchaser signed by the Purchaser’s Chief Financial Officer certifying on behalf of Purchaser (and not individually) as to an unaudited statement (the “Purchaser Adjustment Statement”) setting forth (i) the Closing Working Capital as of 11:59 p.m., Eastern Time, on the Closing Date determined in accordance with GAAP (except for any permitted exceptions therefrom described in the definition of Closing Working Capital) and in conformity with the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Acquired Companies in preparing the Company Financials, but, in any case, determined in accordance with GAAP, (ii) Purchaser’s calculation of the Payoff Indebtedness outstanding as of immediately prior to the Closing (the “Closing Payoff Indebtedness”), (iii) the Purchaser’s calculation of all of the unpaid Transaction Expenses outstanding as of immediately prior to the Closing (the “Closing Transaction Expenses”) and (iv) the resulting adjustment to the Initial Purchase Price, if any, determined in accordance with Section 2.3(f) below. The Purchaser Adjustment Statement shall be prepared in a format consistent with the example set forth on Exhibit C attached hereto.

(b) If the Equityholders’ Representative disputes any items included in the Closing Working Capital, the Closing Payoff Indebtedness or the Closing Transaction Expenses as calculated by Purchaser in the Purchaser Adjustment Statement, the Equityholders’ Representative shall deliver to Purchaser written notice of such dispute (the “Objection Notice”) within thirty (30) days of receipt of the Purchaser Adjustment Statement, which shall list with reasonable specificity the Equityholders’ Representative’s points of disagreement with the Purchaser Adjustment Statement. The Equityholders’ Representative’s failure to include any item listed on the Purchaser Adjustment Statement in the Objection Notice shall be deemed an acceptance of such items and the Purchaser Adjustment Statement shall be final and binding upon Purchaser and the Sellers with respect to such items. The Equityholders’ Representative’s failure to provide an Objection Notice within thirty (30) days after receipt of the Purchaser Adjustment Statement shall be deemed an acceptance of such Purchaser Adjustment Statement and, as such, the Purchaser Adjustment Statement shall be final and binding upon Purchaser and the Sellers.

(c) If the Equityholders’ Representative delivers a timely Objection Notice, and Purchaser and the Equityholders’ Representative are able to resolve the dispute within thirty

(30) days of Purchaser’s receipt of the Objection Notice (or such longer period as Purchaser and the Equityholders’ Representative may agree), Purchaser and the Equityholders’ Representative shall set forth the agreed upon Closing Working Capital, the Closing Payoff Indebtedness and the Closing Transaction Expenses in a written agreement signed by the Equityholders’ Representative and Purchaser (a “Settlement Agreement”) and such Settlement Agreement shall be final and binding upon Purchaser and the Sellers.

(d) If the Equityholders’ Representative delivers a timely Objection Notice and Purchaser and the Equityholders’ Representative are unable to resolve such dispute as provided for in Section 2.3(c) by mutual agreement within thirty (30) days of Purchaser’s receipt of the Objection Notice (or such longer period as Purchaser and the Equityholders’ Representative may agree), Purchaser and the Equityholders’ Representative hereby agree that they shall promptly submit the disputed matters to the Accountant to resolve such dispute. If issues are submitted to the Accountant for resolution, Purchaser and the Equityholders’ Representative shall enter into a customary engagement letter with the Accountant at the time the disputed matter is submitted to the Accountant. The Equityholders’ Representative and Purchaser shall furnish, at their own expense, to the Accountant and to each other a written statement of their position with respect to each matter in dispute, and the Equityholders’ Representative and Purchaser may deliver to the Accountant and to each other its response to the other’s position on each such matter in dispute. With each submission, the Equityholders’ Representative and Purchaser may also furnish to the Accountant such other information and documents as they deem relevant or such other information or documents as may be requested by the Accountant with appropriate copies or notification being given to the other.

(e) Purchaser and the Equityholders’ Representative shall direct the Accountant to resolve the disputed matters based on the materials submitted to it pursuant to Section 2.3(d) within thirty (30) days following the submission of such materials, and the Accountant shall not make any other determination or undertake any independent discovery. In making such determination, the Accountant shall act in its capacity as an expert in accounting and not as an arbitrator and may only consider those items and amounts (and related items and amounts) as to which Purchaser and the Equityholders’ Representative have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with GAAP (except for any permitted exceptions therefrom described in the definitions of Closing Working Capital, Payoff Indebtedness or Transaction Expenses) and in conformity with the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Acquired Companies in preparing the Company Financials, but, in any case, determined in accordance with GAAP; provided, that the determination of the Accountant will neither be more favorable to Purchaser than reflected in the Purchaser Adjustment Statement, nor more favorable to the Sellers than reflected in the Objection Notice. Purchaser and the Equityholders’ Representative shall cooperate with the Accountant and promptly provide all documents and information reasonably requested by the Accountant. In connection with its resolution of the dispute, the Accountant shall deliver to Purchaser and the Equityholders’ Representative a report (the “Accountant’s Report”) in which the Accountant shall determine those items and amounts that are the subject of the dispute between Purchaser and the Equityholders’ Representative. The Accountant’s Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the disputed items in the Objection Notice, and a revised calculation of the Closing Working Capital, the

Closing Payoff Indebtedness or the Closing Transaction Expenses, as applicable, if any, together with supporting calculations. All fees and expenses relating to this work of the Accountant shall be borne by Purchaser, on one hand, and the Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation shall also be determined by the Accountant and be included in the Accountant’s Report. Any such amounts that are to be borne by the Sellers shall be first paid by each Seller in an amount equal to such Seller’s Proportionate Share of any such amounts, and second, to the extent that any Seller does not make payment to the Accountant of such amount owed to the Accountant by such Seller, through distributions from the then remaining balance of the Indemnification Escrow Account in accordance with this Agreement (including Section 10.5(a)) and the Escrow Agreement. The Accountant’s Report shall be final and binding upon Purchaser and the Sellers and shall be deemed a final arbitration award that is binding on each of Purchaser and the Sellers and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Accountant’s Report.

(f) The final determination of the Closing Working Capital, the Closing Payoff Indebtedness and the Closing Transaction Expenses either through the Equityholders’ Representative’s failure to timely deliver an Objection Notice pursuant to Section 2.3(b), the entry into a Settlement Agreement pursuant to Section 2.3(c) or the delivery of an Accountant’s Report pursuant to Section 2.3(e) shall be referred to as the “Accepted Adjustment Statement.” If there is a Purchase Price Surplus, then the Equityholders’ Representative, on behalf of the Sellers, shall pay to Purchaser, within three (3) Business Days following the determination of the Accepted Adjustment Statement, cash in the amount of such difference by wire transfer of immediately available funds to an account designated in writing by Purchaser. If there is a Purchase Price Shortfall, then (i) Purchaser shall pay, within three (3) Business Days following the determination of the Accepted Adjustment Statement, cash in the amount of such difference, by wire transfer of immediately available funds to such account(s) designated by the Equityholders’ Representative and (ii) promptly upon receipt of such funds, the Equityholders’ Representative shall distribute such funds to each Seller in an amount equal to such Seller’s Proportionate Share of the Purchase Price Shortfall. All amounts owing to Purchaser pursuant to this Section 2.3(f) shall be first paid by each Seller in an amount equal to such Seller’s Proportionate Share of any such amounts, and second, to the extent that any Seller does not make payment to Purchaser of such amount owed to Purchaser by such Seller, through distributions from the then remaining balance of the Indemnification Escrow Account in accordance with this Agreement (including Section 10.5(a)) and the Escrow Agreement.

(g) The Equityholders’ Representative and its accountants, lawyers and representatives shall be given reasonable access during regular business hours to (and shall be allowed to make copies of) the relevant Books and Records of the Acquired Companies and their Subsidiaries and to applicable personnel of the Acquired Companies and their Subsidiaries reasonably requested by such persons, in each case for the sole purpose of their review of the final determination of the Closing Working Capital pursuant to this Section 2.3.

Section 2.4 Closing. The closing (the “Closing”) of the purchase and sale of the Equity Interests hereunder shall take place on the third (3rd) Business Day following the date on which all of the conditions set forth in ARTICLE IX of this Agreement (excluding those conditions which by their nature are to be satisfied as part of the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, at the offices of Jenner & Block LLP, 353 N. Clark Street, Chicago, Illinois 60654, or at such other place, time or date as the parties may mutually agree (the date on which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes at 11:59 p.m. (Eastern Time) on the Closing Date.

Section 2.5 Allocation of Purchase Price.

(a) For Tax purposes, Purchaser and the Sellers shall allocate the Final Purchase Price among the LLC Interests purchased by the Purchaser (excluding the LLC Interests held by the Corporation), the Corporation Shares purchased by the Purchaser (excluding the Corporation Shares held by ADCC), the ADCC Shares purchased by the Purchaser, and the covenants of the Sellers set forth in Section 7.10, as set forth on Section 2.5 of the Disclosure Schedule. Within ninety (90) days after the completion of the adjustment of the Initial Purchase Price described in Section 2.3, Purchaser shall prepare and provide to the Equityholders’ Representative Purchaser’s proposed allocation of the Final Purchase Price as of such time , consistent with the preceding sentence (the “Allocation Statement”).

(b) The Equityholders’ Representative shall review the Allocation Statement and, to the extent the Equityholders’ Representative in good faith disagrees with the content of the Allocation Statement, the Equityholders’ Representative shall, within twenty (20) days after receipt of the Allocation Statement, provide written notice to Purchaser of such disagreement or in the absence of such a notice within such time frame shall be deemed to have indicated its concurrence therewith. In the event of a properly noticed disagreement, the Equityholders’ Representative and Purchaser shall attempt in good faith to resolve any such disagreement. If the Equityholders’ Representative and Purchaser are unable to reach a good faith agreement as to the content of the Allocation Statement within sixty (60) days after delivery of the Allocation Statement described in Section 2.5(a), the Equityholders’ Representative and Purchaser shall each use its own allocation statement consistent with its own allocation of the Final Purchase Price.

(c) If Purchaser and the Equityholders’ Representative agree on the Allocation Statement or any modification thereof, Purchaser and the Equityholders’ Representative shall report the allocation of the Final Purchase Price for Tax purposes in a manner consistent with such Allocation Statement or modification and shall act in accordance with such Allocation Statement in the preparation and timely filing of their respective income Tax Returns. Purchaser and the Equityholders’ Representative agree to promptly provide the other party with any additional information and reasonable assistance required to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement.

(d) Purchaser and the Equityholders’ Representative shall promptly inform one another in writing of any challenge by any taxing authority to any purchase price allocation or other determination made pursuant to this Section 2.5 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Except as set forth in the disclosure schedule delivered by the Acquired Companies and Sellers to Purchaser on the date hereof (the “Disclosure Schedule”), which Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement and which disclosure in any section or paragraph of the Disclosure Schedule shall qualify the corresponding section or subsection in this ARTICLE III other than Section 3.12(d) (it being understood and hereby agreed that, except with respect to Section 3.12(d), any disclosure in the Disclosure Schedule relating to one section or subsection shall also apply to any other sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also relates to such other sections or subsections), the Acquired Companies jointly and severally represent and warrant to Purchaser as of the date hereof and as of the Closing Date (unless the particular statement speaks expressly as of another date, in which case as of such other date), as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Acquired Companies and each of their respective Subsidiaries (i) is an entity duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization as set forth in Section 3.1(a) of the Disclosure Schedule, (ii) has all requisite power and authority to own, lease, license and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character of the properties and assets it owns, operates, leases or subleases or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have an Acquired Company Material Adverse Effect.

(b) Each of the Acquired Companies and each of their respective Subsidiaries has delivered or Made Available to Purchaser: (i) a complete and accurate copy of its articles of organization, operating agreement, certificate of incorporation, bylaws and any similar governing documents, each as amended to date (together, the “Acquired Company Organizational Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Acquired Company or such Subsidiary of an Acquired Company; and (ii) complete and accurate copies of the resolutions and records of proceedings of all meetings of, and actions taken by, the holders of Equity Interests, the manager, the board of directors, the board of managers and any other similar governing person or body of each of the Acquired Companies in the last three (3) years. Section 3.1(b) of the Disclosure Schedule sets forth a complete and accurate list of all Acquired Company Organizational Documents. Since the date that the Acquired Company Organizational Documents and such resolutions and records of such proceedings were delivered or Made Available to Purchaser, there have been no changes, amendments, alterations or additions to such documents. None of the Acquired Companies nor any of their respective Subsidiaries is in violation in any material respect of any of the provisions of its respective Acquired Company Organizational Documents.

(c) Section 3.1(c) of the Disclosure Schedule sets forth a complete and accurate list of the jurisdiction(s) in which each of the Acquired Companies and their Subsidiaries is qualified to do business as a foreign corporation.

Section 3.2 Capitalization; Title to Equity Interests.

(a) The LLC Interests comprise the only authorized and/or issued equity interests of the LLC, the Corporation Shares comprise the only authorized and/or issued equity interests of the Corporation and the ADCC Shares comprise the only authorized and/or issued equity interests of ADCC. All of the outstanding Equity Interests (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) except as set forth in the LLC Operating Agreement, are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal or first offer, subscription right or any similar right.

(b) The Equity Interests set forth on Section 3.2(b) of the Disclosure Schedule constitute all of the outstanding equity interests of the Acquired Companies. The Corporation and ADCC own good, valid and marketable title to the number and percentage of Equity Interests set forth opposite their respective names on Section 3.2(b) of the Disclosure Schedule, free and clear of any and all Liens. The Sellers, the Corporation and ADCC own of record all of the outstanding Equity Interests of the Acquired Companies.

(c) There are no outstanding or authorized equity appreciation, phantom equity interests, profit participation or similar rights with respect to any of the Acquired Companies, nor are there any voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting, registration, sale or transfer of any Equity Interests of the Acquired Companies other than the LLC Operating Agreement. There are no options, warrants or other rights to subscribe for or purchase any Equity Interests of any Acquired Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of any Acquired Company.

(d) There are no preemptive rights or rights of first refusal or first offer (other than as set forth in the LLC Operating Agreement) nor are there any Contracts (other than the LLC Operating Agreement and this Agreement) or restrictions to which any Acquired Company is a party or by which any of the Acquired Companies is bound relating to any Equity Interests, whether or not outstanding. None of the Acquired Companies currently maintains, nor does any Acquired Company have any ongoing liability for, any equity option plan or any other plan or agreement providing for equity compensation of any Person. All of the outstanding Equity Interests have been granted, offered, sold and issued in compliance in all material respects with all Applicable Laws to which the applicable Acquired Company is subject to or bound.

(e) No distributions are payable with respect to any of the Equity Interests in an amount that would prevent the Acquired Companies from having the Minimum Cash Amount as of the Closing.

Section 3.3 Subsidiaries; Investments.

(a) Section 3.3(a) of the Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of each Acquired Company and all other Persons in which such

Acquired Company or any of its Subsidiaries owns, directly or indirectly, any equity interests or otherwise controls, directly or indirectly, and such list sets forth the name, the jurisdiction of organization, the authorized and outstanding equity interests and the record and beneficial ownership of the equity interests of any such Subsidiary and any such other Person.

(b) All of the outstanding equity interests of each Subsidiary of the Acquired Companies (i) have been duly and validly issued, (ii) are fully paid and nonassessable, (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer and (iv) are owned beneficially and of record by the respective Acquired Company. There are no outstanding or authorized equity appreciation, phantom equity interests, profit participation or similar rights with respect to any Subsidiary of any Acquired Company, nor are there any voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting, registration, sale or transfer of any equity interests of any Subsidiary of any Acquired Company.

(c) There are no options, warrants or other rights to subscribe for or purchase any equity interests of any Subsidiary of any Acquired Company, and there are no securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of any Subsidiary of any Acquired Company. There are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts or restrictions to which any Subsidiary of any Acquired Company is a party or by which any Subsidiary of any Acquired Company is bound, relating to any equity interests of such Subsidiary, whether or not outstanding. No Subsidiary of any Acquired Company currently maintains, nor does any Subsidiary of any Acquired Company have any ongoing liability for, any equity option plan or any other plan or agreement providing for equity compensation of any Person. All of the equity interests of each Subsidiary of the Acquired Companies issued and outstanding have been granted, offered, sold and issued in compliance in all material respects with all Applicable Laws to which such Subsidiary is subject to or bound.

Section 3.4 Authority; Binding Agreement; No Conflict.

(a) Each of the Acquired Companies has the requisite power, authority and capacity to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions to be consummated by it under this Agreement and the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Documents to which any of the Acquired Companies is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of each such Acquired Company. No other action or proceeding on the part of any Acquired Company is necessary to authorize the execution, delivery and performance of this Agreement or any Ancillary Document to which any of the Acquired Companies is a party, or the consummation of the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by each of the Acquired Companies, and each Ancillary Document to which any of the Acquired Companies is a party, when executed and delivered by such Acquired Company, will be duly executed and delivered by such Acquired Company. This Agreement constitutes (and each of the Ancillary

Documents to which any Acquired Company is a party, when executed, will constitute) (assuming, in each case, the due authorization, execution and delivery by each other party thereto) a legal, valid and binding agreement of each Acquired Company party thereto, enforceable against such Acquired Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(c) The execution, delivery and performance of this Agreement and the Ancillary Documents to which any of the Acquired Companies or any Seller is a party and the consummation of the transactions contemplated hereby and thereby by each of the Acquired Companies and the Sellers party thereto, do not and will not (i) violate or conflict with the Acquired Company Organizational Documents, (ii) subject to compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, result in any failure to comply in all material respects with any Applicable Laws to which the Acquired Companies, any of their Subsidiaries, any Seller or any assets of the Acquired Companies or any of their Subsidiaries is subject or may be bound or any Acquired Company Permit or (iii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification, notice or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on the Acquired Companies’ or any of their respective Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which any of the Acquired Companies or any of their respective Subsidiaries is a party or is otherwise bound.

(d) No material Permit, Action, concession of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Acquired Companies, any of their Subsidiaries or any Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for the pre-merger notification requirements of the HSR Act and any other applicable Antitrust Laws.

Section 3.5 Financial Statements. Section 3.5(a) of the Disclosure Schedule sets forth complete and accurate copies of (a) (i) the audited consolidated balance sheets of the LLC and its Subsidiaries as of each of the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, and the related audited consolidated statements of operations and audited consolidated statements of cash flows for the twelve (12) month periods then ended, including any related notes, schedules and other supplementary information (ii) the unaudited consolidated balance sheets of the Corporation and its Subsidiaries as of each of the fiscal years ended June 30, 2011, June 30, 2012 and June 30, 2013, and the related unaudited consolidated statements of operations and unaudited consolidated statements of cash flows for the twelve (12) month periods then ended, and (iii) the unaudited consolidated balance sheets of ADCC and its Subsidiaries as of each of the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, and the related unaudited consolidated statements of operations and unaudited consolidated statements of cash flows for the twelve (12) month periods then ended, (such financial statements described in this clause (a), collectively, the “Company Year-End Financials”), and (b) the unaudited consolidated balance sheet of the LLC and its Subsidiaries, the unaudited consolidated balance sheet of the Corporation and its Subsidiaries and the unaudited consolidated balance sheet of ADCC and its Subsidiaries (collectively, the “Company Balance Sheet”), in each case, as of October 31, 2013 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and unaudited consolidated statements of cash flows for the ten months then ended, in the case of the LLC and its Subsidiaries and ADCC and its Subsidiaries, and for the four months then ended in the case of the Corporation and its Subsidiaries (collectively, the “Company Interim Financials”). The Company Year-End Financials and the Company Interim Financials (collectively referred to as the “Company Financials”) have been prepared from, and are in accordance with, (x) the Books and Records of the Acquired Companies and their Subsidiaries, which Books and Records are complete and accurate in all material respects, and (y) GAAP consistently applied throughout the periods indicated (subject to (i) normal year-end adjustments that are not, individually or in the aggregate, material and (ii) the treatment of the New Hancock Park Lease as an operating lease rather than as a capital or financial lease, and except that the unaudited Company Year-End Financials and the Company Interim Financials do not contain notes and other presentation items that may be required by GAAP). The Company Financials present fairly, in all material respects, the financial condition, operating results and cash flows of the Acquired Companies and their Subsidiaries as of the dates and during the periods indicated therein (subject to the treatment of the New Hancock Park Lease as an operating lease rather than as a capital or financial lease).

Section 3.6 No Undisclosed Liabilities. None of the Acquired Companies nor any of their respective Subsidiaries have any liabilities or obligations, nor at the Closing will any of the Acquired Companies or their respective Subsidiaries have any liabilities or obligations, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, other than (a) liabilities disclosed, recorded or otherwise reserved against in the Company Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, (c) Transaction Expenses, if any, incurred by or on behalf of any Acquired Company or any Subsidiary of an Acquired Company, all of which will be paid in full at or prior to the Closing, (d) liabilities or obligations (including, without limitation, Indebtedness) that are taken into account for purposes of determining or calculating the Initial Purchase Price or the Final Purchase Price pursuant to, and in accordance with, the provisions of this Agreement, (e) liabilities or obligations of any of the Acquired Companies and their Subsidiaries under any and all applicable Contracts, Acquired Company Plans and Permits that are in effect on the date of this Agreement or that are entered into or obtained at any time after the date of this Agreement in the ordinary course of business (but only to the extent that such liabilities or obligations do not consist of any liability or obligation arising from any default or breach of by any of the Acquired Companies and their Subsidiaries of any of their respective obligations under any of such Contracts, Acquired Company Plans or Permits) and (f) any and all intercompany liability or obligations owed by any Acquired Company or any Subsidiary of an Acquired Company to any other Acquired Company or Subsidiary of an Acquired Company; provided, however, that nothing in this Section 3.6 or set forth in Section 3.6 of the Disclosure Schedule shall limit or qualify the representations and warranties set forth in Section 3.12(d).

Section 3.7 Absence of Certain Changes or Events. Since the Balance Sheet Date, the Acquired Companies and their Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice. During the period commencing on the Balance Sheet Date and ending on the date of this Agreement, there has not been any Effect

(either individually or in the aggregate) that has had or is reasonably likely to result in an Acquired Company Material Adverse Effect. During the period commencing on the Balance Sheet Date and ending on the date of this Agreement, (a) none of the Acquired Companies nor any of their Subsidiaries has taken any action which, if taken as of or after the date hereof, would require the consent of Purchaser under Section 6.1 and (b) none of the Acquired Companies nor any of their Subsidiaries has suffered any material damage, destruction or loss (whether or not covered by insurance).

Section 3.8 Tax. Each of the Acquired Companies and each of their Subsidiaries has timely filed (or had filed on its behalf) all federal, state, local and foreign returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to have been filed by it, and all such Tax Returns are true, correct and complete in all respects. All Taxes (whether or not shown on any such Tax Return) of each of the Acquired Companies and each of their Subsidiaries due and payable have been paid when due (including installment payments of Taxes). Section 3.8(a) of the Disclosure Schedule contains a complete and accurate list of all jurisdictions in which Tax Returns are filed by or with respect to any of the Acquired Companies and each of their Subsidiaries.

(b) As of the date of this Agreement, no deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Acquired Companies, proposed, against any of the Acquired Companies or any of their Subsidiaries, and none of the Acquired Companies, nor any of their Subsidiaries has executed any outstanding waiver of any statute of limitations on, or extending the period for the assessment or collection of, any Tax of the Acquired Companies or any of their Subsidiaries.

(c) Each of the Acquired Companies and each of their Subsidiaries have timely withheld and timely paid over to the appropriate Tax authority all Taxes that they are required to have withheld from amounts paid or owing to any employee, independent contractor, creditor, or other third party.

(d) To the Knowledge of the Acquired Companies, no audit or other examination of any Tax Return of any of the Acquired Companies or any of their Subsidiaries is presently in progress, and none of the Sellers, the Acquired Companies nor any of their Subsidiaries has been notified in writing of any request for such an audit or other examination.

(e) ADCC has been treated and properly classified as an “S corporation” for federal income tax purposes since February 15, 1996. The Corporation is, and has been since the date of its incorporation, treated as a corporation for U.S. federal income tax purposes. The LLC is, and has been since the date of its formation, treated as a partnership for U.S. federal income Tax purposes. JADAK Europe B.V. is, and has been since the date of its organization or formation, treated as an entity disregarded as separate from the LLC for U.S. federal income tax purposes.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Acquired Companies or any of their Subsidiaries.

(g) No claim has been made in writing or, to the Knowledge of the Acquired Companies, threatened in the past five (5) years by any Governmental Entity in a jurisdiction where any of the Acquired Companies or any of their Subsidiaries does not file Tax Returns that any of the Acquired Companies or any of their Subsidiaries are or may be subject to taxation in that jurisdiction.

(h) None of the Acquired Companies nor any of their Subsidiaries are liable for Taxes of any other Person by operation of Applicable Law or otherwise, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any Tax sharing agreement or any other agreement providing for payments by any of the Acquired Companies or any of their Subsidiaries with respect to Taxes; provided, for purposes of this Section 3.8(h), that any liability or obligation arising under any Contract entered into in the ordinary course of business whose principal purpose is to address matters other than Tax matters shall not be taken into account.

(i) None of the Acquired Companies nor any of their Subsidiaries has filed, and does not have pending, any ruling requests with any taxing authority, including any request to change any accounting method.

(j) None of the Acquired Companies nor any of their Subsidiaries have engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2). The Sellers, the Acquired Companies and each of their Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or any similar provision of other Applicable Law, and are in possession of supporting documentation as may be required under any such provision.

(k) Neither ADCC nor the Corporation has ever been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The LLC has complied, and is currently in compliance, with all requirements relating to Tax credits, incentives and any benefits claimed pursuant to the New York Qualified Empire Zone Enterprise and New York Excelsior Tax Credits regimes. All claims of Tax credits, incentives and benefits by the LLC through the Closing Date pursuant to the New York Qualified Empire Zone Enterprise and New York Excelsior Tax Credits regimes have been valid and permissible as of the Closing Date.

Section 3.9 Real Estate.

(a) None of the Acquired Companies nor any of their respective Subsidiaries owns any real property or has a fee ownership interest in any real property, including any rights, contracts or options to acquire an ownership interest in any real property.

(b) Section 3.9(b) of the Disclosure Schedule sets forth a complete and accurate list of all leases, subleases, license agreements and other similar such use and occupancy agreements, including any amendments or modifications thereto, whether written or oral (collectively, the “Leases”), pursuant to which any real property is leased, subleased, licensed or otherwise occupied by the Acquired Companies or any of their Subsidiaries (collectively, the “Leased Real Property”), and which list specifies (i) the use made of each Leased Real Property, (ii) the common street address of each Leased Real Property and (iii) the identities of the parties under the Leases. Except for the Leases, none of the Acquired Companies nor any of their Subsidiaries is a party to any real property leases, subleases, licenses or occupancy agreements pursuant to which the Acquired Companies or any of their Subsidiaries is the lessee, sublessee, licensee or occupant of any real property.

(c) Each of the Leases (i) is in full force and effect, (ii) is a valid and binding obligation of the Acquired Companies or their respective Subsidiaries, as applicable, and, to the Knowledge of the Acquired Companies, each other party thereto, (iii) is enforceable against such Acquired Company or Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and (iv) will remain in full force and effect on identical terms immediately following the Closing (unless terminated by any other party thereto in accordance with such other party’s termination rights thereunder, other than as a result of any material breach or default by or of any of the Acquired Companies or any of their Subsidiaries). None of the Acquired Companies nor any of their Subsidiaries nor, to the Knowledge of the Acquired Companies, any other party to any Lease is in breach or default in any material respect under any Lease (including any provision the breach or default of which would result in termination of the applicable Lease), or ancillary documents relating thereto, and no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute a material breach or default by or of any of the Acquired Companies or any of their Subsidiaries, or, to the Knowledge of the Acquired Companies, as of the date of this Agreement, any other party, under any Lease, or permit any of the other parties to such Lease to terminate, modify or accelerate the rent or other amounts payable by or to any Acquired Company or any of its Subsidiaries under, any such Lease or ancillary document related thereto. None of the Acquired Companies nor any of their Subsidiaries are obligated under or bound by any option, right of first refusal, purchase contract, commitment, term sheet or other contractual right to sell, assign, lease, sublease, use (or allow use of), or purchase any Leased Real Property or any portions thereof or interests therein. The Acquired Companies have Made Available to Purchaser true, correct and complete copies of all written Leases or summaries of the primary material terms of any oral Leases. The possession and quiet enjoyment of the Leased Real Property by the Acquired Companies and its Subsidiaries, as applicable, has not been disturbed in any material respect. As of the date of this Agreement, none of the Acquired Companies has given or received notice of any dispute with respect to any Lease. As of the date of this Agreement, none of the Acquired Companies nor any of their Subsidiaries have received any notice that a security deposit or portion thereof deposited with respect to any Lease has been applied in respect to a breach or default under any Lease that has not been redeposited in full. None of the Acquired Companies nor any of their Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease or the leasehold estate in any Leased Real Property. None of the Acquired Companies nor any of their Subsidiaries owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

(d) The Leased Real Property (including all operations thereon) complies in all material respects with the requirements of all Applicable Laws, including all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Leased Real Property. The Acquired Companies have received all approvals from Governmental Entities that the Acquired Companies are required to obtain under the Leases or under Applicable Law in connection with their leasehold interest in the Leased Real Property. Except as set forth in the Leases, none of the Acquired Companies has entered into any Contract pursuant to which such Acquired Company has agreed to, or granted, any covenants, conditions, rights-of-way, easements or similar restrictions or any other conditions affecting all or any portion of the Leased Real Property that materially impair the ability to use any such Leased Real Property in the operation of the Acquired Businesses. The Acquired Companies have taken all actions that the Acquired Companies are required to take under the Leases or under any Material Contract to which any of the Acquired Companies are a party to cause all buildings, facilities and other improvements located on the Leased Real Property to be supplied with utilities and other services necessary for the operation of such facilities by the Acquired Companies or any of their Subsidiaries in the ordinary course of business consistent with past practices, including gas, electricity, water, telephone, sanitary sewer and storm sewer. The Acquired Companies and their Subsidiaries have made all material repairs and replacements required to be made by it under any Lease or Sublease to which it is a party relating to the applicable Leased Real Property.

Section 3.10 Title to Assets. The Acquired Companies and their Subsidiaries have good, valid, and, if applicable, marketable title to, or a valid leasehold interest in, all of the properties (including the Leased Real Property) and assets, tangible or intangible, owned, used or held for use in, the Acquired Businesses, free and clear of all Liens except for Permitted Liens and Liens that will be terminated at or prior to the Closing. All tangible property (including the Leased Real Property and all improvements thereon) and other assets of the Acquired Companies and their Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable by the Acquired Companies and their Subsidiaries in the ordinary course of business. Neither the Acquired Companies nor any of their Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any properties or assets (other than the sale of the Products or Services in the ordinary course of business). Each property or asset, tangible or intangible, material to the operation of the Acquired Businesses immediately prior to the Closing will continue to be owned, licensed or leased by the Acquired Companies or their Subsidiaries on identical terms and conditions immediately subsequent to the Closing (unless, in the case of those of such properties or assets that are licensed or leased by the Acquired Companies or their Subsidiaries or that are otherwise held or used by the Acquired Companies or their Subsidiaries pursuant to a Contract or Permit or that are Contracts or Permits, any of the applicable licenses, leases, Contracts or Permits are terminated by any other party thereto in accordance with such other party’s termination rights thereunder, other than as a result of any material breach or default under such applicable licenses, leases, Contract or Permits by or of any of the Acquired Companies or any of their Subsidiaries or as a result of any failure of any of the Acquired Companies or any of their Subsidiaries to cause to be renewed any of such applicable Permits that would otherwise terminate or expire at the Closing as a result of the transactions contemplated under this Agreement). The property and assets owned, used or held for use by the

Acquired Businesses immediately after the Closing will include all property and assets necessary to conduct the Acquired Businesses as presently conducted (unless, in the case of those of such properties or assets that are licensed or leased by the Acquired Companies or their Subsidiaries or that are otherwise held or used by the Acquired Companies or their Subsidiaries pursuant to a Contract or Permit or that are Contracts or Permits, any of the applicable licenses, leases, Contracts or Permits are terminated by any other party thereto in accordance with such other party’s termination rights thereunder, other than as a result of any material breach or default under such applicable licenses, leases, Contract or Permits by or of any of the Acquired Companies or any of their Subsidiaries or as a result of any failure of any of the Acquired Companies or any of their Subsidiaries to cause to be renewed any of such applicable Permits that would otherwise terminate or expire at the Closing as a result of the transactions contemplated under this Agreement). The parties hereby agree that, solely for purposes of this Section 3.10, the terms “property,” “properties” and “assets” shall not mean or include (i) any Intellectual Property or (ii) employees, consultants, advisors or other personnel of any of the Acquired Companies and their Subsidiaries.

Section 3.11 Intellectual Property.

(a) Set forth on Section 3.11(a) of the Disclosure Schedule is a list, as of the date of this Agreement, of all the patents, material registered and unregistered copyrights, domain names, material registered Marks (other than domain names), and all applications for registration of any of the foregoing, included in the Acquired Company IP, showing the owner thereof and the jurisdiction(s) applicable thereto, if any (hereinafter referred to as the “Scheduled Intellectual Property”). The Acquired Companies and their Subsidiaries own, free and clear of all Liens (except for Permitted Liens), all right, title and interest in and to all of the Acquired Company IP. Neither the Acquired Companies nor their Subsidiaries have assigned to any person or entity (other than the Acquired Companies or a Subsidiary of an Acquired Company) any Intellectual Property used in or necessary for the operation of the Acquired Businesses, including any Acquired Company IP to the extent used in or necessary for the operation of the Acquired Businesses. To the Knowledge of the Acquired Companies, there is no prior right of any other Person or other impediment which would invalidate or materially and adversely affect any of the Acquired Company IP. The Acquired Company IP and the Licensed IP together include all of the Intellectual Property used in or necessary for the operation of the Acquired Businesses as presently conducted; provided, however, that nothing in the sentence prior to this proviso shall be interpreted as, or in any way be deemed, a representation or a warranty of the Acquired Companies as to the non-infringement of the intellectual property rights of any third party.

(b) To the Knowledge of the Acquired Companies, none of the Acquired Companies or their Subsidiaries have infringed in the six (6) years prior to the date hereof or are infringing the Intellectual Property of any Person. As of the date of this Agreement: (i) the Acquired Companies and their Subsidiaries have not received any written notice of a claim of any such infringement, (ii) neither the Acquired Companies nor their Subsidiaries have instituted or threatened to institute any Action against any Person alleging the infringement of any Acquired Company IP, and (iii) to the Knowledge of the Acquired Companies, no other Person is infringing any Acquired Company IP. For purposes of this Section 3.11, the term “infringement” and variations thereof means infringement, misappropriation or other violation or unlawful use.

(c) The Acquired Companies and their Subsidiaries have taken commercially reasonable steps to maintain and protect all of the Acquired Company IP so as not to intentionally or knowingly affect, in an adverse manner, the validity or enforceability thereof, and no loss of any of the Scheduled Intellectual Property is threatened in writing or pending (other than the expiration of patents or other registered Intellectual Property at the end of their maximum statutory term). As of the date of this Agreement, the Acquired Companies and their Subsidiaries have not received any written notice of any claim challenging the ownership, validity or enforceability of any Acquired Company IP and, to the Knowledge of the Acquired Companies, there is no basis for any such claim. To the Knowledge of the Acquired Companies, the Acquired Company IP is valid and enforceable.

(d) The Acquired Companies and their Subsidiaries have obtained from their current and former employees and all independent contractors or other third parties, who are or were involved in the creation or development of any Intellectual Property for the Acquired Companies or their Subsidiaries all right, title and interest in and to all such Intellectual Property, free and clear of all Liens (except Permitted Liens), whether by operation of law or through written assignments.

(e) Except as set forth on Section 3.11(e) of the Disclosure Schedule under the heading “Third-Party Software”, as of the date of this Agreement, to the Knowledge of the Acquired Companies: (i) none of the Acquired Company Software Products is a derivative work of, or incorporates, any third-party Software, and none of such Software interacts with any third-party Software, except through application programming interfaces (APIs) (as such term is generally understood in the software industry) or as otherwise allowed in compliance with any applicable license for Licensed IP; and (ii) the Acquired Companies and their Subsidiaries have not modified (or had modified) any third-party Software. Except as set forth on Section 3.11(e) of the Disclosure Schedule under the heading “Open Source Software”, as of the date of this Agreement, to the Knowledge of the Acquired Companies: (A) the Acquired Companies and their Subsidiaries have not modified (or had modified) any Open Source Software, and do not distribute or otherwise provide access to any Open Source Software in connection with its Products or Services; (B) none of the Acquired Company Software Products incorporates or interacts with any Open Source Software, other than through APIs; and (C) none of the Acquired Companies’ or their Subsidiaries’ Software, including source code, is subject to the terms of any Open Source Software License.

(f) No funds from any Governmental Entity were used in the development of any of the Acquired Company IP, and none of such Acquired Company IP was first produced in the performance of any Government Contract. No Governmental Entity has been or is currently entitled to claim any rights (including license rights) in: (i) any “Technical Data” (as defined below) included in or related to any of such Acquired Company IP, other than “Limited Rights” (as defined below); (ii) any “Computer Software” (as defined below) included in such Acquired Company IP, other than “Restricted Rights” (as defined below); (iii) any patents or patentable invention included in such Acquired Company IP; or (iv) any copyright included in such Acquired Company IP. None of the Acquired Companies or their Subsidiaries have directly provided any Governmental Entity with any Technical Data or Computer Software in the performance of any Government Contract. The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. § 252.227-7013, and the terms “Computer Software” and “Restricted Rights” have the meanings set forth at 48 C.F.R. § 252.227-7014.

(g) This Section 3.11 sets forth the exclusive representations and warranties in respect of ownership, validity and enforceability of Intellectual Property and non-infringement of third party Intellectual Property and none of the representations and warranties set forth in the other Sections of this Article III shall be deemed or construed to relate to ownership, validity and enforceability of Intellectual Property or non-infringement of third party Intellectual Property.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list, or, if oral, an accurate and complete description of all material terms, of each of the following Contracts to which any of the Acquired Companies or their Subsidiaries is a party or by which any of their respective properties or assets are bound, other than (1) Contracts that are currently in effect and that as of the Closing will no longer be binding on or impose any liability on the Acquired Companies or their Subsidiaries or their respective properties or assets (except for any such Contract that is terminated by any other party thereto between the date of this Agreement and the Closing as a result of any material breach or default by or of the Acquired Companies or any of their Subsidiaries) and (2) Contracts that are entered into by any of the Acquired Companies or their Subsidiaries after the date of this Agreement in compliance with the provisions of Section 6.1 hereof (each, regardless of whether or not set forth on Section 3.12(a) of the Disclosure Schedule or referred to in the foregoing clauses (1) or (2), a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract limiting the freedom or that restricts the business activities of any of the Acquired Companies or any of their Subsidiaries to engage in any line of business or sell, supply or distribute any service or product, or to compete with any Person or to conduct business in any geography, or to solicit the services or employment of, or hire any individual or group of individuals;

(ii) any Contract containing (A) a most-favored-nation or best pricing term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person, (B) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party or (C) a “take-or-pay” provision;

(iii) any Government Contract or outstanding Government Bid to which any of the Acquired Companies or any of their Subsidiaries is party;

(iv) all Contracts or commitments (A) for the purchase, lease, sale or manufacture of products, materials, supplies, equipment, components or services, and all agreements with independent dealers, sales representatives and resellers, in each case (x) requiring payment to or from an Acquired Company or any Subsidiary of an Acquired Company in an amount in excess of $100,000 in any given year or in excess of $250,000 in the aggregate (other than purchase or sales orders entered into in the ordinary course of business at any time prior to January 1, 2013 or requiring payment to or from an Acquired Company or any Subsidiary of an Acquired Company in an amount less than $250,000 in the aggregate, provided that such purchase or sales orders are entered into on a stand-alone basis and not pursuant to any master contract or agreement), or (y) pursuant to which an Acquired Company or any Subsidiary of an Acquired Company has agreed to purchase all of its requirements for the goods and/or services in question or which contain minimum volume or minimum payment guarantees or (B) requiring capital expenditures by an Acquired Company or any Subsidiary of an Acquired Company in excess of $100,000, individually, or $200,000, in the aggregate;

(v) any Contract (including licenses and covenants not to sue) (A) pursuant to which an Acquired Company or any Subsidiary of an Acquired Company is using or is authorized to use any Intellectual Property on an exclusive basis or is making or required to make payments under such Contract for the right to use such Intellectual Property in any amount equal to or greater than $50,000 annually, or (B) pursuant to which any Person is using or authorized to use any Acquired Company IP (other than in connection with the use of any of the Products or Services sold by any of the Acquired Companies or its Subsidiaries in the ordinary course of business);

(vi) any Contract pursuant to which an Acquired Company or any Subsidiary of an Acquired Company developed, had developed or collaborated in the development of any Acquired Company IP, any Contract pursuant to which an Acquired Company or any Subsidiary of an Acquired Company assigned or agreed to assign, or another person assigned or agreed to assign to an Acquired Company or a Subsidiary of an Acquired Company, ownership of any Intellectual Property used in or necessary for the operation of the Acquired Businesses and any settlement agreement or any other Contract restricting an Acquired Company’s or its Subsidiaries’ right to use, sell, license, sublicense, transfer or otherwise dispose of all or part of any Acquired Company IP or Licensed IP;

(vii) any Contract (A) relating to the disposition, exchange or acquisition by an Acquired Company or any Subsidiary of an Acquired Company of (x) any assets or rights involving payment to or from an Acquired Company or any Subsidiary of an Acquired Company in an amount in excess of $100,000 in any given year or in excess of $250,000 in the aggregate (other than any Contract for the sale or disposition of, or the purchase of, materials, supplies, parts, components or services in the ordinary course of business) (y) any Person or any business enterprise (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), (B) pursuant to which an Acquired Company or any Subsidiary of an Acquired Company has any ownership interest in any other Person or other business enterprise, other than Contracts under which such Acquired Company or such Subsidiary has no further liabilities or obligations and no continuing rights, or (C) providing for an advance or capital contribution to, or investment in, any other Person;

(viii) any loan agreements, trusts, indentures, mortgages, notes, installment obligations, capital leases, or other Contracts relating to Indebtedness that is (A) secured by collateral, (B) not in the ordinary course of business, (C) in an amount greater than $50,000, (D) an agreement of guaranty with respect to the Indebtedness of any other Person or (E) any commitment to provide any of the foregoing, provided, however, that this clause (viii) shall not include the New Hancock Park Lease in the event that the New Hancock Park Lease is treated as a capital or financial lease instead of as an operating lease;

(ix) any settlement Contract, other than settlement Contracts fully discharged;

(x) any partnership, joint venture or similar Contract to which an Acquired Company or any Subsidiary of an Acquired Company is a party;

(xi) any Contract obligating an Acquired Company or any Subsidiary of an Acquired Company to provide indemnification, other than any such Contract obligating the Company to provide indemnification that is entered into by such Acquired Company or such Subsidiary with any customer or supplier in connection with sales or purchases of good or services by such Acquired Company or such Subsidiary in the ordinary course of business;

(xii) (A) any employment, consulting or severance Contract with any current or former executive officer, other employee or manager of an Acquired Company or any Subsidiary of an Acquired Company, or (B) any Contract or employee benefit plan, including any equity option plan, equity appreciation right plan or equity purchase plan, change-in-control Contract or plan or retention Contract or plan, for which any of the benefits, compensation or payments will be increased, the vesting of benefits will be accelerated or a payment will be required, as a result of the consummation of the transactions contemplated hereby;

(xiii) any union or collective bargaining agreement with any labor union;

(xiv) any power of attorney executed by an employee, officer, director or manager of an Acquired Company or any Subsidiary of an Acquired Company in such employee’s, officer’s, director’s or manager’s capacity as such;

(xv) any bailment, consignment or other similar arrangement, including as may relate to inventory, equipment or other assets of any customer, supplier or third party;

(xvi) any Contract or sublease pursuant to which an Acquired Company or any Subsidiary of an Acquired Company has granted to any Person the right to use or occupy the Leased Real Property or any portion thereof or interest therein; and

(xvii) any Contract or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have an Acquired Company Material Adverse Effect on any material Product, Service or other offerings of any Acquired Company or any Subsidiary of an Acquired Company or otherwise have an Acquired Company Material Adverse Effect and that is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Complete and accurate copies of each of the Material Contracts, or, if oral, an accurate and complete description of all material terms thereof, have been Made Available to Purchaser.

(c) Each Material Contract is valid and binding on the Acquired Company that is a party thereto (and each such Subsidiary of the Acquired Company party thereto) and, to the Knowledge of the Acquired Companies, each other party thereto, is in full force and effect and is enforceable against such Acquired Company or such Subsidiary, as applicable, and, to the Knowledge of the Acquired Companies, each other party thereto, in each case in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. Each Acquired Company and each Subsidiary of an Acquired Company has performed in all material respects all obligations required to be performed by it under each Material Contract and, to the Knowledge of the Acquired Companies as of the date of this Agreement, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. As of the date of this Agreement: none of the Acquired Companies nor any of their Subsidiaries has received written notice (or, to the Knowledge of the Acquired Companies, oral notice) of any violation, breach or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of, breach of or default under) any Material Contract and none of the Acquired Companies nor any of their Subsidiaries has received written notice (or, to the Knowledge of the Acquired Companies, oral notice) from any party to a Material Contract that such party intends either to modify, cancel or terminate a Material Contract. Each Material Contract will continue in full force and effect without penalty or other adverse consequence (including giving rise to any obligation of any of the Acquired Companies, their Subsidiaries, the Purchaser or any of Purchaser’s Affiliates to make any payment or payments to any Person) upon consummation of the transactions contemplated by this Agreement (unless such Material Contract is terminated by any other party thereto in accordance with such other party’s termination rights thereunder, other than as a result of any material breach or default by or of any of the Acquired Companies or any of their Subsidiaries).

(d) Customer Contracts. No Acquired Company or any Subsidiary of any Acquired Company has any liability for breach of contract or for indemnification under, or product liability arising out of or related to, any Contract with any customer of any of the Acquired Companies or any Subsidiary of any Acquired Company (including any quote and any purchase order of such Acquired Company or any of its Subsidiaries, or any purchase order and any acceptance of such customer, that conflict with respect to such liability) (i) for any damages in the nature of lost profits, diminutions in value, damage to persons or property, or incidental, indirect, exemplary, punitive or consequential damages or (ii) for any damages in excess of the price paid for the Products or Services provided thereunder; provided, however, that the foregoing representation or warranty shall not be applicable to any liability that any Acquired Company or any Subsidiary of any Acquired Company may have for breach of contract or for indemnification under any such Contract with a customer (x) with respect to intellectual property matters (liabilities with respect to intellectual property matters are governed by Section 3.11) or (y) with respect to product or service warranty matters if and to the extent that such liability for product or service warranty matters does not exceed the reserve for warranty claims set forth on the face of the Company Financial Statements (or in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

Section 3.13 Litigation; Orders. Except as set forth in Section 3.13 of the Disclosure Schedule, as of the date of this Agreement, (a) there is no action, suit, proceeding, written claim, arbitration, charge or investigation (collectively, “Actions”) pending or, to the Knowledge of the Acquired Companies, threatened against or by any of the Acquired Companies or any of their Subsidiaries, any Acquired Company Plan, any of their assets, properties or rights or, to the Knowledge of the Acquired Companies, any of the officers, directors, managers or employees of any of the Acquired Companies and their Subsidiaries in their capacities as such, including any Action questioning, challenging or seeking to prevent, hinder or delay the transactions contemplated by this Agreement, (b) no material citations, fines or penalties have been asserted against any of the Acquired Companies or any of their Subsidiaries under any Applicable Law that remain outstanding, (c) there are no judgments, orders, settlements or decrees outstanding against any of the Acquired Companies or any of their Subsidiaries and (d) no officer, director, member, manager or employee of any of the Acquired Companies or any of their Subsidiaries nor any Seller is a defendant in any Action, or the subject of any investigation, commenced by any Acquired Company, Subsidiary of an Acquired Company or, to the Knowledge of the Acquired Companies, any Governmental Entity, in each case with respect to the performance of such Person’s duties as an officer, director, member, manager or employee of an Acquired Company or Subsidiary of an Acquired Company. Section 3.13 of the Disclosure Schedule includes a list of all Actions referred to in any of the foregoing clauses (a)-(d) of this Section 3.13 (other than investigations of which the Acquired Companies have no Knowledge as of the date of this Agreement) involving any of the Acquired Companies or any of their Subsidiaries, or any officer, director, manager or employee thereof in their respective capacities as such or any Seller in connection with the Acquired Companies or any of their Subsidiaries occurring, arising or existing during the past three (3) years.

Section 3.14 Environmental. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a) To the Knowledge of the Acquired Companies, no Hazardous Materials are present on any Business Facility in violation of any applicable Environmental Law and no release of any Hazardous Materials by the Acquired Company or any of its Subsidiaries in violation of Environmental Law at or from any Business Facility has occurred.

(b) The Acquired Companies and their Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to the operation of any Business Facility including all Hazardous Materials Activities. The Hazardous Materials Activities of any of the Acquired Companies and any of their Subsidiaries prior to the Closing have not resulted in the exposure of any Person or property to Hazardous Materials in a manner which has caused or could reasonably be expected to result in any material liability to any of the Acquired Companies or any of their Subsidiaries.

(c) The Acquired Companies and their Subsidiaries have not arranged for off-site disposal of any Hazardous Materials except by carriers with identification numbers issued by the Environmental Protection Agency and at Disposal Sites maintaining valid permits under applicable Environmental Law. There are no underground storage tanks or related piping, active or abandoned, at any Leased Real Property in a condition that as of the Closing Date requires pursuant to any Environmental Law any remedial action by any Acquired Company or any

Subsidiary of an Acquired Company pursuant to any Environmental Law, whether or not discovered as of the Closing Date or the subject of a current notice, claim or government investigation as of the Closing Date.

(d) None of the Acquired Companies or any of their Subsidiaries have received as of the date of this agreement (i) any written notice alleging that any of them has not complied in any material respect with applicable Environmental Laws in a manner that would reasonably be expected to result in a material liability to any Acquired Company or its Subsidiaries, and, to the Knowledge of the Acquired Companies, there are no facts existing that reasonably would give rise to such a notice or (ii) any written notice, demand, claim or request for information alleging that any Acquired Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law or subject to any other environmental liability.

(e) Each of the Acquired Companies and each of their Subsidiaries has and is in material compliance with all material Environmental Permits required to conduct their businesses, including the Acquired Businesses, in the ordinary course of business consistent with past practice and a complete and accurate list of all such Environmental Permits is set forth in Section 3.14(e) of the Disclosure Schedule. No material action, proceeding, revocation proceeding, procedure, writ, injunction or claim is pending, or, to the Knowledge of the Acquired Companies, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of any of the Acquired Companies or any of their Subsidiaries, or any Business Facility. No Environmental Permit shall be subject to revocation, termination prior to its normal expiration date or non-renewal pursuant to its terms as a result of this Agreement or the consummation of the transactions contemplated hereby.

(f) The Acquired Companies and their Subsidiaries are not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in an Acquired Company Material Adverse Effect. None of the Acquired Companies or any of their Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of any Acquired Company, any Subsidiary of an Acquired Company or any other Person as could reasonably be expected to result in a material liability to any of the Acquired Companies or any of their Subsidiaries.

(g) The Acquired Companies have Made Available to Purchaser or its agents, representatives and employees all material environmental audits, compliance assessments or any environmental or health and safety reports of any Business Facility conducted at the request of, or otherwise in the possession of any of the Acquired Companies or any of their Subsidiaries.

(h) This Section 3.14 shall be the exclusive representation and warranty in respect of environmental matters.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all pension, retirement, defined benefit, defined contribution, profit sharing, equity, equity purchase, equity option, severance, employment, change-in-control, termination, retention, medical, dental, vision, disability, life, accidental death and dismemberment, cafeteria, flexible spending, post-retirement health and welfare (including any retiree medical or retiree life benefits), fringe benefit, collective bargaining, bonus, incentive, commission, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current, former or retired employee, director, manager or consultant of any of the Acquired Companies or any of their Subsidiaries, or any members of their respective Controlled Groups (the “Acquired Company Employees”), has any present or future right to benefits and which are contributed to, required to be contributed to, sponsored by or maintained by any of the Acquired Companies or any of their Subsidiaries, or any member of their respective Controlled Groups, or (ii) any Acquired Company or any of its Subsidiaries or any member of the Controlled Group of an Acquired Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Acquired Company Plans.”

(b) Section 3.15(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all Acquired Company Plans maintained outside the jurisdiction of the United States, or that covers any Acquired Company Employee who perform services outside the United States, listed separately by applicable country or jurisdiction (any such Acquired Company Plans listed in Section 3.15(b) of the Disclosure Schedule, the “Foreign Benefit Plans”). With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been established, maintained and administered in compliance, in all material respects, with its terms and all Applicable Laws; (ii) to the extent required to be funded such Foreign Benefit Plan is fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Acquired Company and (iii) no material liability or obligation of the Acquired Companies exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.15(b) of the Disclosure Schedule.

(c) With respect to each Acquired Company Plan, the Acquired Companies and their Subsidiaries have provided or Made Available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description, summary of material modifications and other written communications by any of the Acquired Companies or any of their Subsidiaries to any of the Acquired Company Employees concerning the extent of the benefits provided under an Acquired Company Plan; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) nondiscrimination testing results.

(d) Each Acquired Company Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. Each Acquired Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could be expected to cause such determination letter to be revoked. As of the date of this Agreement, no event has occurred with respect to the Acquired Company Plans and no condition exists that would subject any of the Acquired Companies or any of their Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws except as would not reasonably be expected to result in material liability to the Acquired Companies. All contributions and other payments required by and due under the terms of each Acquired Company Plan have been made on a timely basis. All required reports and descriptions (including Form 5500 Annual Reports) have been timely filed or distributed appropriately with respect to each Acquired Company Plan.

(e) None of the Acquired Companies, any of their Subsidiaries nor any member of their respective Controlled Groups has ever maintained, established, sponsored, participated in, contributed to, or has any liability with respect to, any (i) pension plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (as defined in ERISA or the Code), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Acquired Company Plan provides health or welfare benefits that are not fully insured through an insurance contract.

(f) No Acquired Company Plans provide nor are there any Acquired Company Employees eligible for any retiree medical or other post-employment health or welfare benefits, except as required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA.

(g) As of the date of this Agreement, with respect to any Acquired Company Plan including any assets of any such Acquired Company Plan or any fiduciary to any such Acquired Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Acquired Companies, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Entity is pending or, to the Knowledge of the Acquired Companies, threatened. As of the date of this Agreement, there has been no non-exempt “prohibited transaction” (and there will be none as a result of any of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Acquired Company Plan.

(h) Each Acquired Company Plan is by its terms able to be unilaterally amended or terminated by the respective Acquired Company or its Subsidiary, as applicable.

(i)

(i) No Acquired Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay upon any termination of employment after the date hereof pursuant to any Contract or Acquired Company Plan, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Acquired Company Plans or (iii) will cause the Company to record additional compensation expense on its income statement with respect to any outstanding equity based award.

(ii) Section 3.15(i)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all payments payable by each of the Acquired Companies and each of their Subsidiaries to any Seller or any director, officer, manager, employee or former director, officer, manager or employee arising from, relating to or as a result of the consummation of the transactions contemplated by this Agreement, including any payments for equity appreciation or similar rights, any severance or bonus plan payment, any payment of deferred compensation, any transaction bonus or change in control payment, or any similar payment, including the amount of each such payment, the party to whom such payment is or will become due, and, to the extent determinable, the date or dates on which such payments become due.

(iii) Except as set forth on Section 3.15(i)(iii) of the Disclosure Schedule, no individual has accrued or received, or will accrue or receive, as a direct or indirect result of the transactions contemplated hereby, additional benefits, severance, termination allowance, service or accelerated rights to payments under any Acquired Company Plan or Contract, including any parachute payment (as defined in Section 280G of the Code and Treasury Regulations Section 1.280G-1Q/A-2) or the right to receive any gross up or other payment in connection with the imposition of any Tax (including any excise Tax or other amounts pursuant to Section 4999 of the Code).

(iv) None of the Acquired Companies and their Subsidiaries has any severance or other obligation or liability to any current or former employee of any Acquired Company or any of its Subsidiaries under any change in control or severance agreement, except for such obligations arising under the Caruso Severance Agreement and the Retention Agreements.

(j) Section 3.15(j) of the Disclosure Schedule sets forth a complete and accurate list of each Acquired Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Each such Acquired Company Plan has been operated in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder (collectively, “Section 409A”), and is in documentary compliance with the applicable provisions of Section 409A. With respect to each such Acquired Company Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not expected to change so as to subject such Acquired Company Plan to Section 409A.

(k) As of the date of this Agreement, none of the Acquired Companies or any of their Subsidiaries has been required to report to any Governmental Entity any corrections made or Taxes due as a result of a failure to comply with Section 409A.

(l) No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Acquired Company Plan that does not specifically provide for his or her participation.

(m) Each Acquired Company Plan, to the extent subject to the provisions of the Patient Protection and Affordable Care Act (“PPACA”), is and has been administered in all respects in accordance with the requirements of PPACA, the Code, ERISA and other Applicable Laws. To the extent that any Acquired Company Plan is intended to be grandfathered under the terms of PPACA, the applicable Acquired Company and its Subsidiaries have complied in all material respects with the applicable provisions of PPACA, the Code, ERISA, and Applicable Laws, and such Acquired Company or such Subsidiary has not taken any action which would cause any Acquired Company Plan to lose such grandfathered status. No event has occurred with respect to the Acquired Company Plans that are subject to PPACA that would subject the any of the Acquired Companies or any of their Subsidiaries, or any member of their respective Controlled Groups, to any material Tax, fine, Lien, penalty or other liability imposed by PPACA, ERISA, the Code or other Applicable Laws.

(n) With respect to each Acquired Company Plan that is subject to coverage, nondiscrimination and/or top-heavy testing, each such Acquired Company Plan has passed each such applicable test for each plan year for which the statute of limitations under the Code has not expired and/or has taken the appropriate actions to correct any failure of any such test within the applicable time limits.

(o) This Section 3.15 sets forth the exclusive representations and warranties in respect of employee benefits matters and none of the representations and warranties set forth in the other Sections of this Article III shall be deemed or construed to relate to employee benefits matters.

Section 3.16 Compliance With Laws.

(a) Each of the Acquired Companies and each of their Subsidiaries has conducted and is conducting its business in material compliance with all Applicable Laws and, as of the date of this Agreement, no written notice, action or assertion has been received by any of the Acquired Companies or any of their Subsidiaries or, to the Knowledge of the Acquired Companies, has been filed, commenced or threatened against any of the Acquired Companies or any of their Subsidiaries alleging any violation of any Applicable Law.

(b) The Acquired Companies and their Subsidiaries are, and have been, in compliance in all material respects with all United States and other Applicable Laws relating to import and export controls and: (i) neither any of the Acquired Companies nor any of their Subsidiaries has made a voluntary disclosure or entered into a settlement, plea agreement or deferred prosecution agreement with respect to violations of such Applicable Laws; (ii) as of the date of this Agreement are not the subject of, and have not been prior to the date of this Agreement, the subject of, a conviction, indictment, inquiry, audit, compliance assessment, focused assessment, penalty proceeding, citation, file, penalty, sanction, claim or, to the Knowledge of the Acquired Companies, investigation for alleged or actual underpayment of duties, fees or Taxes or other amounts, suspension of export privileges or other enforcement action, in each case with respect to violations of such Applicable Laws; and (iii) have not made or provided any false statement or omission to any Governmental Entity or to any customer in connection with importation or exportation of merchandise, including valuation, classification, duty treatment, eligibility for favorable duty rates or other special treatment, country-of-origin declaration or marking, export licensing, or any other matter, in each case arising out of Applicable Laws pertaining to import and export controls.

(c) None of the Acquired Companies nor any of their Subsidiaries (nor any of their respective managers, officers, directors, employees, Affiliates or, to the Knowledge of the Acquired Companies, agents, including sales representatives, distributors and consultants) has made, offered or agreed to offer anything of value to any employees or any customers of a company, as applicable, or to any foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives in any manner which would result in such Acquired Company or Subsidiary being in violation of any Applicable Law, including the United Kingdom Bribery Act 2010 and the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Without limiting the foregoing, none of the Acquired Companies and none of their Subsidiaries (nor any of their respective managers, officers, directors, employees, Affiliates or, to the Knowledge of the Acquired Companies, agents, including sales representatives, distributors and consultants) provide, or have provided, cash, gifts, or other personal benefits to its customers in violation of any Applicable Law. None of the Acquired Companies and none of their Subsidiaries (nor any of their respective managers, officers, directors, employees, Affiliates or, to the Knowledge of the Acquired Companies, agents, including sales representatives, distributors and consultants) are, as the date of this Agreement, the subject of, nor has it been prior to the date of this Agreement the subject of, an investigation, inquiry, audit, or compliance assessment, or been the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of the United Kingdom Bribery Act 2010, the FCPA or other applicable anti-bribery legislation.

(d) None of the representations and warranties contained in this Section 3.16 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.18) or tax matters (which are governed by Section 3.8).

Section 3.17 Permits. Each of the Acquired Companies and their Subsidiaries has and, immediately following the Closing, each of the Acquired Companies and their Subsidiaries will have, all material Permits required to conduct their respective businesses, including the Acquired Businesses, in the ordinary course consistent with past practice, and a complete and accurate list of all such material Permits is set forth on Section 3.17 of the Disclosure Schedule (the “Acquired Company Permits”). Each of the Acquired Companies and each of their Subsidiaries is in compliance, and has been in compliance, in all material respects with the terms of the Acquired Company Permits, such Acquired Company Permits are valid and in full force and effect, and no suspension or cancellation of any such Acquired Company Permits is pending, or to the Knowledge of the Acquired Companies, threatened as of the date of this Agreement. No Acquired Company Permit shall be subject to revocation, termination prior to its normal expiration date or non-renewal pursuant to its terms as a result of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.18 Labor and Employees.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the names and titles of all of the directors, managers or similar governing Person or body and each officer of each of the Acquired Companies and each of their Subsidiaries, and a complete and accurate list, as of the date of this Agreement, of all other employees who are working for any of the Acquired Companies or any of their Subsidiaries as of the date hereof, including in each case, their name, employer, title, department, birth date, service date, full time/part time status, salaried/hourly status, active or leave status (if on leave, with type of leave indicated and expected return date), exempt/non-exempt status, work location (including country), status as local or expatriate (for expatriate employees identifying both home and host country), base salary/wage, bonus entitlement, commission entitlement, visa status (if applicable) and union affiliation.

(b) Section 3.18(b) of the Disclosure Schedule sets forth a complete and accurate list of all third party temporary employees, consultants, and independent contractors who are providing services as of the date of this Agreement to any of the Acquired Companies or any of their Subsidiaries and includes their name, employer, work location (including country), position description or service performed, date initially contracted, hours worked, term of assignment and fee structure. All individuals characterized and treated by the Acquired Companies or any of their Subsidiaries as consultants or contractors are properly treated as independent contractors under all Applicable Laws.

(c) None of the Acquired Companies or any of their Subsidiaries is a party to any Contract or arrangement in effect as of the date of this Agreement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound as of the date of this Agreement by any equivalent national or sectoral agreement. As of the date of this Agreement, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees, or, to the Knowledge of the Acquired Companies, any threats thereof. As of the date of this Agreement, there are no lockouts, strikes, slowdowns, pickets, work stoppages or, to the Knowledge of the Acquired Companies, threats thereof by or with respect to any employees of any of the Acquired Companies or any of their Subsidiaries nor have there been any such lockouts, strikes, slowdowns, pickets or work stoppages.

(d) In the twelve (12) months prior to the date hereof, none of the Acquired Companies nor any of their Subsidiaries have effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) (or any similar state, local or foreign Applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies or any of their Subsidiaries or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Applicable Law) affecting any site of employment or facility of any of the Acquired Companies or any of their Subsidiaries with respect to any site of employment or facility of any of the Acquired Companies or any of their Subsidiaries.

(e) Each of the Acquired Companies and each of its Subsidiaries: (i) is in compliance in all material respects with all Applicable Laws with respect to employment, employment practices, immigration matters, terms and conditions of employment, labor relations and wages and hours, in each case, with respect to Acquired Company Employees; (ii) has withheld and reported all amounts required by Applicable Law to have withheld and reported with respect to wages, salaries and other payments to Acquired Company Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Acquired Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice) and (v) has properly classified all of its employees as exempt or non-exempt and is in compliance in all material respects with the Fair Labor Standards Act or any other Applicable Law regarding payment of wages and overtime. As of the date of this Agreement, there are no pending or, to the Knowledge of the Acquired Companies, threatened or anticipated claims or actions against any of the Acquired Companies or any of their Subsidiaries under any worker’s compensation policy or long-term disability policy. None of the Acquired Companies, any of their Subsidiaries nor any member of their respective Controlled Groups has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(f) Each Acquired Company Employee is or was at the time of his or her employment with any of the Acquired Companies or any of their Subsidiaries, (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the applicable Acquired Company or any of its Subsidiaries or for any United States employer, and the applicable Acquired Company or its applicable Subsidiary has completed a valid Form I-9 (Employment Eligibility Verification) for each Acquired Company Employee. Except as set forth on Section 3.18(f) of the Disclosure Schedule, as of the date of this Agreement, no current Acquired Company Employee has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(g) Each Acquired Company Employee who performs services in the United States is entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and all other Applicable Laws. Any Acquired Company Employee who performs services outside the United States is entitled to work under Applicable Laws in the country in which such employee performs services and the reporting and payment of, and withholding from, such employee’s compensation complies with all Applicable Laws in both the United States and the work country.

(h) There are no material outstanding citations, assessments, penalties, fines, liens, charges, surcharges, or other material amounts due or owing as a result of any violation of any Applicable Laws in respect of workplace safety applicable to the Acquired Company Employees.

(i) As of the date of this Agreement, none of the Acquired Companies nor any of their Subsidiaries has given notice to the authorities of any collective redundancies or started consultations with any trade union or employee co-determination body concerning any (future) collective redundancies in connection with the Acquired Company Employees.

(j) Except in the ordinary course of business, or except in compliance with Section 6.1, to the Knowledge of the Acquired Companies, no proposal, assurance or commitment has been communicated to any current Acquired Company Employee regarding any material (i) change to his or her terms of employment or working conditions or (ii) continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice, and no negotiations have commenced for any such matter.

(k) This Section 3.18 sets forth the exclusive representations and warranties in respect of labor and employment matters and none of the representations and warranties set forth in the other Sections of this Article III shall be deemed or construed to relate to labor and employment matters.

Section 3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained as of the date of this Agreement by or for the benefit of any of the Acquired Companies or their Subsidiaries, and sets forth the following information with respect to each such insurance policy:

(a) the name, address and telephone number of the agent who is the contact person for such policy;

(b) the name of the insurer and the name of the policyholder;

(c) the policy number and the period of coverage;

(d) the type of coverage provided under the policy;

(e) the policy premium; and

(f) the policy limits and deductibles.

With respect to each such insurance policy: (i) all policy premiums due to date have been paid in full and the policy is valid and binding in accordance with its terms on the Acquired Company or Subsidiary thereof that is a party to such policy and, to the Knowledge of the Acquired Companies as of the date of this Agreement, the insurance company that is a party to such policy, and is in full force and effect (unless terminated by the applicable insurance company in accordance with its termination rights thereunder, other than as a result of any material breach or default by or of any of the Acquired Companies or any of their Subsidiaries); and (ii) none of the Acquired Companies or any of their Subsidiaries and, to the Knowledge of the Acquired

Companies, no other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the passage of time, would constitute a material breach or default by the Acquired Companies or any of their Subsidiaries, or permit termination, modification, or acceleration, under the policy by the insurance company that is a party thereto. As of the date of this Agreement, no claim under any such policies has been denied or disputed and, to the Knowledge of the Acquired Companies, no such denial or dispute has been threatened, at any time since January 1, 2010. The Acquired Companies have Made Available to Purchaser true and complete copies of all current insurance policies and a complete claims history under all such policies since January 1, 2010.

Section 3.20 Accounts Receivable; Accounts Payable.

(a) All accounts receivable of the Acquired Companies and their Subsidiaries, whether reflected on the Company Balance Sheet or subsequently created, are valid receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All such accounts receivable are good and collectible (and subject to no setoffs or counterclaims) at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Company Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Acquired Companies; provided, however, that nothing in the foregoing shall be construed as a guarantee of collectability. Each of the Acquired Companies and their Subsidiaries have good and marketable title to their respective accounts receivable, free and clear of all Liens, except for Permitted Liens. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any notes or accounts receivable of any of the Acquired Companies or any of their Subsidiaries, except for write-offs as uncollectible of doubtful accounts reflected on the Company Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Acquired Companies.

(b) All accounts payable and notes payable of the Acquired Companies and their Subsidiaries, whether reflected on the Company Balance Sheet or subsequently created, are valid payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Acquired Companies and their Subsidiaries have paid their accounts payable in the ordinary course of their business and in a manner which is consistent with past practices.

Section 3.21 Bank Accounts. Section 3.21 of the Disclosure Schedule sets forth a full and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any of the Acquired Companies or any of their Subsidiaries maintains an account and safe deposit box, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawals.

Section 3.22 Brokers; Fees. Except for Stifel, Nicolaus & Company, Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of any of the Acquired Companies or their

Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 3.23 Transactions with Affiliates. Section 3.23 of the Disclosure Schedule contains a complete and accurate list (and if oral, an accurate and complete description of all material terms) of all Contracts, transfers of assets or liabilities or other arrangements, commitments or transactions to or by which any of the Acquired Companies or any of their Subsidiaries, on the one hand, and any Affiliate of any of the Acquired Companies, any of their Subsidiaries, any Seller or any Affiliate of any Seller, on the other hand, are a party or otherwise bound, except for Contracts, arrangements or commitments entered into or made by any of the Acquired Companies or any of their Subsidiaries in the ordinary course of business with individuals solely in their capacities as employees, officers, directors, managers or consultants of such Acquired Company or such Subsidiary. Since January 1, 2013, none of the equity holders, consultants, officers, directors, managers or employees of any of the Acquired Companies or, to the Knowledge of the Acquired Companies, any of their respective Affiliates, have been involved in any business arrangement or relationship with any of the Acquired Companies or any of their Subsidiaries (other than arrangements or relationships with the Acquired Companies or any of their Subsidiaries solely in their capacity as an employee, officer, director, manager or consultant of such entity). None of the equity holders, consultants, officers, directors, managers or employees of any of the Acquired Companies or, to the Knowledge of the Acquired Companies, any of their respective Affiliates, (i) are entitled to any payment or transfer of any assets from any of the Acquired Companies or any of their Subsidiaries (other than compensation owed by the Acquired Companies or any of their Subsidiaries in the ordinary course of business to any such employee, officer, director, manager or consultant for services rendered in such capacity and other than distributions required or permitted under the LLC Operating Agreement), (ii) have any interest in any material property or asset owned, leased, licensed or used by any of the Acquired Companies or any of their Subsidiaries or (iii) have an interest in any customer or supplier of any of the Acquired Companies or any of their Subsidiaries or any provider of products or services to any of the Acquired Companies or any of their Subsidiaries (other than the direct or indirect ownership of an equity interests in a publicly traded company if such equity interest is less than five percent of such publicly traded company’s equity interests).

Section 3.24 Customers and Suppliers.

(a) Schedule 3.24(a) sets forth the ten (10) largest customers of the Acquired Companies and their Subsidiaries (on a consolidated basis) as a percentage of the revenue of the Acquired Companies and their Subsidiaries for the ten months ended October 31, 2013 (the “Material Customers”). To the Knowledge of the Acquired Companies, as of the date of this Agreement, neither the Acquired Companies nor any of their Subsidiaries has a material dispute with any Material Customer. As of the date hereof, no Material Customer has indicated in writing that it (and to the Knowledge of the Acquired Companies, no Material Customer) intends to terminate or materially reduce its relationship with the Acquired Companies or their Subsidiaries. As of the date of this Agreement: no Material Customer has modified the material terms of any existing Contract or business relationship, and to the Knowledge of the Acquired Companies, no such Material Customer intends to terminate or materially reduce its relationship with the Acquired Companies or any of their Subsidiaries or materially change the existing business relationship or the terms and conditions under which such Material Customer currently buys such Products, Services or other property from the Acquired Companies or their Subsidiaries.

(b) Schedule 3.24(b) sets forth the ten (10) largest suppliers of the Acquired Companies and their Subsidiaries as a percentage of the purchases of the Acquired Companies and their Subsidiaries (on a consolidated basis) for the ten months ended October 31, 2013 (the “Material Suppliers”). To the Knowledge of the Acquired Companies, as of the date of this Agreement, neither the Acquired Companies nor any of their Subsidiaries has a material dispute with any Material Supplier. No supplier of the Acquired Companies or their Subsidiaries represents a sole source of supply for goods and services used in the conduct of the Acquired Business. As of the date of this Agreement: no Material Supplier has modified the material terms of any existing Contract or business relationship, and to the Knowledge of the Acquired Companies, no such Material Supplier intends to terminate or materially reduce its relationship with the Acquired Companies or any of their Subsidiaries or materially change the existing business relationship or the terms and conditions under which such Material Supplier currently sells such products, services or other property to the Acquired Companies or any of their Subsidiaries.

Section 3.25 Complete Copies of Materials. The Acquired Companies have delivered or Made Available to Purchaser complete and accurate copies of each document that is referenced in the Disclosure Schedule.

Section 3.26 Product Warranty; Product Liability.

(a) All of the products produced, sold, licensed, designed or delivered by any of the Acquired Companies or any Subsidiary of any Acquired Company at any time prior to the Closing (the “Products”) and the services performed by any of the Acquired Companies or any Subsidiary of any Acquired Company at any time prior to the Closing (the “Services”) have conformed in all material respects with all applicable contractual commitments and all applicable express and implied warranties, and no Acquired Company or any Subsidiary of any Acquired Company has any liability for replacement or repair thereof or other damages in connection with Services or Products sold at any time prior to the Closing in excess of the reserve for product warranty claims set forth on the face of the Company Financial Statements (or in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies. All Products sold at any time prior to the Closing by any of the Acquired Companies or any Subsidiary of any Acquired Company comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety laws of the United States, each state thereof and each other jurisdiction (including foreign jurisdictions) in which any of the Acquired Companies or any Subsidiary of any Acquired Company sells the Products. The warranty reserves on the Company Financial Statements are reasonable based on past experience and have been accrued in accordance with GAAP applied on a consistent basis. Except as set forth on Section 3.26(a)(i) of the Disclosure Schedule, none of the Acquired Companies nor any of the Subsidiaries of the Acquired Companies is aware of any facts or circumstances which, given the passage of time, could result in a claim against the Acquired Companies or any of their Subsidiaries for the breach of any contractual commitment or express or implied warranty that is applicable to any Products or Services sold at any time prior to the Closing by any of the Acquired Companies or any of their respective Subsidiaries. Section 3.26(a)(ii) of the Disclosure Schedule sets forth the standard warranty terms applicable to those Products offered for sale or sold by the Acquired Companies or any of their Subsidiaries prior to the Closing that are still under warranty by the Acquired Companies or any of their Subsidiaries. Except for the Contracts set forth on Section 3.26(a)(iii) of the Disclosure Schedule, no Acquired Company nor any Subsidiary of any Acquired Company has offered for sale or sold any Products that are still under warranty and where the warranty terms applicable to such Products materially deviate from the terms set forth on Section 3.26(a)(ii) of the Disclosure Schedule. Notwithstanding the foregoing, nothing in this Section 3.26(a) or set forth in Section 3.26(a) of the Disclosure Schedule shall limit or qualify the representations and warranties set forth in Section 3.12(d).

(b) (i) There are no material latent or overt design, manufacturing or other defects in any Product, (ii) none of the Products has been subject to recall or market withdrawal and none of the Acquired Companies nor any Subsidiary of an Acquired Company has initiated any, and there is no pending recall or market withdrawal relating to any of the Products; and (iii) as of the date of this Agreement, no Acquired Company or Subsidiary of an Acquired Company has received any written notice of a claim against such Acquired Company or Subsidiary alleging a material design or manufacturing defect in the Products; in the case of the foregoing clauses (i)-(iii), excluding any and all requests for product returns in the ordinary course of business which have not had and are not expected to result in any material liability to any Acquired Company or Subsidiary of an Acquired Company, and additionally in the case of the foregoing clause (i), excluding any material latent or overt design, manufacturing or other defects in any Product sold by Purchaser or any of its Affiliates at any time after the Closing (1) if such Product is not manufactured, produced or assembled by the Purchaser and its Affiliates after the Closing in strict compliance with the designs in effect as of the Closing for such Product, (2) if such Product is not manufactured, produced, assembled, stored, shipped, handled, operated, repaired or maintained by Purchaser or any of its Affiliates after the Closing in the same manner as such Product is manufactured, produced, assembled, stored, shipped, handled, operated, repaired or maintained by the Acquired Companies and their Subsidiaries prior to the Closing and in full compliance with all of the requirements of any applicable Contract as in effect prior to the Closing with respect to such Product or any of the materials, parts or components of such Product, (3) if such Product is not stored, handled, operated, maintained or repaired by any customer or user of such Product in strict compliance with the requirements or written instructions for the storing, handling, operation, maintenance or repair of such Product in effect as of the Closing or (4) if Purchaser or any of its Affiliates was aware or had knowledge of any such defect prior to the sale of such Product after the Closing; provided, however, that nothing in this Section 3.26(b) or set forth in Section 3.26(b) of the Disclosure Schedule shall limit or qualify the representations and warranties set forth in Section 3.12(d).

Section 3.27 Inventory. All Inventory of each Acquired Company and each Subsidiary of an Acquired Company is of a quality, quantity and condition useable or saleable in the ordinary course of the Acquired Businesses, except to the extent of any reserves reflected in the Company Financial Statements (or in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company Financials. None of the Inventory reflected on the Company Financials is obsolete and no write-down of such Inventory has been made or should have been made in the period since the Company Financials other than in the ordinary course of the Acquired Businesses. All of such Inventory is located at the facilities of an Acquired Company or Subsidiary of an Acquired Company and no Inventory is held on a consignment basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedule, which Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement and which disclosure in any section or paragraph of the Disclosure Schedule shall qualify the corresponding section or subsection in this ARTICLE IV (it being understood and hereby agreed that any disclosure in the Disclosure Schedule relating to one section or subsection shall also apply to any other sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also relates to such other sections or subsections), each Seller, severally and not jointly, represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1 Title to Equity Interests

(a) Such Seller owns good, valid and marketable title to the number and percentage of Equity Interests set forth opposite such Seller’s name on Section 4.1 of the Disclosure Schedule, free and clear of any and all Liens (including any spousal interests (community or otherwise)), and such Equity Interests held by such Seller constitute all of the equity interests of the Acquired Companies owned by such Seller. There are no preemptive rights or rights of first refusal or first offer (other than as set forth in the LLC Operating Agreement) nor are there any Contracts (other than the LLC Operating Agreement and this Agreement) or restrictions to which such Seller is a party relating to any Equity Interests held by such Seller.

(b) Upon delivery of the Equity Interests held by such Seller to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s payment to such Seller of such Seller’s Proportionate Share of the Initial Purchase Price in accordance with Section 2.2(a), the entire legal and beneficial interest in the Equity Interests held by such Seller and good, valid and marketable title to such Equity Interests, free and clear of all Liens (including any spousal interests (community or otherwise)) other than restrictions on transfer arising under applicable securities laws, will pass to Purchaser.

Section 4.2 Authority; Binding Agreement; No Conflict

(a) Such Seller has the requisite power, authority and capacity to execute and deliver this Agreement and the Ancillary Documents to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder, and to consummate the transactions to be consummated by such Seller under this Agreement and the Ancillary Documents to which such Seller is a party. The execution, delivery and performance of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of such Seller, as applicable. No other action or proceeding on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement or any Ancillary Document to which such Seller is a party, or the consummation of the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by such Seller, and each Ancillary Document to which such Seller is to become a party, when executed and delivered by such Seller, will be duly executed and delivered by such Seller. This Agreement constitutes (and each of the Ancillary Documents to which such Seller is a party, when executed, will constitute) (assuming, in each case, the due authorization, execution and delivery by each other party thereto) a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(c) The execution, delivery and performance of this Agreement and the Ancillary Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby by such Seller do not and will not (i) subject to compliance with the HSR Act and any other applicable Antitrust Laws, result in any failure to comply in all material respects with any Applicable Laws to which such Seller is subject or may be bound or (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification, notice or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on such Seller’s assets under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller or any of such Seller’s Equity Interests is otherwise bound.

(d) No material Permit, Action, concession of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for the pre-merger notification requirements of the HSR Act and any other applicable Antitrust Laws

Section 4.3 Litigation; Orders

As of the date of this Agreement, there are no Actions pending or, to such Seller’s Knowledge, threatened against or involving such Seller questioning, challenging or seeking to prevent, hinder or delay the transactions contemplated by this Agreement.

Section 4.4 Brokers; Fees.

Except for Stifel, Nicolaus & Company, Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of such Seller, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent, jointly and severally, represent and warrant to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization, Standing and Power. Each of Purchaser and Parent is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 5.2 Authority; Binding Agreement; No Conflict.

(a) Each of Purchaser and Parent has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Purchaser or Parent, as the case may be, is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of Purchaser and the Parent. No other action or proceeding on the part of Purchaser or Parent is necessary to authorize this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by each of Purchaser and Parent, and each Ancillary Document to which Purchaser or Parent is a party, when executed and delivered by Purchaser or Parent, as applicable, will be duly executed and delivered by such party. This Agreement constitutes (and each of the Ancillary Documents to which Purchaser or Parent is a party, when executed, will constitute) (assuming, in each case, the due authorization, execution and delivery by each other party thereto) a legal, valid and binding obligation of each of Purchaser and/or Parent, as applicable, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(c) The execution, delivery and performance by each of Purchaser and Parent of this Agreement and the Ancillary Documents to which it is a party and the consummation by such party of the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party does not and will not, (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Purchaser or Parent, as applicable, (ii) subject to compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, result in any failure to comply in all material respects with any Applicable Law to which Purchaser or Parent is subject or may be bound or (iii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on Purchaser’s or Parent’s assets under, any of the terms, conditions or provisions of any Contract to which any of Purchaser or Parent is a party or by which it or any of its properties or assets may be bound or subject.

(d) No material Permit, Action, concession of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Purchaser or Parent in connection with the execution, delivery and performance of this Agreement by each such party or the consummation of the transactions contemplated hereby, except for the pre-merger notification requirements of the HSR Act and any other applicable Antitrust Laws.

Section 5.3 Investment Purpose. Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Laws, including United States federal securities laws. Purchaser agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 5.4 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Purchaser or Parent or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 5.5 Due Diligence. Each of Purchaser and Parent acknowledges that, as of the Closing, it will have conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and their respective Subsidiaries and the Acquired Businesses. The representations and warranties by the Acquired Companies set forth in Article III and the representations and warranties of the Sellers set forth in Article IV constitute the sole and exclusive representations and warranties of the Acquired Companies and the Sellers, as applicable, to Purchaser and Parent in connection with the transactions contemplated hereby, and each of Purchaser and Parent acknowledges and agrees that the Acquired Companies and the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Acquired Companies and the Equity Interests. Each of Purchaser and Parent further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to Purchaser or Parent or any of their employees, agents or representatives are not representations or warranties of the Acquired Companies, their Subsidiaries, the Sellers and/or their Affiliates.

Section 5.6 Sufficiency of Funds. Purchaser and/or Parent has available to it sufficient cash on hand or other sources of immediately available funds to allow Purchaser to make the payments to the Sellers and consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS

Section 6.1 Interim Operations of the Acquired Companies. Except as set forth on Section 6.1 of the Disclosure Schedule, as expressly permitted or required by this Agreement or as consented to in writing by Purchaser, during the period commencing on the date hereof and ending at the Closing or such earlier date as this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), each of the Acquired Companies shall, and shall cause its Subsidiaries to, (a) maintain its existence in good standing under Applicable Law, (b) act and carry on its business in the ordinary course of business consistent with past practice, (c) use commercially reasonable efforts to make all capital expenditures budgeted for the period prior to the Closing, (d) use commercially reasonable efforts to maintain all assets and properties thereof in good operating condition and repair and apply all insurance proceeds towards the replacement or repair of any properties damaged or destroyed, (e) use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, to keep available the services of its current employees and officers and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and (f) maintain its Books and Records in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Disclosure Schedule or as expressly permitted or required by this Agreement, during the Pre-Closing Period the Acquired Companies shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Purchaser:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in securities or other property) in respect of, any equity interests of any of the Acquired Companies or any of their Subsidiaries other than any dividend or distribution of cash that leaves at least the Minimum Cash Amount in one or more bank accounts of the Acquired Companies as of the Closing after giving effect to such dividend or distribution; (ii) adjust, split, combine or reclassify any of the equity interests of any of the Acquired Companies or any of their Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity interests or any other securities of any of the Acquired Companies or any of their Subsidiaries; or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any equity interests or any other securities of any of the Acquired Companies or any of their Subsidiaries or any rights, warrants or options to acquire any such equity interests or other securities;

(b) issue, deliver, sell, grant, pledge or amend the terms (whether by merger, consolidation or otherwise) of any equity interests of any of the Acquired Companies or any of their Subsidiaries, any other voting securities or any securities convertible or exercisable into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests, voting securities or convertible or exchangeable securities;

(c) amend, adopt, authorize or propose any amendments to the Acquired Company Organizational Documents;

(d) propose, adopt or enter into any Contract or plan with respect to or consummate (i) any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies or any of their Subsidiaries or (ii) (A) any merger, consolidation or other business combination with, or (B) acquisition of any assets (other than acquisitions of inventory, goods, supplies, parts and services in the ordinary course of business consistent with past practice), securities or any capital stock of or interest in, any Person, other than the transactions contemplated hereby;

(e) sell, license, mortgage, transfer, lease, assign, pledge, subject to any Lien (other than a Permitted Lien) or otherwise dispose of or encumber any property, rights or assets of the Acquired Companies or any of their Subsidiaries (including the Leased Real Property, equity interests or other ownership interests of any Subsidiaries and any Acquired Company IP), except for (i) the sale, assignment, transfer or other disposition of obsolete or worthless assets and (ii) the sale, license, assignment, transfer or other disposition of the products or services of the Acquired Companies or any of their Subsidiaries in the ordinary course of business;

(f) enter into any Contract that would be binding on the Acquired Companies or any of their Subsidiaries after the Closing and that would limit the freedom, or restrict the business activities, of any of the Acquired Companies or any of their Subsidiaries (1) to engage in any line of business, (2) to sell, supply or distribute any service or product, (3) to compete with any Person or (4) to conduct business in any geography;

(g) (i) incur or assume any Indebtedness or issue any debt securities, except for Indebtedness incurred under existing lines of credit to fund operations of the business in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for any Indebtedness permitted under the foregoing clause (i), or (iii) make any loans, advances or capital contributions to or investments in any other Person except for advances for travel and other miscellaneous expenses in the ordinary course of business consistent with past practice to employees of the Acquired Companies or any of their Subsidiaries;

(h) make any changes in accounting methods, procedures, principles or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, in each case, except insofar as may have been required by a change in GAAP after the date hereof;

(i) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer, manager or employee of any of the Acquired Companies or any of their Subsidiaries, except for any such agreement entered into with the prior written consent of Purchaser (which consent shall not be unreasonably withheld) with any new director, officer, manager or employee hired with the prior written consent of Purchaser; alter, establish, adopt, or amend (except as required by Applicable

Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, change of control payment, severance, equity option, restricted equity or other benefit plan or arrangement (including any Acquired Company Plans) covering any past or present director, officer, manager, employee, contractor or consultant of any of the Acquired Companies or any of their Subsidiaries; or increase compensation, bonus or other benefits payable to any director, officer, manager or employee of any of the Acquired Companies or any of their Subsidiaries, except for (1) any such increase required under Applicable Law or pursuant to the terms of an existing Contract, benefit plan or arrangement and (2) any such increase for non-executive employees in the ordinary course of business consistent with past practice;

(j) hire any employees, officers, managers, consultants, directors or contractors, terminate any employees, officers, managers, consultants, directors or contractors (other than any such termination if it is for cause), or induce or attempt to induce any employees, officers, managers, consultants, directors or contractors, whether directly or indirectly, to terminate their employment or engagement with any of the Acquired Companies or any of their Subsidiaries prior to, at or after the Closing;

(k) (i) modify, amend, terminate or assign any Lease or sublease or enter into any new leases or subleases for real property, (ii) waive, release, relinquish or assign any of the rights of any of the Acquired Companies or any of their Subsidiaries under any Lease or sublease or (iii) fail to take any action required to be taken, or take any action not permitted to be taken, under any Lease or sublease if such failure to act or action could reasonably be expected to adversely affect the term, validity or enforceability of such Lease or sublease;

(l) make or change any material Tax election, settle or compromise any Tax liability, amend any Tax Return, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

(m) initiate, compromise or settle any litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding other than against Purchaser;

(n) amend, modify, terminate, cancel or permit to lapse any insurance policies maintained by any of the Acquired Companies or any of their Subsidiaries, except for any such amendment or modification that is not material;

(o) enter into any joint venture, partnership or other similar arrangement;

(p) enter into any Contract with any Affiliate, equityholder, officer, director, manager, employee or consultant of any of the Acquired Companies or any of their Subsidiaries, other than (i) as expressly permitted or required under this Agreement, (ii) transactions solely between or among an Acquired Company, any other Acquired Company and any Subsidiary of an Acquired Company or (iii) any payment or provisions of salary, benefits or other compensation to officers, directors, managers, employees or consultants of an Acquired Company or its Subsidiaries expressly permitted by this Section 6.1;

(q) (i) enter into any Contract that if existing on the date hereof would be a Material Contract or (ii) terminate, modify, amend or supplement in any material respect any Material Contract, in either case, other than (x) transactions solely between or among any Acquired Company, any other Acquired Company and any Subsidiary of an Acquired Company or (y) any entry into, termination, modification, amendment or supplement of any Material Contract in the ordinary course of business consistent with past practices (it being understood that if any such entry into, termination, modification, amendment or supplement of any Material Contract is not prohibited under clause (i) or (ii) above as a result of the ordinary course of business consistent with past practices exception set forth in subclause (y) above, but such action would otherwise be prohibited by any other provision of this Section 6.1, then this Section 6.1(q) will not be interpreted to permit such action without the prior written consent of Purchaser);

(r) enter into or become subject to a power of attorney;

(s) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, any of the Acquired Companies or any of their Subsidiaries);

(t) commit to make any capital expenditures or capital additions or improvements involving more than $100,000 in the aggregate;

(u) create, assume, pay, discharge, settle or satisfy any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than (1) in the ordinary course of business consistent with past practice, (2) as contemplated, permitted or required elsewhere in this Agreement, (3) as required under Applicable Law and (4) the payment, discharge, settlement, satisfaction or performance of any liability pursuant to, and in accordance with, the terms of any Contract, Lease or Acquired Company Plan that is in effect on the date of this Agreement or that is permitted pursuant to this Section 6.1;

(v) implement any plant closing or mass layoff that would require notice pursuant to the WARN Act (or any similar Applicable Law); or

(w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give to Purchaser, directly or indirectly, rights to control or direct the business or operations of any of the Acquired Companies or any of their Subsidiaries prior to the Closing. Prior to the Closing, each of the Acquired Companies will exercise, consistent with the terms and conditions of this Agreement, control of its business and operations.

Section 6.2 The Confidentiality Agreement. The parties acknowledge that Purchaser and the LLC have previously executed that certain letter agreement, dated as of August 16, 2013, as may be further amended or supplemented (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein, until the Closing, at which time it will automatically terminate and be of no further force or effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access to Information. During the Pre-Closing Period, each of the Acquired Companies shall afford to Purchaser and its representatives reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably or unnecessarily disrupt or interfere with business operations, to all of the Acquired Companies’ and their Subsidiaries’ properties, including the Leased Real Property, books, contracts, commitments, personnel and records as Purchaser shall reasonably request, and, during such period, each of the Acquired Companies shall (and each of the Acquired Companies shall cause each of its Subsidiaries to) (a) furnish reasonably promptly to Purchaser and its representatives any other information concerning the Acquired Companies and their Subsidiaries and the business, finances, operations, properties, assets and personnel of the Acquired Companies and their Subsidiaries as Purchaser may reasonably request and (b) instruct its employees and representatives to reasonably cooperate with Purchaser in its investigation of the Acquired Companies and their Subsidiaries; provided, however, that the Acquired Companies may restrict the foregoing access to the extent that any Applicable Law requires Acquired Companies to restrict or prohibit access to any such properties or information; and provided, further, however, that either David Miller or Kim Little, or their designee, shall have the right to be present at any meeting, or participate in any telephone conversation (which such presence or participation shall not be materially delayed following the reasonable request of Purchaser), between any officer, employee, personnel, customer, supplier, accountant, counsel, financial advisor, or representative of the Acquired Companies, on the one hand, and Purchaser or representative of the Purchaser, on the other hand. Purchaser shall hold, and cause its representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

Section 7.2 Legal Requirements; Consents; Further Assurances; Cooperation.

(a) Subject to the terms hereof (including without limitation Section 7.2(b) and Section 7.2(c)), each of the Acquired Companies, Purchaser and the Sellers shall, and each of the Acquired Companies shall cause its Subsidiaries to:

(i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) use its commercially reasonable efforts to, in the most expeditious manner reasonably practicable, obtain from any Governmental Entity or any other third party any consent or Permit required to be obtained by any of the Acquired Companies, Purchaser, any Seller or any Subsidiary of any Acquired Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, none of the Sellers, the Acquired Companies or any of their Subsidiaries will accept any material conditions or obligations, including material amendments to existing conditions and obligations; and provided, further that none of Purchaser, the Sellers, the Acquired Companies or their Subsidiaries shall be obligated to make any payment or incur any expenditure, liability or obligation with respect to obtaining any such consents or Permits;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) any applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder and (C) any other Applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Each of the Acquired Companies, Purchaser and each Seller shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity, is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Each of the Acquired Companies, Purchaser and each Seller shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Acquired Companies, Purchaser and each Seller agree that nothing contained in this Section 7.2(a) shall modify or affect their respective rights and responsibilities under Section 7.2(b).

(b) The Acquired Companies, Purchaser and each Seller agree to (i) promptly, but no later than ten (10) Business Days following the date hereof, file all notifications and related materials that are required under the HSR Act and any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), (ii) use their commercially reasonable efforts to obtain any government clearances or approvals required under the HSR Act or other Antitrust Laws for the Closing and (iii) respond to any government requests for information under the HSR Act or other Antitrust Laws that restrict, prevent or prohibit the consummation of the transactions contemplated by this Agreement under the HSR Act or other Antitrust Laws; provided, however, that nothing contained in this Agreement shall require any party to this Agreement or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring such party or any of its Affiliates (including, with respect to Purchaser, the Acquired Companies and their Subsidiaries from and after the Closing) to (A) divest or hold separate or license any assets of such party or any of its Affiliates, (B) litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated hereby as violative of the HSR Act, other Antitrust Laws or other Applicable Laws, or (C) agree with any Governmental Entity to any liability or restriction on the conduct of the business of such party or its Affiliates. In connection with any such filings, each of the Acquired Companies, Purchaser and each Seller shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to each other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Fees payable to Governmental Entities in connection with filings required by the HSR Act or other necessary Permits or other consents under other Antitrust Laws shall be borne entirely by Purchaser. In connection with the foregoing, the Acquired Companies, Purchaser and each Seller (I) shall promptly notify each of the other parties in writing of any communication received by that party or its Affiliates from any Governmental Entity and, subject to Applicable Laws, provide the other parties with a copy of any such written communication (or written summary of any oral communication) and (II) shall not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

(c) Purchaser and the Sellers shall use commercially reasonable efforts, and the Sellers shall cause the Acquired Companies and their Subsidiaries to use commercially reasonable efforts to obtain, and to reasonably cooperate in obtaining, all consents from third parties in respect of Contracts to the extent such Contracts require such consents as a result of the transactions contemplated hereby, including all such Contracts set forth on Section 3.4(c) of the Disclosure Schedule; provided, however, that none of Purchaser, Sellers, the Acquired Companies and their Subsidiaries shall be required to pay or commit to pay any amount to (or incur any expenditure, liability or obligation in favor of) any Person from whom any such consent may be required (other than nominal filing, attorneys or application fees); provided, further that this does not limit the condition precedent that those consents set forth on Section 9.2(e) of the Disclosure Schedule be obtained).

(d) Nothing in this Section 7.2 shall limit any party’s right to terminate this Agreement in accordance with the terms and conditions of Section 11.1.

Section 7.3 Public Disclosure. The initial press release by each of Purchaser and the Acquired Companies with respect to the execution of this Agreement shall be reasonably acceptable to Purchaser, the Acquired Companies and the Equityholders’ Representative. Until the Closing, no party hereto shall issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, the Acquired Companies and the Equityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser and its Affiliates may, without the prior written consent of the Acquired Companies and the Equityholders’ Representative, (a) issue any press release or make any public statement or disclosure as may be required by Applicable Law, including federal securities laws, or the applicable rules of the NASDAQ Stock Market or any listing agreement (including annual and quarterly earnings press releases and conference calls) or (b) make any public statement or disclosure to the extent the substance of such public statement or disclosure is consistent with any previous press release, statement or disclosure made in accordance with, or permitted by, this Section 7.3. After the Closing, no party other than Purchaser or its Affiliates shall issue any press release or make any public statement with respect to the Agreement or the transactions contemplated hereby.

Section 7.4 Director and Officer Indemnification.

(a) For a period of six (6) years after the Closing, Purchaser shall cause each Acquired Company and their Subsidiaries to indemnify and hold harmless all past and present officers, managers and directors of such Acquired Company and such Subsidiaries (each, a “Covered Person”) for acts or omissions occurring at or prior to the Closing pertaining to the fact that he or she is or was an officer, manager, employee or director of such Acquired Company to the fullest extent provided under the applicable Acquired Company Organizational Documents in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation (including any limitation on the ability of any Acquired Company to indemnify and hold harmless a Covered Person) imposed from time to time under Applicable Law. Any such indemnification under this Section 7.4(a) shall include advancement of expenses to the fullest extent provided under the applicable Acquired Company Organizational Documents and Applicable Law.

(b) From and after the Closing, Purchaser or the applicable Acquired Company shall be entitled to assume the defense of any action, suit, investigation or proceeding against any Covered Person and Purchaser and such Acquired Company shall not be liable to any Covered Person for any legal expenses of separate counsel or any other expenses subsequently incurred by such Covered Person in connection with the defense thereof, except that if Purchaser or the Acquired Company elects not to assume such defense or in the reasonable judgment of the Covered Person, after consultation with counsel, the Covered Person determines that a conflict of interest with respect to such matter exists between Purchaser or the Acquired Company (on the one hand) and the Covered Person (on the other hand), the Covered Person may assume the defense of such action and retain counsel of his or her choice, subject to the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and Purchaser or the Acquired Company shall pay all reasonable fees and expenses of such counsel for the Covered Person promptly as statements therefor are received; provided that Purchaser and the Acquired Company shall not be liable for any settlement effected without prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Prior to the Closing, Purchaser will consult with the Acquired Companies to purchase prepaid, non-cancellable “tail” or “run-off” coverage on the Acquired Companies’ existing policies of directors’ and officers’ liability insurance (true, correct and complete copies of which have been delivered to Purchaser) maintained by the Acquired Companies as of the date of this Agreement (“D&O Insurance”); provided, however, that if such D&O Insurance is not available at a cost less than 200% of the last annual premium paid prior to the date hereof under the Acquired Companies’ directors’ and officers’ liability insurance policies (the “Insurance Cap”), then Purchaser shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap. Such tail or run-off coverage shall be for a claims reporting or discovery period of six (6) years from the Closing and otherwise on terms and conditions that are no less favorable than as provided in the Acquired Companies’ existing policies as of the date hereof.

(d) The rights to indemnification of each Covered Person under this Section 7.4 shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Covered Person may have by Applicable Law or under the applicable Acquired Company Organizational Documents.

(e) This Section 7.4 is intended to benefit each Covered Person and his, her or its heirs or successors, shall be enforceable by each Covered Person, his, her or its heirs and successors and their respective representatives and shall be binding on all successors and assigns of Purchaser and the Acquired Companies. In the event Purchaser, any Acquired Company, any Subsidiary of any Acquired Company or any of their respective successors (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made to the extent not otherwise effected by operation of law so that the successors of Purchaser, such Acquired Company, such Subsidiary or such successor, as the case may be, assume the obligations of Purchaser, such Acquired Company or such Subsidiary, as the case may be, set forth in this Section 7.4. Any such assumption of the obligations of Purchaser, such Acquired Company, such Subsidiary or such successor, as the case may be, shall not operate to release, relieve, waive, terminate or modify the obligations of Purchaser, such Acquired Company, such Subsidiary or such successor, as the case may be, under this Section 7.4.

Section 7.5 Notification of Certain Matters.

(a) At all times prior to the Closing, the Acquired Companies, their Subsidiaries and each Seller shall promptly notify Purchaser of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any Actions commenced or, to the Knowledge of the Acquired Companies, threatened against, relating to or involving or otherwise affecting any of the Acquired Companies or any of their Subsidiaries or any Seller, that, if pending on the date of this Agreement and not described in the Disclosure Schedule, would have made the representations and warranties of the Acquired Companies under ARTICLE III or of any of the Sellers under ARTICLE IV incomplete or inaccurate or that would reasonably be expected to adversely impact the consummation of the transactions contemplated by this Agreement.

(b) At all times prior to the Closing, each party shall promptly notify the other parties in writing of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the other parties’ conditions contained in ARTICLE IX to be satisfied.

(c) No notification or communication made by any party pursuant to this Section 7.5 or access provided or information disclosed or otherwise made available pursuant to Section 7.1 shall modify or otherwise affect in any manner the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not be deemed to cure any related breaches of representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of any party to take any action with respect to such notice be deemed a waiver of any such breach or breaches.

Section 7.6 Resignations; Removal. Each of the Acquired Companies shall obtain and deliver to Purchaser at the Closing evidence reasonably satisfactory to Purchaser of the resignation or removal, effective as of the Closing, of all officers, managers and directors, as applicable, of such Acquired Company and its Subsidiaries (except those designated by Purchaser to the Acquired Companies in writing at least two (2) Business Days prior to the Closing Date).

Section 7.7 Delivery of Monthly Financials. Until the Closing Date, each of the Acquired Companies shall, as promptly as practicable but in no event later than fifteen (15) Business Days after the end of each calendar month, prepare and deliver to Purchaser an unaudited balance sheet, statement of operations and statement of cash flows of the Acquired Businesses for such calendar month. Such unaudited statements shall be prepared on a basis consistent with the monthly financial reports prepared for use by management of the Acquired Companies.

Section 7.8 Affiliate Agreements. Each of the Acquired Companies shall use commercially reasonable efforts to cause all Contracts, arrangements or other transactions between such Acquired Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or manager of any Acquired Company or any of their Subsidiaries, on the other hand (the “Affiliate Agreements”), with respect to which there could be further or continuing liability or obligation on the part of Purchaser or any of its Affiliates (including after the Closing the Acquired Companies and their Subsidiaries), to be terminated prior to the Closing without any further or continuing liability on the part of Purchaser or any of its Affiliates (including after the Closing the Acquired Companies and their Subsidiaries); provided, however, that (i) nothing in this Section 7.8 shall require the termination of any Contract, arrangement or other transaction that is solely between or among any Acquired Company or any of its Subsidiaries, on the one hand, and any Acquired Company or any of its Subsidiaries, on the other hand, and (ii) nothing in this Section 7.8 shall require the termination of (A) any existing Contract, arrangement or commitment entered into or made by any of the Acquired Companies or any of their Subsidiaries in the ordinary course of business with individuals solely in their capacities as employees, consultants, officers, directors or managers of such Acquired Company or such Subsidiary, (B) the compensation or benefits paid or provided in the ordinary course of business to any officer, director, manager, employee or consultant of any Acquired Company or any of its Subsidiaries for services rendered solely in such capacity or (C) the rights to indemnification of any Covered Person under the applicable Acquired Company Organizational Documents (and no such Contract, arrangement or other transaction covered by either clause (i) or clause (ii) of this proviso shall constitute an “Affiliate Agreement” for purposes of this Agreement).

Section 7.9 Employee Benefit Matters.

(a) Following the Closing, (i) each employee of any of the Acquired Companies or any of their Subsidiaries who continues employment with Purchaser, an Acquired Company or a Subsidiary of an Acquired Company following the Closing (each, a “Continuing Employee”) shall receive credit for all purposes under any benefit plan, program or arrangement established or maintained by or on behalf of the applicable Acquired Company or Subsidiary after the Closing Date that covers such Continuing Employees (the “New Plans”) for years of service with the applicable Acquired Company or Subsidiary, except to the extent such crediting of service will cause a duplication of benefits, and (ii) Purchaser shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are group health plans in which such Continuing Employees and their eligible dependents shall participate to be waived (to the extent permissible under such New Plan) and shall provide credit, during the applicable plan year, for any co-payments and deductibles prior to the Closing for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Purchaser and the applicable Acquired Company (or its Subsidiaries), as applicable, shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of each Continuing Employee. Nothing in this Agreement shall prevent Purchaser, any Acquired Company or any Subsidiary of an Acquired Company from amending or terminating any Acquired Company Plan in accordance with its terms from and after the Closing.

(c) Nothing contained in this Agreement, express or implied, (i) except for the provisions of Section 7.4, is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a direct party to, or a third party beneficiary of, this Agreement or (ii) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder.

(d) Nothing contained in this Agreement, express or implied, shall prohibit Purchaser, any of the Acquired Companies or any Subsidiary of an Acquired Company, as applicable, from, subject to Applicable Law, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to Continuing Employees from and after the Closing. No provision of this Agreement shall be construed as a limitation on the right of Purchaser to suspend, amend, modify or terminate any employee benefit plan. Further, (i) no provision of this Agreement shall be construed as an amendment to any employee benefit plan and (ii) no provision of this Agreement shall be construed as limiting Purchaser’s or the Acquired Companies’ or any of their Subsidiaries’ discretion and authority to interpret the respective employee benefit and compensation plans, agreements arrangements, and programs, in accordance with their terms and Applicable Law.

Section 7.10 Restrictive Covenants.

(a) For a period of five (5) years from and after the Closing Date, each Seller agrees that he, she or it shall not, and shall cause his, her or its controlled Affiliates not to, directly or indirectly, whether as principal, partner, officer, director, employee, consultant, manager, member or stockholder, own, manage, operate, participate in, control or acquire more than five percent (5%) of (or the right to acquire more than five percent (5%) of) any class of voting securities of, perform services for or otherwise carry on or engage in, a business that competes with any of the Acquired Businesses anywhere in the United States, the Netherlands or any other jurisdiction in which the Acquired Businesses operate as of the Closing Date.

(b) For a period of five (5) years from and after the Closing Date, except with respect to any work that may be performed on behalf of the Acquired Businesses as an employee or agent of the Acquired Businesses, each Seller agrees that he, she or it shall not, and shall cause his, her or its controlled Affiliates not to, directly or indirectly contact, solicit, market to, sell any product or service to, consult with or perform any service whatsoever for (x) any Person that is as of the Closing Date, or during the preceding six (6) months was, a customer of any of the Acquired Businesses (each, a “Company Customer”) or (y) any Affiliate of a Company Customer, which product or service is competitive with any product or service offered by any of the Acquired Businesses on the Closing Date.

(c) For a period of five (5) years from and after the Closing Date, each Seller agrees that, without the consent of Purchaser, he, she or it shall not, and shall cause his, her or its controlled Affiliates not to, directly or indirectly hire, solicit to (or assist or encourage others to) hire, or in any way interfere with the employment relationship of any individual who is as of the Closing Date an employee of any Acquired Company or any of its Subsidiaries in connection with any of the Acquired Businesses or who was employed by any Acquired Company or any of its Subsidiaries in connection with any of the Acquired Businesses within the six (6) months prior to the Closing Date. Notwithstanding the foregoing, none of the Sellers or their controlled Affiliates shall be precluded from engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency; provided that such solicitation, advertising or searches are not directed in any way at the employees of any Acquired Company or any of its Subsidiaries.

(d) The Sellers acknowledge and agree that the scope of the restrictive covenants set forth in clauses (a) through (c) above are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Purchaser, and do not prevent or preclude the Sellers from earning a suitable livelihood.

(e) If any term or provision of this Section 7.10 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Section 7.10 enforceable. This Section 7.10 as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Section 7.10 to the extent necessary to comply with any Applicable Law and to enforce this Section 7.10 as modified.

(f) Each of the Sellers acknowledges and agrees that money damages would not be an adequate remedy for breach of the provisions of this Section 7.10. In the event of an actual or threatened breach by a Seller of any of the provisions of this Section 7.10, Purchaser, in addition to any other remedies available to it, may obtain from a court of competent jurisdiction specific performance and/or injunctive relief in order to enforce, or prevent any breach of, the provisions of this Section 7.10 without the requirement of posting any bond or other indemnity.

Section 7.11 Waiver of Rights of First Offer. In connection with the transactions contemplated by this Agreement, (a) the LLC and each of the Sellers signatory to that certain Amended and Restated Operating Agreement, dated as of January 1, 2007 (the “LLC Operating Agreement”) hereby expressly agrees not to exercise any of its rights under, and waives compliance by any of the Sellers with any of the provisions of Section 15.2 of the LLC Operating Agreement, and any other provisions thereof that may otherwise restrict, hinder or delay the transactions contemplated by this Agreement, and (b) Mark McCarthy and Robert Valleau, as parties to that certain Advanced Data Corporation Stock Purchase Agreement, dated as of January 8, 1998 (the “ADCC Stock Agreement”), and Hickory Lane Trust, as transferee of ADCC Shares previously held by Mark McCarthy, hereby consent to the sale of the ADCC Shares as contemplated by this Agreement and expressly agree not to exercise any of their rights under, and hereby waive compliance by the other with, any of the provisions of Sections Four, Five and Six of the ADCC Stock Agreement and any other provisions thereof that may otherwise restrict, hinder or delay the transactions contemplated by this Agreement.

Section 7.12 Exclusive Dealing. On the date hereof, each of the Acquired Companies and each Seller shall, and shall cause its representatives to, immediately cease any existing discussion or negotiation with any Person (other than Purchaser and its Affiliates) relating to an acquisition of any of the Acquired Companies or any of their Subsidiaries, equity interests of any of the Acquired Companies or any of their Subsidiaries, assets of any of the Acquired Companies or any of their Subsidiaries, or any merger, consolidation, combination, equity exchange, recapitalization, liquidation or dissolution involving any of the Acquired Companies or any of their Subsidiaries (collectively, a “Competing Transaction”). During the Pre-Closing Period, the Acquired Companies and each Seller shall, and shall cause their representatives to, refrain from taking, directly or indirectly, any action to (a) solicit, initiate, or encourage the submission of any proposal or indication of interest from any Person relating to a Competing Transaction, (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, a Competing Transaction (or any proposal or indication of interest relating to a Competing Transaction) or (c) authorize, engage in, or enter into any Contract (other than with Purchaser and its Affiliates) with respect to a Competing Transaction. The Acquired Companies and each Seller will notify Purchaser as soon as practicable but in no event later than three (3) Business Days after receipt by any of them or any of their respective representatives of any expression of interest, proposal or offer (including any request for non-public information) relating to a possible Competing Transaction that is received from any Person on or after the date hereof, identifying the Person making the expression of interest, proposal or offer and describing the material terms thereof.

Section 7.13 Data Room Contents. The Sellers and their representatives shall retain (i) one (1) or more CD-Rom disks containing a complete and accurate electronic copy of the “data room” as of the date hereof, and (ii) one (1) or more CD-Rom disks containing a complete and accurate electronic copy of the “data room” as of the Closing, in each case for purposes of monitoring compliance with this Agreement.

Section 7.14 R&W Insurance Policy. Purchaser, Sellers and the Acquired Companies shall cooperate and use their commercially reasonable efforts to enable Purchaser to obtain, on or prior to the Closing Date, a buyer-side representation and warranty insurance policy from Chartis Specialty Insurance Company (or an affiliate thereof) having the terms specified on Exhibit D or a similar policy from another insurance company having such terms, in each case, reasonably satisfactory to Purchaser and Sellers (the “R&W Insurance Policy”) to insure against up to a maximum aggregate amount of $10,000,000 in Losses incurred by any Purchaser Indemnified Party (including, without limitation, any of the Acquired Companies and their Subsidiaries from and after the Closing) as a result of the failure of any representation or warranty made by the Sellers or the Acquired Companies in Article III or Article IV hereof or in any certificates delivered pursuant to Article IX to be true and correct as of the Closing Date (or as of the date made, where such representation or warranty relates to an earlier date). The premiums due under the R&W Insurance Policy shall be paid by Purchaser to the applicable insurer at or prior to the Closing.

ARTICLE VIII

CERTAIN COVENANTS REGARDING TAX MATTERS

Section 8.1 Tax Returns.

(a) The parties agree that, as a result of the transactions contemplated by this Agreement, (i) the taxable year of the LLC shall terminate pursuant to Code Section 708(b)(1)(B) for federal and, unless required by applicable Tax law, any applicable state and local income Tax purposes as of the close of business on the Closing Date, (ii) the Corporation and ADCC will become members of the Purchaser’s consolidated group and, accordingly, the taxable year of the Corporation will terminate pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) for federal and, unless required by applicable Tax law, any applicable state and local income Tax purposes as of the close of business on the Closing Date, (iii) the taxable year of ADCC shall terminate pursuant to Code Section 1362(d)(2) and Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(2) for federal and, unless required by applicable Tax law, any applicable state and local income Tax purposes as of the close of business on the day before the Closing Date, and (iv) in determining the taxable income of ADCC for its taxable year ending as of the close of business on the day before the Closing Date, a “closing of the books” method will apply pursuant to Code Section 1362(e)(6)(D). The Equityholders’ Representative shall prepare and timely file all Tax Returns of the Acquired Companies and their Subsidiaries for income, gross receipts and similar Taxes (including any business, professional and occupational license Taxes or similar Taxes) that are required to be filed by or with respect to the Acquired Companies and each of their Subsidiaries for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) which are filed after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by Applicable Law. The Equityholders’ Representatives shall cause the LLC to make an election under Code Section 754 for its taxable year ending on the Closing Date. The Equityholders’ Representative shall provide Purchaser with reasonable opportunity to review and comment on each such Tax Return for which the Equityholders’ Representative bears preparation responsibility in accordance with this

Section 8.1(a) prior to filing, and shall make changes to such Tax Returns reasonably requested by Purchaser to ensure that such Tax Returns are consistent with the terms of this Agreement. With respect to the Corporation, (i) Purchaser shall be entitled to recover from the Sellers, not less than five (5) Business Days prior to the filing of any such Pre-Closing Tax Period Tax Return, an amount equal to the Taxes required to be paid in connection with such Tax Returns, less the amount of estimated Taxes previously paid by the Corporation and reflected as a credit on such Tax Returns, and (ii) Purchaser shall cause the Corporation to issue a check for payment for all Taxes shown on such Pre-Closing Tax Period Tax Return to be attached to the Pre-Closing Tax Period Tax Return filed by the Equityholders’ Representative. If the amount of estimated Taxes previously paid by the Corporation and reflected as a credit on such Tax Returns exceeds the amount of Taxes required to be paid in connection with such Tax Returns, then Purchaser shall pay such excess to the Sellers no later than the date that is five (5) Business Days following the receipt of such excess from the applicable Governmental Entity; provided that Purchaser and the Sellers agree that the Corporation will request a refund of any such excess and the Corporation will not apply any such excess as a credit in respect of any subsequent Tax period or other Tax. The Sellers and the Corporation shall include income, gain, loss, deduction or other Tax items for Pre-Closing Tax Periods of the LLC on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the LLC to them for such periods. Any amended Tax Return of the Acquired Companies or their Subsidiaries or claim for Tax refund on behalf of the Acquired Companies or their Subsidiaries for any Pre-Closing Tax Period shall be filed, or caused to be filed, only by the Equityholders’ Representative.

(b) Purchaser shall prepare and file, when due, any Tax Returns of the Acquired Companies and their Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date, and all Tax Returns of the Acquired Companies and their Subsidiaries for the Pre-Closing Tax Period, not otherwise required to be prepared by the Equityholders’ Representative pursuant to Section 8.1(a). To the extent such Tax Returns relate to a Pre-Closing Tax Period or to a Straddle Period, Purchaser shall provide the Equityholders’ Representative with reasonable opportunity to review and comment on each such Tax Return prior to filing. The Corporation shall include income, gain, loss, deduction or other Tax items for Straddle Periods of the Corporation on its Tax Returns in a manner consistent with the Schedule K-1 furnished by the LLC to the Corporation in respect of the pre-Closing portion of such Straddle Period.

Section 8.2 Cooperation on Tax Matters. Purchaser, the Acquired Companies and the Equityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 8.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Equityholders’ Representative shall (a) retain all books and records with respect to Tax matters pertinent to the Acquired Companies or their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) give Purchaser written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, the Equityholders’ Representative shall allow Purchaser to take possession of such books and records. Purchaser and the Equityholders’ Representative further agree, upon request, to cooperate in good faith to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby. In addition, Purchaser and the Equityholders’ Representative agree to cooperate in good faith in obtaining any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby. The Acquired Companies and their Subsidiaries, Purchaser, the Sellers, and their respective Affiliates shall execute and deliver such powers of attorney and other documents as may be necessary or appropriate to give effect to this ARTICLE VIII, including Section 8.1.

Section 8.3 Tax Indemnification.

(a) The Sellers shall be liable for, and shall severally, and not jointly, indemnify and hold Purchaser and the Acquired Companies harmless against, (i) all Taxes imposed on the Acquired Companies, on any of their Subsidiaries or with respect to their businesses, for all taxable periods (or portions thereof) ending on or prior to the Closing Date, and (ii) subject to Section 8.4, all Taxes imposed on or with respect to payments made to the Sellers pursuant to this Agreement, except in each case (x) to the extent reflected as a current liability in the Closing Working Capital set forth in the Accepted Adjustment Statement or (y) to the extent such Taxes have been paid by the Sellers, the Acquired Companies, or their Subsidiaries, on or prior to the Closing Date (including through estimated Tax payments).

(b) Purchaser and Parent, jointly and severally, shall be liable for, and shall indemnify and hold the Sellers harmless against, all Taxes imposed on the Acquired Companies and their Subsidiaries for all taxable periods (or portions thereof) beginning after the Closing Date.

(c) For purposes of Section 8.1 and this Section 8.3, and subject to the first sentence of Section 8.1(a), Taxes for any Tax period of the Acquired Companies and their Subsidiaries that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Sellers for the portion of the Tax period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the portion of the Tax Period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Acquired Companies and their Subsidiaries for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and the number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales or revenue, of the Acquired Companies and their Subsidiaries for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax Period ended as of the close of business on the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Acquired Companies and their Subsidiaries as of the close of business on the Closing Date, provided, that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of the close of business on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Any refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 8.3(c) taking into account the type of the Tax to which the refund relates.

(d) The Sellers shall be entitled to any refund of Taxes of the Acquired Companies and their Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date, except to the extent any such credit or refund of Taxes is specifically reflected as a current asset in the Closing Working Capital set forth in the Accepted Adjustment Statement, net of any Taxes borne by Purchaser or the Acquired Companies and their Subsidiaries as a result of its receipt of such credit or refund.

(e) For the avoidance of doubt, the rules and procedures of ARTICLE X shall apply to the indemnification covenants set forth in this Section 8.3.

Section 8.4 Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by Purchaser, on the other hand. Purchaser and the Equityholders’ Representative will cooperate in the preparation and filing of all necessary Tax Returns with respect to all such Transfer Taxes.

Section 8.5 Post-Closing Transactions, Etc. Purchaser agrees to indemnify the Sellers for any additional Tax owed by them, the Acquired Companies or the Subsidiaries (including any Tax owed by them due to this indemnification payment) resulting from (i) any transaction engaged in by the Acquired Companies or their Subsidiaries not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of the Equity Interests or (ii) any election made under Code Section 336(e) or Code Section 338 with respect to any Acquired Company. Purchaser will not make any Code Section 336(e) or Code Section 338 election with respect to any Acquired Company. The parties agree that all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of the Equity Interests shall be reported on Purchaser’s federal income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

Section 8.6 Dispute Resolution. Except as provided by Section 2.5, any dispute, controversy, or claim between Purchaser, on the one hand, and the Equityholders’ Representatives, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Purchaser and the Equityholders’ Representative shall be submitted to the Accountant for resolution. The Accountant shall determine (it being understood that in making such determination, the Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the parties to the dispute, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of any amount in dispute which, absent manifest error, shall be conclusive and binding on Purchaser, the Equityholders’ Representative, the Sellers and their respective Affiliates. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.

ARTICLE IX

CLOSING CONDITIONS

Section 9.1 Conditions to Each Party’s Obligations. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Antitrust Approvals. All applicable waiting periods (and any extensions thereof) or approvals applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws shall have expired or been terminated or received, as the case may be.

(b) Government Restraint. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, writ, executive order, stay, decree, stipulation, determination, award, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would make the transactions contemplated by this Agreement or any Ancillary Document illegal or prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Acquired Companies and/or the Sellers, as the case may be, set forth in: (i) Section 3.2 (Capitalization; Title to Equity Interests), the second sentence of Section 3.7 (Absence of Certain Changes or Events) and Section 4.1 (Title to Equity Interests) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date; (ii) Section 3.1 (Organization, Standing and Power), Section 3.3 (Subsidiaries; Investments), Sections 3.4(a) and 3.4(b) (Authority; Binding Agreement), Section 3.22 (Brokers; Fees), Sections 4.2(a) and 4.2(b) (Authority; Binding Agreement) and Section 4.4 (Brokers; Fees) (in each case, without regard to any materiality or Acquired Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (iii) Article III and Article IV (other than the Sections of Article III and Article IV described in clauses (i) and (ii) above) (without regard to any materiality or Acquired Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Acquired Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), except in the case of this clause (iii) to the extent that the failure of any or all of the representations or warranties of the Acquired Companies and the Sellers described in this clause (iii) (without regard to any materiality or Acquired Company Material Adverse Effect qualifications or exceptions contained therein) to be true and correct as of the Closing Date (or, if made as of a particular date, as of such particular date) do not have, in the aggregate, an Acquired Company Material Adverse Effect. Purchaser shall have received (x) a certificate signed by the Equityholders’ Representative, on behalf of the Sellers, to such effect, and (y) a certificate signed by an executive officer of each Acquired Company, on behalf of such Acquired Company, to such effect.

(b) Performance of Obligations. Each of the Sellers and the Acquired Companies shall have performed in all material respects all obligations required to be performed by him, her or it under this Agreement on or prior to the Closing Date; and Purchaser shall have received a certificate signed by the Equityholders’ Representative, on behalf of the Sellers, and by an executive officer of each of the Acquired Companies, on behalf of each of the Acquired Companies, to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect or Effects that, individually or in the aggregate, have had or could reasonably be expected to have an Acquired Company Material Adverse Effect; and Purchaser shall have received a certificate signed by the Equityholders’ Representative, on behalf of the Sellers, and by an executive officer of each of the Acquired Companies, on behalf of each of the Acquired Companies, to such effect.

(d) No Action. There shall be no Action pending against or involving any Seller, any Acquired Company or any Subsidiary of an Acquired Company questioning, challenging or seeking to prevent, hinder or delay the transactions contemplated by this Agreement.

(e) Required Consents. The Acquired Companies shall have obtained and delivered to Purchaser evidence, in form and substance reasonably satisfactory to Purchaser, that the Acquired Companies have obtained or delivered, as applicable, all consents, authorizations, notices and approvals set forth on Section 9.2(e) of the Disclosure Schedule, and, in the case of each such consent and authorization, that such consent or authorization has not been revoked or cancelled.

(f) Repayment of Payoff Indebtedness. Purchaser shall have received (i) evidence, in form and substance reasonably satisfactory to Purchaser, that all Payoff Indebtedness will be repaid in full and extinguished as of the Closing (including, for the avoidance of doubt, the wind-up and termination of all interest rate swap and other hedging Contracts or other arrangements relating to Payoff Indebtedness) and that, as of the Closing, none of the Acquired Companies nor any of their Subsidiaries has any liability or obligation for any Payoff Indebtedness or under any Contract relating to any Payoff Indebtedness (including, for the avoidance of doubt, all interest rate swap and other hedging Contracts or other arrangements relating to Payoff Indebtedness), and (ii) copies of (x) pay-off letters, in form and substance reasonably satisfactory to Purchaser, in respect of all Payoff Indebtedness and (y) UCC-3 Termination Statements or any other applicable releases of all Liens on the assets and properties of the Acquired Companies and their Subsidiaries.

(g) Deliveries. Purchaser shall have received (i) the equity books, equity ledger, minute books and corporate seal, if any, of each of the Acquired Companies and their Subsidiaries, (ii) original certificates (or affidavits of lost certificates in form and substance reasonably satisfactory to Purchaser) representing all of the Equity Interests, duly endorsed in blank (or accompanied by duly executed equity powers) and in the event the Equity Interests are uncertificated, such evidence of the assignment and transfer of the Equity Interests from the Sellers to Purchaser, in form and substance reasonably satisfactory to Purchaser, accompanied by duly executed equity powers, (iii) such other certificates relating to the limited liability company or corporate existence of the Acquired Companies and their Subsidiaries and the Acquired Companies’ authority to enter into this Agreement (including a copy of the resolutions of the manager or board of directors, as applicable, of each of the Acquired Companies authorizing and approving this Agreement and the transactions contemplated hereby, certificates of good standing of the Acquired Companies and each of their Subsidiaries in their respective jurisdictions of organization and the foreign jurisdictions in which they are qualified and copies of the Acquired Company Organizational Documents certified by the secretary or equivalent officer of the respective Acquired Companies) as Purchaser may reasonably request, and (iv) quitclaim assignments executed by each Seller and assigning to the Acquired Companies all of Seller’s rights to any Acquired Company IP, in form and substance reasonably satisfactory to Purchaser.

(h) Resignation of Officers, Managers and Directors. Purchaser shall have received copies of resignation letters executed by each of the managers, directors and officers of each of the Acquired Companies and their Subsidiaries (except those designated by Purchaser to the Company in writing at least two (2) Business Days prior to the Closing Date), in form and substance reasonably satisfactory to Purchaser, such resignations to be effective as of the Closing.

(i) Escrow Agreement. Purchaser shall have received a duly executed counterpart of the Escrow Agreement, executed by each Seller and the Equityholders’ Representative.

(j) Flow of Funds Memorandum. Purchaser shall have received a duly executed counterpart of a flow of funds memorandum, in substantially the form attached hereto as Exhibit E (the “Flow of Funds Memorandum”), executed by each Acquired Company, each Seller and the Equityholders’ Representative.

(k) Caruso Change in Control Agreement. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that the agreement set forth on Section 9.2(k) of the Disclosure Schedule (the “Caruso Change in Control Agreement”) has been terminated. The severance agreement executed on or prior to the date of this Agreement by LLC and Dominick J. Caruso in replacement of the Caruso Change in Control Agreement (the “Caruso Severance Agreement”), which Caruso Severance Agreement contain provisions making the effectiveness thereof subject to, and contingent upon, the Closing, shall remain in full force and effect at the Closing.

(l) Retention Agreements. The letter agreements executed on or prior to the date of this Agreement by Purchaser and each of David Miller, Jeffery Pine, Kim Little and Peter Mott (the “Retention Agreements”), which Retention Agreements contain provisions making the effectiveness thereof subject to, and contingent upon, the Closing, shall remain in full force and effect at the Closing.

(m) Tax Certificate. Purchaser shall have received a duly executed certificate of non-foreign status from each of the Sellers in the form attached hereto as Exhibit F.

(n) Audited Financials. Purchaser shall have received audited combined financial statements with respect to the Acquired Companies and their Subsidiaries for each of the fiscal years ended December 31, 2012 and December 31, 2013, prepared in accordance with GAAP and audited by the LLC’s independent auditor.

(o) Transaction Expense Payment. Purchaser shall have received evidence in form and substance reasonably satisfactory to Purchaser that all Transaction Expenses will be paid in full as of the Closing, and that, as of the Closing, none of the Acquired Companies or any of their Subsidiaries have any obligation or liability for any Transaction Expenses, and copies of pay-off letters, in form and substance reasonably satisfactory to Purchaser, in respect of all Transaction Expenses.

(p) Termination of the Affiliate Agreements. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that each of the ADCC Stock Agreement and the Affiliate Agreements has been terminated without any continuing obligation of any of the Sellers, the Acquired Companies or any of their Subsidiaries thereunder.

(q) R&W Insurance Policy. The R&W Insurance Policy, in form and substance reasonably acceptable to Purchaser, shall have been issued to the Purchaser.

(r) Minimum Cash Amount. The Acquired Companies shall have the Minimum Cash Amount available for use in one or more of their respective bank accounts and Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, of the same.

(s) No Termination of Certain Customer and Supplier Contracts. No Material Customer or Material Supplier shall have terminated, or provided a written notice of its intent to terminate, its relationship or any Contract with any of the Acquired Companies and their Subsidiaries as a result of the announcement, disclosure or pendency of the transactions contemplated by this Agreement.

(t) No Termination of Leases. None of the Leases shall have been terminated by the applicable landlord, nor shall the applicable landlord have provided a written notice of its intent to terminate any such Lease, in each case at any time after the date of this Agreement.

(u) No FCPA Investigation. None of the Acquired Companies and their Subsidiaries (nor any of their respective managers, officers, directors, employees or Affiliates) shall have become, at any time after the date of this Agreement, the subject of an investigation, inquiry, audit or compliance assessment, or shall have become, at any time after the date of this

Agreement, the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of the United Kingdom Bribery Act 2010, the FCPA or other applicable anti-bribery legislation.

(v) No Notice of Infringement. None of the Acquired Companies or any of their respective Subsidiaries shall have received any written notice of a claim that any of the Acquired Companies or their respective Subsidiaries have infringed or are infringing the Intellectual Property of any Person, which infringement has caused or could reasonably be expected to result in any material liability to any of the Acquired Companies or their Subsidiaries.

(w) Termination of 401(k) Plan. Purchaser shall have received a copy of the resolutions of the board of directors of ADCC, certified by the secretary or other officer of ADCC, approving, such approval conditioned on the occurrence of the Closing, (i) the termination of the Advance Data Capture Corp. 401(k) plan effective at least one Business Day prior to the Closing Date, (ii) the full vesting of all participant accounts in such 401(k) plan and (iii) the contribution of all applicable employee contributions and employer matching contributions to be made to such 401(k) plan.

(x) Additional Documents. Purchaser shall have received such other agreements, documents, instruments or certificates of transfer and conveyance as Purchaser may reasonably request in connection with the consummation of the transactions contemplated hereby.

Section 9.3 Additional Conditions to Obligations of the Sellers. The obligation of each Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by such Seller:

(a) Representations and Warranties. The representations and warranties of Purchaser and Parent set forth in this Agreement (without regard to any materiality qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, in all material respects; and the Sellers shall have received a certificate signed on behalf of Purchaser and Parent by an officer of Purchaser and an officer of Parent to such effect.

(b) Performance of Obligations. Purchaser and Parent shall have performed in all material respects all obligations required to be performed by Purchaser or Parent, as applicable, under this Agreement on or prior to the Closing Date; and the Company shall have received (i) a certificate signed on behalf of Purchaser by an officer of Purchaser to such effect, and (ii) a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c) Flow of Funds Memorandum. The Sellers shall have received a duly executed counterpart of the Flow of Funds Memorandum, executed by Purchaser.

(d) Escrow Agreement. The Sellers and the Equityholders’ Representative shall have received a duly executed counterpart of the Escrow Agreement, executed by Purchaser and Escrow Agent.

(e) Caruso Severance Agreement. The Caruso Severance Agreement, which shall contain provisions making the effectiveness thereof subject to, and contingent upon, the Closing, shall remain in full force and effect at the Closing.

(f) Retention Agreements. The Retention Agreements, which shall contain provisions making the effectiveness thereof subject to, and contingent upon, the Closing, shall remain in full force and effect at the Closing.

(g) R&W Insurance Policy. The R&W Insurance Policy, in form and substance reasonably acceptable to the Sellers, shall have been issued to the Purchaser and Purchaser shall have delivered a copy thereof to the Sellers.

(h) No Action. There shall be no Action pending against or involving the Purchaser, Parent or any Subsidiary of the Purchaser or Parent questioning, challenging or seeking to prevent, hinder or delay the transactions contemplated by this Agreement.

(i) Deliveries. The Sellers shall have received (i) a certificate from an officer of each of Purchaser and Parent certifying that any required approval of the board of directors of Purchaser or Parent, as applicable, with respect to such party’s entry into this Agreement and the other Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby has been obtained and (ii) a certificate of good standing of each of Purchaser and Parent in its jurisdiction of organization.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Sellers, the Acquired Companies, Purchaser and Parent contained in this Agreement or in any certificates delivered pursuant to ARTICLE IX shall survive the Closing until the date that is fifteen (15) months following the Closing Date, except that (a) the representations and warranties set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capitalization; Title to Equity Interests), 3.3 (Subsidiaries; Investments), 3.4(a) and 3.4(b) (Authority; Binding Agreement), 3.8 (Tax), 3.15(i)(iv) (Employee Benefit Plans) and 3.22 (Brokers; Fees) (collectively, the “Acquired Company Fundamental Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Sections 4.1 (Title to Equity Interests), 4.2(a) and 4.2(b) (Authority; Binding Agreement) and 4.4 (Brokers; Fees) (collectively, the “Seller Fundamental Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations, (c) the representations and warranties set forth in Sections 5.1 (Organization, Standing and Power), 5.2(a) and 5.2(b) (Authority; Binding Agreement), and 5.4 (Brokers; Fees) (collectively, the “Purchaser

Fundamental Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations and (d) the representations and warranties contained in Section 3.12(d) (Customer Contracts) (the “Special Customer Contracts Representations”) shall survive the Closing until the date that is twenty-seven (27) months following the Closing Date. The covenants contained in this Agreement shall survive the Closing and remain in full force and effect until ninety (90) days following the expiration of the applicable statute of limitations. No Purchaser Indemnified Party shall make any claim for indemnification under this Article X with respect to any breach of any representation, warranty or covenant at any time after the end of the survival period applicable to such representation, warranty or covenant, and no Purchaser Indemnified Party shall make any claim for indemnification under (i) Section 10.2(e) or Section 10.2(f) at any time after the date that is fifteen (15) months following the Closing Date and (ii) Section 10.2(g) or Article VIII at any time after ninety (90) days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claim made under and in accordance with this ARTICLE X prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved. No knowledge of, or investigation by or on behalf of, any party hereto will constitute a waiver of such party’s right to enforce any covenant, representation or warranty contained herein against any of the other parties or affect the right of a party to indemnification.

Section 10.2 Indemnification by the Sellers. Subject to the provisions of this ARTICLE X, and subject to, and without duplication of, ARTICLE VIII, from and after the Closing, the Sellers shall indemnify Purchaser, Parent, their respective Affiliates and their respective officers, directors, attorneys, accountants, representatives and agents (the “Purchaser Indemnified Parties”) for all losses, liabilities, environmental liabilities, Taxes, damages, costs, environmental investigation or cleanup costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and accountants’ fees and expenses whether incurred in connection with a direct claim or a Third Party Claim (hereinafter individually a “Loss” and collectively “Losses”) that any Purchaser Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by, any of the following:

(a) any breach or inaccuracy of any representation or warranty of any Acquired Company or the Sellers (disregarding all materiality or Acquired Company Material Adverse Effect qualifications for purposes of calculating the applicable Losses, but not for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty) contained in ARTICLE III or ARTICLE IV or in any certificates delivered by any of the Acquired Companies or any of the Sellers pursuant to ARTICLE IX, other than the Acquired Company Fundamental Representations, the Seller Fundamental Representations and the Special Customer Contracts Representations;

(b) any breach or inaccuracy of any of the Acquired Company Fundamental Representations or the Seller Fundamental Representations (disregarding all materiality or Acquired Company Material Adverse Effect qualifications for purposes of calculating the applicable Losses, but not for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty);

(c) any breach or inaccuracy of any of the Special Customer Contracts Representations;

(d) any failure by any of the Acquired Companies or any of the Sellers (as of or prior to the Closing) to perform or comply with any covenant or agreement contained in this Agreement that is applicable to any such Acquired Company or Seller;

(e) the excess, if any, of the Closing Payoff Indebtedness over the Estimated Payoff Indebtedness, but only if and to the extent that all or any portion of such excess is not recovered by Purchaser pursuant to Section 2.3(f);

(f) the excess, if any, of the Closing Transaction Expenses over the Estimated Transaction Expenses, but only if and to the extent that all or any portion of such excess is not recovered by Purchaser pursuant to Section 2.3(f); and

(g) any claim by any current, former or purported holder of any equity interests or securities of any of the Acquired Companies involving (A) the allocation of the Initial Purchase Price, the Final Purchase Price or any other amounts payable pursuant to this Agreement, (B) any allegation or claim relating to any breach of fiduciary duties by any of the Acquired Companies or their respective directors, managers or officers in connection with the transactions contemplated by this Agreement, including the negotiation and approval of the terms hereof, or (C) any action or omission of the Equityholders’ Representative in its capacity as such or the appointment, compensation or reimbursement thereof in connection with the transactions contemplated by the Escrow Agreement or this Agreement.

Section 10.3 Indemnification by Purchaser and Parent. Subject to the provisions of this Article X, from and after the Closing, Purchaser and Parent shall jointly and severally indemnify the Sellers and their respective officers, directors, Affiliates, attorneys, accountants, representatives and agents (the “Seller Indemnified Parties”) for all Losses that any Seller Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by any of the following:

(a) any breach or inaccuracy of any representation or warranty of the Purchaser or Parent (disregarding all materiality qualifications for purposes of calculating the applicable Losses, but not for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty) contained in ARTICLE V or in any certificates delivered pursuant to Article X, other than the Purchaser Fundamental Representations;

(b) any breach or inaccuracy of any of the Purchaser Fundamental Representations (disregarding all materiality qualifications for purposes of calculating the applicable Losses, but not for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty); and

(c) any failure by Purchaser or Parent, as applicable, to perform or comply with any covenant or agreement contained in this Agreement that is applicable to Purchaser or Parent, as applicable.

Section 10.4 Indemnification Limitations. Notwithstanding anything in this Agreement to the contrary (except to the extent otherwise provided in the first sentence of the last paragraph of this Section 10.4):

(a) (i) neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to indemnification for any Losses claimed under Sections 10.2(a), 10.2(c) or 10.3(a), as applicable, unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, for which they are entitled to indemnification under Section 10.2(a), Section 10.2(c) or Section 10.3(a), as applicable, exceeds $607,750 (the “Basket Amount”), (ii) once the Losses claimed under Sections 10.2(a), 10.2(c) or 10.3(a), as applicable, by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, exceeds the Basket Amount, the applicable Indemnifying Party shall be liable for all Losses in excess of $303,875, and (iii) the aggregate amount of Losses claimed under Section 10.3(a) by the Seller Indemnified Parties shall not exceed $9,350,000, in each case, subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4;

(b) the sole recourse of the Purchaser Indemnified Parties in connection with any and all Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 10.2(a) that arise from any breach or inaccuracy of any representation or warranty of any Acquired Company (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4 and the provisions of Section 10.5(a)) shall be first, to satisfy such Losses out of proceeds from the R&W Insurance Policy and second, if all or any portion of such Losses are not covered by the R&W Insurance Policy, to satisfy the amount of such Losses that are not covered by the R&W Insurance Policy against all or any portion of the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement, and if the Indemnification Escrow Amount then being held in escrow in accordance with this Agreement and the Escrow Agreement is insufficient to satisfy all of such Losses that are not covered by the R&W Insurance Policy, no Seller shall have any liability of any kind or nature with respect to such Losses;

(c) the sole recourse of the Purchaser Indemnified Parties in connection with any and all Losses (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4) for which the Purchaser Indemnified Parties are entitled to indemnification under (1) Section 10.2(b) in connection with any breach or inaccuracy of any of the Acquired Company Fundamental Representations, (2) Section 10.2(d) in connection with any failure by any of the Acquired Companies to perform or comply with any covenant or agreement contained in this Agreement that is applicable to any such Acquired Company, (3) Section 10.2(g) or Section 10.2(h) or (4) under ARTICLE VIII, shall be first, to satisfy such Losses out of proceeds from the R&W Insurance Policy (except with respect to any Losses under Sections 10.2(d) or 10.2(g) or Article VIII), second, with respect to any Losses under Sections 10.2(d) or 10.2(g) or Article VIII or if all or any portion of such Losses are not covered by the R&W Insurance Policy, to satisfy the amount of such Losses that are not insured or covered by the R&W Insurance Policy against all or any portion of the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement, and third, if the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement is insufficient to satisfy all of such Losses that are not insured or covered by the R&W Insurance Policy, to proceed against the Sellers for the portion of such Losses (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4, including, without limitation, Section 10.4(f)) that cannot be satisfied out of the Indemnification Escrow Amount;

(d) the sole recourse of the Purchaser Indemnified Parties in connection with any and all Losses (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4) for which the Purchaser Indemnified Parties are entitled to indemnification under (1) Section 10.2(a) or Section 10.2(b) in connection with any breach or inaccuracy of any representation or warranty made by a Seller, (2) Section 10.2(d) in connection with any failure by a Seller to perform or comply with any covenant or agreement contained in this Agreement that is applicable to such Seller or (3) Section 10.2(e) or Section 10.2(f), shall be first, to satisfy such Losses out of proceeds from the R&W Insurance Policy (except with respect to any Losses under Sections 10.2(d), 10.2(e) or 10.2(f)), second, with respect to any Losses under Sections 10.2(d), 10.2(e) or 10.2(f) or if all or any portion of such Losses are not covered by the R&W Insurance Policy, to satisfy the amount of such Losses that are not insured or covered by the R&W Insurance Policy against such Seller’s Proportionate Share of all or any portion of the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement, and third, if such Seller’s Proportionate Share of the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement is insufficient to satisfy all of such Losses that are not insured or covered by the R&W Insurance Policy, to proceed against such Seller and not against any of the other Sellers for the portion of such Losses (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4, including, without limitation, Section 10.4(g)) that cannot be satisfied out of such Seller’s Proportionate Share of the Indemnification Escrow Amount (it being understood and agreed that the purpose of this limitation of liability is to reflect that the representations and warranties of the Sellers in this Agreement are several and not joint and several and that the covenants and agreements of the Sellers in this Agreement are also several and not joint and several);

(e) the sole recourse of the Purchaser Indemnified Parties in connection with any and all Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 10.2(c) (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4 and the provisions of Section 10.5(a)) shall be first, to satisfy such Losses out of proceeds from the R&W Insurance Policy, second, if all or any portion of such Losses are not covered by the R&W Insurance Policy, to satisfy the amount of such Losses that are not covered by the R&W Insurance Policy against all or any portion of the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement, and third, if the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement is insufficient to satisfy all of such Losses that are not covered by the R&W Insurance Policy, to proceed against each Seller (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4) for up to a maximum aggregate portion of all of such Losses that is equal to the lesser of (1) such Seller’s Proportionate Share of all of such Losses not otherwise covered by the R&W Insurance Policy or the Indemnification Escrow Amount, and (2) such Seller’s Proportionate Share of $5,000,000;

(f) no Seller shall have any liability for any portion of any Loss (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4) for which the Purchaser Indemnified Parties are entitled to indemnification under ARTICLE VIII or Section 10.2 (other than as otherwise provided in Section 10.4(g) or in Section 10.4(l) below) if and to the extent that (1) such portion of such Loss exceeds such Seller’s Proportionate Share of such Loss or (2) such portion of such Loss, when added together with the amount of all other Losses for which such Seller has been liable under ARTICLE VIII or this ARTICLE X, exceeds the portion of the Final Purchase Price actually received by such Seller;

(g) no Seller shall have any liability for any portion of any Loss (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4) for which the Purchaser Indemnified Parties are entitled to indemnification under (1) Section 10.2(a) or Section 10.2(b) in connection with any breach or inaccuracy by such Seller of any representation or warranty made by such Seller, (2) Section 10.2(d) in connection with any failure by such Seller to perform or comply with any covenant or agreement contained in this Agreement that is applicable to Seller or (3) Section 10.2(e) or Section 10.2(f), if and to the extent that such portion of such Loss, when added together with the amount of all other Losses for which such Seller has been liable under ARTICLE VIII or this ARTICLE X, exceeds the portion of the Final Purchase Price actually received by such Seller;

(h) no Seller shall have any liability for any portion of any Loss for which the Purchaser Indemnified Parties would otherwise be entitled to indemnification under Section 10.2 as a result of any breach or inaccuracy of any representation or warranty made as of the Closing Date by the Acquired Companies or any Seller if such breach or inaccuracy was caused by or was the result of any action taken or not taken by any of the Acquired Companies, any Subsidiary of any of the Acquired Companies or such Seller at any time during the period after the date of this Agreement and through and including the Closing and if the taking of such action or refraining from taking such action either was expressly permitted under any of clauses (a)-(w) of Section 6.1 or Section 6.1 of the Disclosure Schedule or was consented to in writing by the Purchaser in accordance with the provisions of Section 6.1;

(i) there shall be no liability arising from any breach or inaccuracy of the Special Customer Contracts Representations, and no Purchaser Indemnified Party shall make any claim for indemnification under Section 10.2(c) in connection with any such breach or inaccuracy, unless the Losses arising from such breach or inaccuracy relate to or arise out of (i) Products sold by any of the Acquired Companies prior to the Closing or (ii) Products sold by Purchaser or any of its Affiliates at any time during the period commencing after the Closing and ending on the 180th day after the Closing, provided, however, that, in the case of this clause (ii), such Products (1) were designed by any of the Acquired Companies and their Subsidiaries prior to the Closing, (2) are manufactured, produced or assembled by the Purchaser and its Affiliates in strict compliance with the designs in effect as of the Closing for such Product, (3) are manufactured, produced, assembled, stored, shipped, handled, operated, repaired or maintained by Purchaser or any of its Affiliates after the Closing in the same manner as such Products were manufactured, produced, assembled, stored, shipped, handled, operated, repaired or maintained by the Acquired Companies and their Subsidiaries prior to the Closing and in full compliance with all of the requirements of any applicable Contract as in effect prior to the Closing with respect to such Product or any of the materials, parts or components of such Product and (4) are stored, handled, operated, maintained or repaired by the applicable customer or user of such Product in strict compliance with the requirements or written instructions for the storing, handling, operation, maintenance or repair of such Product in effect as of the Closing;

(j) notwithstanding anything to the contrary contained in this Agreement, (i) for purposes of determining Losses in connection with any claim for indemnification under this Article X, each Indemnifying Party shall, subject to the limitations set forth elsewhere in this Article X, be liable only for those damages that were reasonably foreseeable and flow naturally from the facts and circumstances giving rise to such claim for indemnification and, as such, are recoverable under Applicable Law in an action, suit or proceeding brought in a court of competent jurisdiction to recover such damages, and (ii) subject in all cases to clause (i) above, and except for amounts paid or required to be paid to a Third Party in connection with a Third Party Claim, no Indemnifying Party shall have any liability under this Article X for (A) any punitive or incidental damages or (B) any consequential, special or indirect damages, lost profits or diminution in value (in each case, other than damages described in clause (i) above);

(k) the amount of Losses for which an Indemnified Party shall be entitled to indemnification under this ARTICLE X shall be calculated net of any insurance proceeds actually received by such Indemnified Party with respect to such Losses and net of the amount of any Tax benefits actually realized by such Indemnified Party with respect to such Losses; and

(l) no Seller shall have any liability for any portion of any Loss (subject to, and after giving effect to, all other applicable limitations of liability set forth in this Section 10.4) for which the Purchaser Indemnified Parties are entitled to indemnification under Section 10.2(b) in connection with any breach or inaccuracy of any of the representations or warranties set forth in Section 3.15(i)(iv) if and to the extent that (1) such portion of such Loss exceeds such Seller’s Proportionate Share of such Loss or (2) such Seller’s Proportionate Share of $600,000;

(m) no Indemnified Party shall be entitled to indemnification for any Losses under this ARTICLE X with respect to any matter to the extent that such matter has already been taken into account and reflected in full in any reduction of the Initial Purchase Price pursuant to, and in accordance with, Section 2.3 or has been previously claimed and paid in full under ARTICLE VIII or this ARTICLE X (it being understood and agreed by the parties that their intent in this clause (m) is to agree to avoid duplicative claims for the same matters).

Notwithstanding the foregoing, the limitations of liability set forth in this Section 10.4 shall not operate to limit the liability of any Seller under this Article X for any Losses if such Losses arise from any fraud or willful misconduct by such Seller. For purposes of clarification, the parties hereby acknowledge and agree that the obligation of the Purchaser Indemnified Parties to satisfy Losses that are subject to the provisions of Section 10.4(b), Section 10.4(c), Section 10.4(d) or Section 10.4(e) first from the R&W Insurance Policy before seeking recourse to the Indemnification Escrow Amount or, if applicable in accordance with the provisions of Section 10.4(c), Section 10.4(d) or Section 10.4(e), the Sellers, shall not be construed to limit the Purchaser Indemnified Parties from recovering from the Indemnification Escrow Amount or, if applicable in accordance with the provisions of Section 10.4(c), Section 10.4(d) or Section 10.4(e), the Sellers, all or any portion of such Losses (subject to, and after giving effect to, all applicable limitations of liability set forth in this Section 10.4, including, without limitation, Section 10.4(a)) that cannot be recovered from the R&W Insurance Policy by virtue of the application of the retention amount provisions set forth in the R&W Insurance Policy; provided, however, that the foregoing provisions of this sentence are subject to Purchaser’s compliance with its obligations under the next sentence. Purchaser covenants and agrees to present to the applicable insurer under the R&W Insurance Policy all indemnification claims covered by the R&W Insurance Policy for application against the retention amount. Purchaser hereby further covenants and agrees to use commercially reasonable efforts to comply with terms of, and enforce, the R&W Insurance Policy. For the avoidance of doubt, the preceding two sentences shall constitute covenants and agreements of the Purchaser notwithstanding the placement of such sentences in this Section 10.4 which otherwise generally addresses limitation of liability matters.

Section 10.5 Payment Source; No Contribution from the Company.

(a) All amounts owing to the Purchaser Indemnified Parties pursuant to this ARTICLE X and Section 8.3 shall be satisfied in accordance with the provisions of Section 10.4 and this Section 10.5(a). On the date that is fifteen (15) months following the Closing Date, Purchaser shall distribute to the Equityholders’ Representative, for the benefit of the Sellers, an amount equal to the remaining balance of the Indemnification Escrow Account (together with any earnings thereon) as of such date less (i) the amount of any claims for indemnification under this ARTICLE X of any Purchaser Indemnified Party that have been settled out of the Indemnification Escrow Account, but against which the Indemnification Escrow Account has not yet been applied and (ii) an amount sufficient to satisfy any then-pending claims for indemnification under this ARTICLE X of the Purchaser Indemnified Parties if and to the extent that such then-pending claims for indemnification are not covered by the R&W Insurance Policy; provided, that, in the event that (1) at the time of the distribution of the remaining balance of the Indemnification Escrow Account (together with any earnings thereon) pursuant to the foregoing provisions of this Section 10.5(a), there are then-pending claims for indemnification under Section 10.2 that would be satisfied out of the amount of such distribution but for the fact that such then-pending claims are or would be covered by the R&W Insurance Policy if the Purchaser complies or had complied with all of its obligations under the R&W Insurance Policy with respect to providing notice of, and submitting for payment, such then-pending claims, and (ii) following such distribution, a determination is made by a court of competent jurisdiction that such then-pending claims for indemnification referred to in the foregoing clause (1) are not in fact covered by the R&W Insurance Policy, then each Seller severally shall be liable for an amount equal to the lesser of (x) such Seller’s Proportionate Share of such then-pending claims referred to in the foregoing clause (1) and (y) the portion of such distribution actually received by such Seller. Any amounts not released under clause (ii) above due to any such then-pending claim shall be paid to (x) Purchaser promptly upon the resolution of such claim in favor of Purchaser or (y) the Equityholders’ Representative, for the benefit of the Sellers, within ten (10) Business Days after the resolution of all such then-pending claims, in each case, in accordance with the terms of this Agreement and the Escrow Agreement.

(b) From and after the Closing, the Sellers shall have no rights of contribution or recovery against any of the Acquired Companies or any of their Subsidiaries with respect to any indemnification obligations hereunder.

Section 10.6 Procedures for Indemnification.

(a) No party hereto shall be liable for any claim for indemnification under this ARTICLE X unless written notice of a claim for indemnification is delivered by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of any applicable survival period set forth in Section 10.1 (in which event the claim shall survive until resolved). If any third party notifies the Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this ARTICLE X, then the Indemnified Party shall notify the Indemnifying Party reasonably promptly thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. All notices given pursuant to this Section 10.6(a) shall describe with reasonable specificity the nature of the claim, the amount of the claim (to the extent then known) and the basis of the Indemnified Party’s claim for indemnification.

(b) Following receipt of notice in accordance with Section 10.6(a) (other than a notice of a Third Party Claim against the Indemnified Party, in which case Section 10.6(c) below shall apply), the Indemnifying Party shall have thirty (30) days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party all the material information related to such claim relied upon by or in possession or control of, the Indemnified Party. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or the Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Indemnifying Party (such claim, an “Approved Indemnification Claim”). If a Dispute Notice is received by the Indemnified Party within the Dispute Period and the Indemnified Party and the Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment shall be made until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party, or otherwise (and upon any such resolution, such claim shall be deemed to be an Approved Indemnification Claim). Subject to Section 10.4 (including, without limitation, any provision thereof that requires that the Purchaser Indemnified Parties first satisfy Losses for which the Purchaser Indemnified Parties are entitled to indemnification against the R&W Insurance Policy and second satisfy the amount of such Losses that are not insured or covered by the R&W Insurance Policy against all or any portion of the Indemnification Escrow Amount then being held in escrow pursuant to, and in accordance with, this Agreement and the Escrow Agreement), each Approved Indemnification Claim shall be paid no later than five (5) Business Days after the date on which the subject claim became an Approved Indemnification Claim, in each case by wire transfer of immediately available funds to the account designated in writing by the party entitled to such payment.

(c) After the Indemnified Party has given notice of a Third Party Claim to the Indemnifying Party pursuant to Section 10.6(a), the Indemnifying Party may, at its, his or her election, undertake and conduct the defense of such Third Party Claim; provided that the Indemnifying Party fully acknowledges in writing its indemnification obligations to the Indemnified Party. In such case, the Indemnified Party may continue to participate in the defense of such Third Party Claim; provided, however, that (except to the extent otherwise provided below in this Section 10.6 with respect to disputes related to Taxes) following the Indemnifying Party’s assumption of the defense of such Third Party Claim, all legal or other expenses subsequently incurred by the Indemnified Party shall be borne by the Indemnified Party unless the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests available with respect to such legal proceeding, in which case the Indemnified Party shall be indemnified for the reasonable fees and expenses of counsel to the Indemnified Party (including local counsel). With respect to Third Party Claims related to Taxes, the Indemnifying Party shall be responsible for making all deposits or down payments required with respect to the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not settle or consent to judgment with respect to such Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to assume the administration and defense of any Third Party Claim made by any customer or supplier of the Acquired Companies or any of their Subsidiaries. If (i) the Indemnifying Party has failed to assume the defense of such Third Party Claim within twenty (20) days of the Indemnified Party’s delivery of notice of such Third Party Claim to the Indemnifying Party, (ii) the aggregate amount reasonably expected to be incurred in connection with such Third Party Claim and all other outstanding claims on the Indemnification Escrow Account exceeds the sum of (1) the maximum amount of coverage under the R&W Insurance Policy plus (2) the amount remaining in the Indemnification Escrow Account, (iii) such Third Party Claim involves criminal or quasi-criminal allegations or (iv) the Third Party Claim includes a claim for injunctive relief, then the Indemnified Party shall have the right to assume the defense of such Third Party Claim. The Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 10.6. To the extent that the Indemnified Party or the Indemnifying Party does not participate in the defense of a particular Third Party Claim, the party so proceeding with such Third Party Claim shall keep the other party informed of all material developments and events relating to such Third Party Claim. No Indemnified Party shall settle or consent to judgment with respect to any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Indemnifying Party has consented to any settlement or consented to any judgment and except as otherwise provided in such settlement or judgment, such Indemnifying Party shall not have any power or authority to object to any claim by any Indemnified Person under and in accordance with this ARTICLE X, including against the Indemnification Escrow Account, if applicable, for indemnity in the amount of such settlement or judgment.

Section 10.7 Determination of Loss Amount. If an indemnifiable matter is identified and noticed prior to the end of any applicable period set forth in Section 10.1, all Losses incurred or paid in connection with such matter shall remain subject to indemnification hereunder.

Section 10.8 Tax Treatment. Any payment under this ARTICLE X or under ARTICLE VIII shall be treated by the parties for federal, state, local and foreign income Tax purposes as an adjustment to the Final Purchase Price unless otherwise required by Applicable Law.

Section 10.9 Election of Claims. In the event that any Person alleges that they are entitled to indemnification hereunder, and that Person’s claim is covered under more than one provision of this Agreement, such Person shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification; provided, however, that no Person shall be entitled to receive indemnification payment in respect of any Losses if such Person has previously received indemnification payment for such Loss. The provisions of this Section 10.9 are subject to the provisions of Section 10.4, and in the event that any of the provisions of this Section 10.9 conflict or are inconsistent with or contravene the provisions of Section 10.4, the provisions of Section 10.4 shall control.

Section 10.10 Insurance Collection. If any Purchaser Indemnified Party recovers any amount from any insurer in connection with any matter in respect of which such Purchaser Indemnified Party obtained indemnification under this ARTICLE X, then such Purchaser Indemnified Party will promptly pay over to the Equityholders’ Representative for distribution to the Sellers the amount so recovered from such insurer to the extent not in excess of the amount of the indemnification obtained by such Purchaser Indemnified Party under this ARTICLE X in respect of such matter. With respect to any Losses for which any Purchaser Indemnified Person is entitled to indemnification under this ARTICLE X, Purchaser shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, to make and pursue claims for such Losses under the R&W Insurance Policy.

Section 10.11 Subrogation. Each Seller shall be subrogated to the rights of the Purchaser Indemnified Parties against any and all third parties in respect of any matter for which such Seller is required to indemnify the Purchaser Indemnified Parties pursuant to this ARTICLE X.

Section 10.12 Exclusive Remedy. Except (a) for remedies that cannot be waived as a matter of Applicable Law, (b) as provided in Section 2.3, (c) for specific performance, injunctive relief or other equitable remedies, including pursuant to Section 12.16, or (d) in respect of claims by any Purchaser Indemnified Party against a Seller based on fraud or willful misconduct by such Seller, the indemnification provisions of Section 8.3 and this ARTICLE X shall be the sole and exclusive remedy for any breach of this Agreement from and after the Closing.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser and all Sellers;

(b) by Purchaser upon written notice to the Equityholders’ Representative if the Closing has not occurred, or if it becomes reasonably apparent that any of the conditions set forth in Section 9.1 or Section 9.2 cannot be fulfilled, by 5:00 p.m. Eastern Time, on March 31, 2014 (the “Outside Time”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Purchaser if Purchaser’s failure to perform any covenant or agreement under this Agreement has been a principal cause of, or results in, the failure of the Closing to occur on or before the Outside Time;

(c) by the Equityholders’ Representative, upon written notice to Purchaser if the Closing has not occurred, or if it becomes reasonably apparent that any of the conditions set forth in Section 9.1 or Section 9.3 cannot be fulfilled, by the Outside Time; provided that the right to terminate this Agreement under this Section 11.1(c) shall not be available to the Equityholders’ Representative if the Sellers’ or any of the Acquired Companies’ failure to perform any covenant or agreement under this Agreement has been a principal cause of, or results in, the failure of the Closing to occur on or before the Outside Time;

(d) by Purchaser upon written notice to the Equityholders’ Representative in the event that at any time after the date of this Agreement, there shall have occurred an Acquired Company Material Adverse Effect;

(e) by either Purchaser or the Equityholders’ Representative, upon written notice to the other party if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(f) by Purchaser, upon written notice to the Equityholders’ Representative, if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any of the Acquired Companies or the Sellers set forth in this Agreement (or if any of the representations or warranties of the Acquired Companies or the Sellers set forth in this Agreement shall fail to be true) which breach or failure (i) would cause any of the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and (ii) shall not have been cured within thirty (30) days following receipt by the Equityholders’ Representative of written notice of such breach or failure to perform from Purchaser; or

(g) by the Equityholders’ Representative, upon written notice to Purchaser, if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement (or if any of the representations and warranties of Purchaser set forth in this Agreement shall fail to be true) which breach or failure (i) would cause any of the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by Purchaser of written notice of such breach or failure to perform from the Equityholders’ Representative.

Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and of no further force and effect; provided that (a) any such termination shall not relieve any party from liability for any fraud or willful breach of this Agreement and (b) the provisions of Section 7.3 (Public Disclosure), Section 11.2 (Effect of Termination), ARTICLE I (Definitions) and ARTICLE XII (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Releases. Each of the Sellers hereby releases and forever discharges the Acquired Companies and each of their current and former Subsidiaries, and each officer, director, manager, employee, representative and agent of any of the foregoing, from liability for any and all claims for Losses, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any such Person or individual by or on behalf of such Seller arising out of, relating to or in respect of any period on or prior to the Closing, but excluding (i) rights arising under this Agreement, the Escrow Agreement or any other agreements or instruments executed and delivered in connection with any of the transactions contemplated under this Agreement, (ii) rights to indemnification under Section 7.4 hereof, (iii) rights to indemnification under the operating agreement, certificate of incorporation or by-laws, as applicable, of any of the Acquired Companies as in effect immediately prior to the Closing or under applicable law, (iv) rights that are not waivable or that may not be released under applicable laws, (v) any right to raise any defense or counterclaim to any claim, suit or proceeding brought against such Seller by any of the Acquired Companies and their Subsidiaries and (vi) any and all claims for accrued but unpaid compensation for employment or other services rendered by such Seller to any of the Acquired Companies or any of their Subsidiaries.

Section 12.2 Equityholders’ Representative.

(a) By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints Mark McCarthy as the true and lawful agent and attorney-in-fact (the “Equityholders’ Representative”) of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Escrow Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on such Seller’s behalf, as the Equityholders’ Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or the Escrow Agreement, including:

(i) to receive all payments (A) made by Purchaser to such Seller under this Agreement and (B) required to be made to such Seller upon release of the funds held in the Indemnification Escrow Account;

(ii) to agree upon or compromise any matter related to the calculation of any adjustments to the Initial Purchase Price pursuant to Section 2.3 or otherwise or to other payments to be made;

(iii) to act for such Seller with respect to all indemnification matters referred to in this Agreement and the Escrow Agreement, including the right to compromise on behalf of such Seller any indemnification claim made by or against such Seller;

(iv) to act for such Seller with respect to all post-Closing matters;

(v) to terminate, amend, or waive any provision of this Agreement and the Escrow Agreement in accordance with Section 12.6 and Section 12.7 hereof, as applicable (and Section 12 of the Escrow Agreement);

(vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Equityholders’ Representative, in his, her or its sole discretion, deems necessary or advisable in the performance of his, her or its duties as the Equityholders’ Representative and to rely on their advice and counsel;

(vii) to incur and pay out of the Initial Purchase Price and/or any subsequent payments due to such Seller (including, without limitation, out of payments due to such Seller upon release of the funds held in the Indemnification Escrow Account) (1) expenses in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including fees of brokers, attorneys and accountants, and any other fees and expenses allocable or in any way relating to such transactions or (2) any indemnification claim made by any of the Purchaser Indemnified Parties or by the Equityholders’ Representative pursuant to this Agreement, whether such expenses, fees or indemnification claims are incurred prior or subsequent to Closing;

(viii) to retain a portion of the Initial Purchase Price and/or any subsequent payments due to such Seller as a reserve against the payment of expenses incurred in his capacity as Equityholders’ Representative; and

(ix) to do or refrain from doing any further act or deed on behalf of such Seller which the Equityholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement and the Escrow Agreement (including amending or waiving any term or provision hereof or thereof) as fully and completely as any of such Seller could do if personally present and acting.

(b) The appointment of the Equityholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Equityholders’ Representative as the acts of the Sellers in all matters referred to in this Agreement and the Escrow Agreement. Each of the Sellers hereby ratifies and confirms all that the Equityholders’ Representative shall do or cause to be done by virtue of the appointment of the Equityholders’ Representative as Equityholders’ Representative of such Seller. The Equityholders’ Representative shall act for the Sellers on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Equityholders’ Representative believes to be in the best interest of the Sellers, but the Equityholders’ Representative shall not be responsible to any such Seller for any loss or damage any such Seller may suffer by reason of the performance by the Equityholders’ Representative of his duties under this Agreement and the Escrow Agreement, other than loss or damage arising from willful misconduct in the performance of such duties. In no event shall the Equityholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Equityholders’ Representative shall be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine, including facsimiles or copies thereof.

(c) Each Seller hereby expressly acknowledges and agrees that the Equityholders’ Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that any Person shall be entitled to rely on any and all action taken by the Equityholders’ Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. The Equityholders’ Representative may be removed from time to time by the Sellers that held at least a majority of the Equity Interests immediately prior to the Closing, and the Equityholders’ Representative may resign by giving written notice to the Sellers and the Purchaser. If the Equityholders’ Representative is so removed, dies, becomes disabled, resigns or otherwise is unable to fulfill his responsibilities as agent of the Sellers, or there is a vacancy in the position of the Equityholders’ Representative, then the Sellers that held a majority of the Equity Interests immediately prior to the Closing shall, within ten (10) Business Days after such removal, death, disability, resignation or other cause of such vacancy, appoint a successor representative reasonably satisfactory to Purchaser. Any successor shall become the Equityholders’ Representative for purposes of the Escrow Agreement and this Agreement, and each successor Equityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Equityholders’ Representative. No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall not receive any compensation for its services. The Sellers do hereby jointly and severally agree to indemnify and hold the Equityholders’ Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation reasonable attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Equityholders’ Representative’s duties under this Agreement and the Escrow Agreement except for any such liability arising out of the willful misconduct of the Equityholders’ Representative. The provisions of this Section 12.2 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each of the Sellers, and any references in this Section 12.2 to a Seller shall mean and include the successors to the rights of the Sellers hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. All of the indemnities, immunities, releases and powers granted to the Equityholders’ Representative under this Agreement shall survive the Closing.

Section 12.3 Post-Closing Confidentiality. From and after the Closing Date until the fourth (4th) anniversary thereof, the Equityholders’ Representative and each of the Sellers shall, and shall cause his, her or its Affiliates to, keep confidential (except as may be disclosed to his, her or its Affiliates, attorneys, accountants, financial advisors or other representatives) and not use or disclose any and all confidential information relating directly to Purchaser or the Acquired Businesses that remains in or comes into his, her or its possession after the Closing. The foregoing will not preclude the Equityholders’ Representative, the Sellers and the foregoing Persons from (a) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of law (subject to the following sentence), (b) discussing, disclosing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Section 12.3), or (c) discussing, disclosing or using such confidential information if the same is acquired from a Person that is not, to such discussing, disclosing or using Person’s knowledge, after reasonable inquiry, under an obligation to keep such information confidential. If the Equityholders’ Representative or any Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, the Equityholders’ Representative or such Seller, as applicable, shall promptly notify Purchaser of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, the Equityholders’ Representative or any Seller is required to disclose such information, the Equityholders’ Representative or such Seller, as applicable, without liability hereunder, may disclose that portion of such information that it believes in good faith it is legally required to disclose. Notwithstanding the first sentence of this Section 12.3, the Equityholders’ Representative and any Seller may only disclose such confidential information to those of its or his Affiliates, attorneys, accountants, financial advisors or other representatives (collectively, “Representatives”) if such Representative (i) needs to know such information and (ii) is subject to obligations of confidentiality that are no less stringent than those to which the Equityholders’ Representative and the Sellers are subject to pursuant to the terms of this Section 12.3. The Equityholders’ Representative and the Sellers shall be liable to Purchaser for the breach of this Section 12.3 by any of their Representatives.

Section 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (b) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or e-mail, in each case to the intended recipient as set forth below:

(i) if to Purchaser or the Acquired Companies (after the Closing), to:

GSI Group, Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Attention: John Fox

Facsimile: (781) 266-5114

E-mail: John.Fox@gsig.com

with a copy to (which shall not constitute notice):

Jenner & Block LLP

353 N. Clark Street

Chicago, IL 60654-3456

Attention: Thomas A. Monson

Facsimile: (312) 840-8711

E-mail: tmonson@jenner.com

(ii) if to the Sellers or the Acquired Companies (prior to the Closing), to:

Jadak, LLC

7279 William Barry Blvd.

North Syracuse, NY 13212

Attention: Chief Executive Officer

Facsimile: 315-701-0679

E-mail: dmiller@jadaktech.com

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention: Julio E. Vega

Facsimile: 617-951-8736

E-mail: julio.vega@bingham.com

(iii) if to the Equityholders’ Representative to:

Mark McCarthy

191 Nagog Hill Road

Acton, MA 01720

Telephone: 978-831-2032

Facsimile: 978-964-0544

Email: markmccar@gmail.com

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention: Julio E. Vega

Facsimile: 617-951-8736

E-mail: julio.vega@bingham.com

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 12.5 Fees and Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses, including, without limitation, fees and disbursements of counsel, advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. In the event that (i) a party commences an action, suit or proceeding against any other party seeking to enforce any right that such party has to obtain indemnification from such other party pursuant to this

Agreement and/or the Escrow Agreement and (ii) the court in which such action, suit or proceeding is filed makes a determination that the party seeking to enforce such right of indemnification is not entitled to indemnification under this Agreement or the Escrow Agreement with respect to the matter in dispute, then, subject to the provisions of, and limitations of liability set forth in, ARTICLE X if and to the extent applicable, the other party shall be entitled to recover all out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of outside counsel) incurred by such other party in connection with the investigation, preparation and defense of such action, suit or proceeding or any of the matters or claims alleged in such action, suit or proceeding, regardless of whether such out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of outside counsel) were incurred by such prevailing party at any time prior to or after the commencement of such action, suit or proceeding.

Section 12.6 Amendment. This Agreement may be amended, modified or supplemented at any time by mutual written agreement of the Acquired Companies, the Sellers and Purchaser. Notwithstanding the preceding sentence, any amendments, modifications or supplements of any term or condition of this Agreement that expressly relates to the Equityholders’ Representative shall also require the written consent of the Equityholders’ Representative.

Section 12.7 Extension; Waiver. At any time the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 12.8 Entire Agreement. This Agreement (including the Ancillary Documents, the Exhibits hereto, the Disclosure Schedule, documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

Section 12.9 No Third Party Beneficiaries. Except as set forth in Section 7.4, ARTICLE X and Section 12.1, this Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any Person, or (c) otherwise create any third-party beneficiary hereto.

Section 12.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, (i) Purchaser may assign its rights and/or obligations hereunder to (A) any Affiliate of the Acquired Companies so long as such assignment shall not cause any Taxes to be imposed upon any Seller or (B) to any subsequent purchaser of the Acquired Companies or all or substantially all of the assets comprising the business of the Acquired Companies, in each case, without the prior written consent of the other parties hereto, and (ii) each Seller may assign its right to receive any payment under this Agreement or the Escrow Agreement to a successor pursuant to any and all applicable laws of descent or distribution. No permitted assignment by Purchaser shall relieve Purchaser of its obligations hereunder, and no permitted assignment by a Seller shall relieve such Seller or its estate of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 12.11 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by Applicable Law.

Section 12.12 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic transmission.

Section 12.13 Interpretation. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “included,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” The use of the term “ordinary course of business” shall in all cases herein mean “ordinary course of business consistent in an amount and frequency with past practices.” When reference is made in this Agreement to an Article, Section, schedule or exhibit, such reference shall be to an Article, Section, schedule or exhibit of this Agreement unless otherwise indicated. The words “hereof,” and “hereunder” and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 12.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law provisions thereof.

Section 12.15 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 12.16 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek, without the posting of a bond, specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

Section 12.17 Waiver of Jury Trial. EACH OF PURCHASER, THE EQUITYHOLDERS’ REPRESENTATIVE, THE SELLERS AND THE ACQUIRED COMPANIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PURCHASER, THE EQUITYHOLDERS’ REPRESENTATIVE, THE SELLERS OR THE ACQUIRED COMPANIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 12.18 Disclosures.

(a) Except with respect to Section 3.12(d), a disclosure made by the Sellers or any Acquired Company in any Section of this Agreement or any section of the Disclosure Schedule (or subparts thereof) that reasonably informs Purchaser of information with respect to another Section of this Agreement or any other section of the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other Sections of this Agreement and all such other sections of the Disclosure Schedule (or subparts thereof) to which the relevance of such disclosure is reasonably apparent on its face without review or other examination of underlying documentation. Except with respect to Section 3.12(d), matters, conditions, events or circumstances identified in one or more of the Sections of this Agreement or the sections of the Disclosure Schedule shall be deemed disclosed for purposes of the representations and warranties made in the Agreement only to the extent of the facts specifically and explicitly identified in such Section(s) of this Agreement or the section(s) of the Disclosure Schedule and the direct results thereof (including, for the purposes of such referenced Section(s) and the other Sections into which such Sections are specifically incorporated by reference only, the content of any documents specifically referenced herein or therein.

(b) By way of example and not limitation, (i) the disclosure of any facts or circumstances does not have the effect of disclosing any undisclosed effects that are not the natural and probable consequence thereof; (ii) the disclosure of one or more claims arising out of similar facts or circumstances does not have the effect of disclosing other claims arising out of such facts or circumstances, (iii) the disclosure of an identified litigation matter does not have the effect of disclosing claims, facts or requested relief additional to or different than the claims or facts plead or relief requested in the complaints or pleadings relating to such litigation, (iv) the disclosure of wrongdoing or alleged wrongdoing by one or more Persons does not have the effect of disclosing similar wrongdoing by other Persons (whether pursuant to the same or different transactions, at the same or different sites, or otherwise) and (v) the disclosure of the failure of an Acquired Company Plan to comply with Applicable Laws in one or more respects does not have the effect of disclosing other failures of such Acquired Company Plan to comply with Applicable Laws.

Section 12.19 Parent Guaranty. Parent shall cause the Purchaser to perform all of its agreements and obligations under this Agreement and to make payment, when due, of all amounts that Purchaser is required to pay to the Sellers under this Agreement, and Parent hereby guarantees to the Sellers the full and punctual performance by Purchaser of all of such agreements and obligations and the full and punctual payment of all of such amounts.

Section 12.20 Role of Bingham McCutchen LLP. Each of Purchaser, the Acquired Companies, the Sellers and Equityholders’ Representative hereby (i) acknowledges that attorneys with the firm of Bingham McCutchen LLP have acted as legal counsel for the Acquired Companies, the Equityholders’ Representative and the Sellers in connection with this Agreement and the transactions contemplated under this Agreement, (ii) also acknowledges and agrees that Bingham McCutchen LLP and its attorneys may continue to provide legal counsel and representation to the Acquired Companies, the Equityholders’ Representative, the Sellers and their respective Affiliates, or any of them, at all times prior to the Closing, and (iii) further acknowledges and agrees that Bingham McCutchen LLP and its attorneys may continue to provide legal counsel and representation to the Equityholders’ Representative, the Sellers and their respective Affiliates (other than the Acquired Companies and their Subsidiaries), or any of them, at all times after the Closing, including in connection with any dispute that may arise among any of the parties to this Agreement in connection with this Agreement or the transactions contemplated under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

GSI GROUP CORPORATION

By:	/s/ Robert J. Buckley
Name:	Robert J. Buckley
Title:	Chief Financial Officer

PARENT:

GSI GROUP INC.

By:	/s/ Robert J. Buckley
Name:	Robert J. Buckley
Title:	Chief Financial Officer

ACQUIRED COMPANIES:

JADAK, LLC

By:	/s/ David P. Miller
Name:	David P. Miller
Title:	President & CEO

JADAK TECHNOLOGIES, INC.

By:	/s/ Jeffrey Pine
Name:	Jeffrey Pine
Title:	President

ADVANCED DATA CAPTURE CORPORATION

/s/ Robert D. Valleau
Name:	Robert D. Valleau
Title:	President